Exhibit 2.5

Execution Version

PURCHASE AGREEMENT

BY AND AMONG

WALKER & DUNLOP, INC.,

WDAAC, LLC,

THE FIRST TIER ACQUIRED COMPANIES

AND

THE SELLER PARTIES IDENTIFIED HEREIN

August 30, 2021

i

4.25	Low Income Housing Tax Credits	63
4.26	AFAH Finance’s Securitization Assumed Debt (“AFAH Debt”).	64
4.27	PPP Loans	64
4.28	Excluded Entities	65
4.29	Seller Parties Legal Matters.	65
4.30	Stock Consideration for Investment.	65
4.31	No Additional Representations.	65

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER		66
5.1	Organization.	66
5.2	Authorization.	67
5.3	Approvals; No Conflicts.	67
5.4	Capitalization.	68
5.5	Parent SEC Documents.	68
5.6	Financial Statements; Internal Controls and Procedures.	69
5.7	Conduct of Business.	69
5.8	Financing; Stock Consideration.	69
5.9	Litigation.	70
5.10	Compliance with Laws.	70
5.11	Contracts.	70
5.12	Investment Purposes.	70
5.13	Brokers’ or Finders’ Fees.	70
5.14	Private Placement and Offerings.	70
5.15	No Other Representation.	71
5.16	No Reliance.	71

ARTICLE 6 OTHER AGREEMENTS AND COVENANTS		72
6.1	Conduct of Business.	72
6.2	Confidentiality	74
6.3	Access; Books and Records.	74
6.4	No Solicitation of Other Bids.	75
6.5	Government Approvals and Consents.	76
6.6	Notices of Certain Events.	77
6.7	Tax Matters.	79
6.8	Interim Financial Statements and Statement of Net Debt.	82
6.9	Material Letters Regarding Financial Statements.	82
6.10	Affiliate Transactions.	82
6.11	Listing of Parent Common Stock.	82
6.12	Employee Matters.	82
6.13	Closing Conditions	83
6.14	Public Announcements	83
6.15	Cooperation with Financing.	83
6.16	Mureau Road Lease Agreement	84
6.17	“Key Man” Substitutions	85
6.18	Further Assurances	85
6.19	Director and Officer Liability and Indemnification	85
6.20	Restrictive Covenants.	86
6.21	Cash Sweep	87
6.22	PPP Escrow Amount.	87

ii

ARTICLE 7 CONDITIONS PRECEDENT TO THE CLOSING		89
7.1	Mutual Conditions Precedent to Obligations of the Parties.	89
7.2	Conditions Precedent to Obligations of Parent and Purchaser.	89
7.3	Conditions Precedent to Obligations of the Seller Parties and the Acquired Companies.	91

ARTICLE 8 TERMINATION		92
8.1	Termination.	92

ARTICLE 9 INDEMNIFICATION		94
9.1	Indemnification of Purchaser.	94
9.2	Indemnification of the Seller Parties.	96
9.3	Fraud	98
9.4	Indemnification Procedure.	98
9.5	Materiality Qualifiers.	99
9.6	Investigation.	99
9.7	No Right of Contribution	100
9.8	Payment.	100
9.9	Adjustment to Consideration.	100
9.10	Exclusive Remedy.	100

ARTICLE 10 MISCELLANEOUS		100
10.1	Successors and Assigns; Assignment.	101
10.2	Notices.	101
10.3	Modification.	103
10.4	Time is of the Essence.	103
10.5	Exhibits and Schedules.	103
10.6	Entire Agreement.	103
10.7	Severability.	103
10.8	Rules of Construction.	103
10.9	Binding Effect.	104
10.10	Choice of Law.	104
10.11	Consent to Jurisdiction.	104
10.12	WAIVER OF JURY TRIAL.	104
10.13	Survival of Covenants.	104
10.14	No Third Party Beneficiaries.	105
10.15	Counterparts.	105
10.16	Electronic Execution and Delivery.	105
10.17	Specific Performance.	105
10.18	Expenses.	106
10.19	Adjustments.	106

SCHEDULES

Schedule A	Company Net Working Capital
Schedule B	Illustration of Cash Flow Adjustments to the 2020 and 2019 Audited Financial Statements
Schedule C	Third Party Consents
Schedule D	Permitted Mortgages and Guarantees

iii

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), is dated as of August 30, 2021, by and among Walker & Dunlop, Inc., a Maryland corporation (“Parent”); WDAAC, LLC, Delaware limited liability company (“Purchaser”); the First Tier Acquired Companies (as defined herein and set forth on the signature pages hereto); Alliant, Inc., a Florida corporation (“Alliant Inc.”);  Alliant ADC, Inc., a California corporation (“Alliant ADC”); Palm Drive Associates, LLC, a Delaware limited liability company (“Palm Drive”); and Shawn Horwitz, an individual (“Seller” and collectively with Alliant Inc., Alliant ADC and Palm Drive, “Seller Parties”).  Each of the parties hereto is sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

A.Seller directly or indirectly owns all of the issued and outstanding equity securities of the Acquired Companies, one-hundred percent (100%) of ADC Parramore Member, LLC, a Florida limited liability company, one-hundred percent (100%) of ADC Communities, LLC, a Florida limited liability company (“ADC I”), and ninety-nine percent (99%) of ADC Communities II, LLC, a California limited liability company (“ADC II”) (collectively, the “Seller Transferred Equity”). Seller and Alliant Inc. own Palm Drive, which owns ninety-nine percent (99%) of The Alliant Company, LLC, a Florida limited liability company (“Alliant Company”), seventy percent (70%) of Alliant Strategic Investments II, LLC, a Delaware limited liability company (“Alliant Strategic”), ninety-nine and ninety-nine-hundredths of a percent (99.99%) of Alliant Strategic Investments, LLC (“ASI I”), a Florida limited liability company, ninety-nine and ninety-nine-hundredths of a percent (99.99%) of Alliant Fund Acquisitions, LLC, a Florida limited liability company (“Alliant Fund Acquisitions”), one-hundred percent (100%) of Vista Ridge 1, LLC, a California limited liability company (“Vista Ridge 1”), and one-hundred percent 100% of ASI Member, LLC, a California limited liability company (collectively, the “Palm Drive Transferred Equity”). Alliant Inc. owns one percent (1%) of Alliant Company, one percent (1%) of Alliant Capital, Ltd., a Florida limited liability company (“Alliant Capital”), one-hundredth of a percent (0.01%) of Alliant Credit Facility, Ltd., a Florida limited partnership, one percent (1%) of Alliant V, LLC, a Florida limited liability company, one-hundredth of a percent (0.01%) of ASI I, and one-hundredth of a percent (0.01%) of Alliant Fund Acquisitions (collectively, the “Alliant Inc. Transferred Equity”).  Alliant ADC owns one percent (1%) of ADC II (the “Alliant ADC Transferred Equity” and, together with the Seller Transferred Equity, Palm Drive Transferred Equity and Alliant Inc. Transferred Equity, the “Transferred Equity”).

B.On the terms and subject to the conditions set forth in this Agreement, Purchaser desires to purchase from the Seller, and the Seller desires to sell to Purchaser, the Seller Transferred Equity; Purchaser desires to purchase from Palm Drive, and Palm Drive desires to sell to Purchaser, the Palm Drive Transferred Equity; Purchaser desires to purchase from Alliant Inc. and Alliant Inc. desires to sell to Purchaser, the Alliant Inc. Transferred Equity; and Purchaser desires to purchase from Alliant ADC and Alliant ADC desires to sell to Purchaser, the Alliant ADC Transferred Equity.

C.Concurrently with the execution of this Agreement, Purchaser has entered into employment agreements with each of the Persons listed on Section 1.1(a) of the Company

Disclosure Letter (collectively, the “Employment Agreements”) which agreements shall be effective as of the Effective Time.

D.The Parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also to prescribe certain conditions to such transactions.

AGREEMENT

In consideration of the mutual covenants of the Parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings specified in this Article 1.

“Accounting Firm” means an accounting firm of national reputation mutually satisfactory to Purchaser and Seller.  In the event that Purchaser and Seller cannot agree on such a mutually acceptable accounting firm, then Purchaser’s and the Seller’s respective regular outside accounting firms shall jointly select an Accounting Firm.

“Acquired Companies” means the First Tier Acquired Companies and their respective Subsidiaries, collectively, and “Acquired Company” means any of them. For the avoidance of doubt, “Acquired Companies” shall not include the Excluded Entities or the Non-Controlled Entities.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Acquired Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of any Acquired Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of any of the Acquired Company’s properties or assets.

“AFAH Debt” has the meaning set forth in Section 4.26.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  As used in this definition, the term “control” means the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Assets” has the meaning set forth in Section 4.22.

“Affiliate Transaction” means any Contract between an Acquired Company, on the one hand, and (a) any present officer, director or member of an Acquired Company, or (b) to the Company’s Knowledge, any family member thereof or any trust for the benefit of any such Person, any family members thereof or any entity in which any officer, director, manager employee, member or stockholder of an Acquired Company or any family member thereof is an owner of more than 10% of the voting equity securities of such entity (other than a public company), on the other hand, other than intercompany loans between Acquired Companies.

“Affiliated Group” means a combined, consolidated, unitary or affiliated group as defined in Section 1504 of the Code or Treasury Regulation Section 1.1502-6 (or analogous provisions under U.S. state, local or non-U.S. Tax Law).

“Agency” means a government-sponsored secondary mortgage market enterprise or Governmental Authority acquiring, owning or guaranteeing mortgage loans, including for purposes of this Agreement, Fannie Mae, Freddie Mac, the Government National Mortgage Association, the United States Department of Agriculture (“USDA”), the Department of Housing and Urban Development of the United States of America (“HUD”) and the Federal Housing Administration of HUD.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 6.7(f).

“Annual Period” means each consecutive twelve (12) calendar month period in the Earnout Period, there being four (4) Annual Periods.

“ASI Fund” means Alliant Strategic Preservation Fund II, Ltd., Alliant Strategic Preservation Feeder Fund II, Ltd., Alliant Strategic Preservation Fund III, LP, ASI Multi-Family Impact Fund, LP and Alliant Strategic Opportunity Zone Fund I, LLC.

“Assumed Indebtedness” means (i) the remaining unpaid principal balance of the AFAH Debt as of Closing (such amount, the “AFAH Closing Debt”), (ii) the Warehouse Lines, and (iii) the Permitted Mortgages and Guarantees.

“Audited Financial Statements” has the meaning set forth in Section 4.5(a).

“Base Cash Consideration” has the meaning set forth in Section 2.2.

“Books and Records” means all books and records of the Acquired Companies, including all records, files, papers, sales and purchase correspondence, books of account and financial and employment records, whether in tangible or digital form solely to the extent related to the Business.

“Business” means (i) as to Alliant Company and Alliant Capital, the syndication of Credits by raising Upper Tier Funds and arranging for their investment into Lower Tier Partnerships; (ii) as to ADC I and ADC II, the development and construction of affordable housing that will qualify for Credits; and (iii) as to Alliant Strategic, the investment on behalf of third-party investors in Preservation Projects or Opportunity Zone Projects.

“Business Day” means a day other than Saturday, Sunday or a public holiday on which banks are authorized or required to be closed under the Laws of the State of Maryland, the State of New York, or the State of Florida.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Pub. L. 116–136), as amended and in effect from time to time, together with any rules and regulations promulgated in connection therewith, any rulings or orders issued by any applicable Governmental Authority (including, without limitation, the Small Business Administration) thereunder, or the application or official interpretation of any of the foregoing.

“Cash and Cash Equivalents” means, as of any given time, all cash and cash equivalents determined in accordance with GAAP as of such time, which, for avoidance of doubt, shall include cash on hand, cash in banks, short-term highly liquid investments with original maturities of three months or less, deposits in transit, and issued but uncleared checks and drafts and shall include any restricted cash.

“Cash Consideration” has the meaning set forth in Section 2.2.

“Cash Flow Calculation Statement” has the meaning set forth in Section 2.5(d).

“Cash Flow Objection Notice” has the meaning set forth in Section 2.5(d)(i).

“Cash Flow Review Period” has the meaning set forth in Section 2.5(d)(i).

“Change of Control” means any event (including any merger, recapitalization or other sale or business combination, in one transaction or a series of related transactions) which results in, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than Parent or an Affiliate thereof immediately prior to such event directly owning: (a) a majority of the voting power of the equity of Purchaser or the Acquired Companies (taken as a whole) after such event, or (b) more than a majority of the assets of the Acquired Companies (taken as a whole).

“Claim” means any claim, action, arbitration, suit, litigation, demand or proceeding.

“Closing” has the meaning set forth in Section 3.1.

“Closing Adjustment” has the meaning set forth in Section 2.3(c).

“Closing Adjustment Resolution Period” has the meaning set forth in Section 2.3(e).

“Closing Cash Payment” has the meaning set forth in Section 3.3(a).

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Acquired Companies as of the Closing, excluding (i) the Assumed Indebtedness, (ii) any Indebtedness of Parent, Purchaser or their respective Subsidiaries, (iii) the Outstanding PPP Loan, and (iv) any Indebtedness that is included in the calculation of Closing Net Working Capital.

“Closing Net Working Capital” shall be calculated in accordance with Schedule A as of the Closing Date; provided, however, to the extent any Transaction Costs are not paid prior to the Closing or at Closing pursuant to Section 3.3(a), such unpaid Transaction Costs shall be treated as liabilities for purposes of calculating Closing Net Working Capital.

“Closing Net Working Capital Statement” has the meaning set forth in Section 2.3(c).

“Closing Share Value” means the quotient of (a) the sum of all Trade Values over (b) the aggregate number of shares of Parent Common Stock traded during the twenty-five (25) consecutive trading days immediately preceding the third trading day prior to the Closing Date.

“COBRA” has the meaning set forth in Section 4.17(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Agreements” means all Contracts to which any Acquired Company is a party or by which any Acquired Company is bound.

“Company Closing Schedule” has the meaning set forth in Section 3.4.

“Company Data” means all data in any medium, including confidential information and Protected Information, in the possession, custody or control of an Acquired Company, or otherwise held or processed on an Acquired Company’s behalf.

“Company Disclosure Letter” means the Company Disclosure Letter attached hereto, dated as of the date hereof, delivered by the Acquired Companies and the Seller Parties to Purchaser in connection with this Agreement.

“Company Employee” means all employees of the Acquired Companies, in each case immediately prior to the Closing, including, without limitation, any such employees on approved leave of absence, sick leave, or short- or long-term disability leave.

“Company Intellectual Property” means (i) all Company Owned Intellectual Property; and (ii) Company Licensed Intellectual Property.

“Company IP Agreement” means any Contract concerning rights in Intellectual Property to which an Acquired Company is a party or by which the Intellectual Property of an Acquired Company is bound, including any (i) license, sale, assignment or conveyance of Intellectual Property by an Acquired Company or to an Acquired Company by any Person, including any authorizations, permissions to access or exploit any Intellectual Property, options, or covenants not to sue or similar non-assertion covenants, and (ii) Contract between an Acquired Company and any Person relating to the transfer, development, maintenance or use of Intellectual Property, or the development or transmission of any data related thereto.

“Company IT Systems” means any and all electronic data processing, information, recordkeeping, communications, telecommunications, operating, account management, inventory management, and all other computer or information technology systems, equipment and assets, including related documentation,  materials, media and specifications, that are owned, purported to be owned, contracted for, licensed, leased, used or held for use by an Acquired Company, including any and all such (i) computers, hardware, servers, peripherals, routers, hubs, switches, circuits, networks, data communications lines, telecommunications equipment and infrastructure and other technology-related plants and equipment, including databases, workstations, switches, and communication facilities; (ii) Software; and (iii) websites and web pages, social media sites and social media pages, applications (including mobile applications), and application programming interfaces (APIs), including all related content of the foregoing, including data, data files, programs, scripts, design, layout, text, graphics, images, animation and sound; and (iv) cloud services and infrastructure, such as software as a service (SaaS), platform as a service (PaaS) or infrastructure as a service (IaaS).

“Company Licensed Intellectual Property” means all Intellectual Property which is licensed or purported to be licensed (or otherwise used or purported to be used with authorization from the rightsholder) by an Acquired Company.

“Company Owned Intellectual Property” means all Intellectual Property which is owned or purported to be owned, in whole or in part, by any Acquired Company.

“Company Registered Intellectual Property” means all Company Owned Intellectual Property that is subject to any issuance, registration, pending application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including all patents, registered copyrights, registered mask works, registered domain names, registered social media accounts and registered trademarks and all applications for any of the foregoing.

“Company Services” means all services and other Intellectual Property offered, marketed, distributed, performed, or otherwise commercialized by or on behalf of any Acquired Company on or immediately prior to the Closing Date.

“Company Material Agreements” has the meaning set forth in Section 4.15(a).

“Competing Business” has the meaning set forth in Section 6.20(a)(i).

“Competitive Services” has the meaning set forth in Section 6.20(a)(i).

“Consent” means any waiver, authorization, consent or approval.

“Contracts” means any written contracts, commitments, purchase orders, mortgages, instruments, indentures, sales orders, licenses, leases and other agreements or arrangements, in each case which are legally binding, and to which any of the Acquired Companies or any of their respective assets are bound or subject.

“Covered Person” means (A) for each Rule 506 Issuer, (i) such Rule 506 Issuer, (ii) its general partner or managing member, (iii) its investment adviser, (iii) any director or executive officer of such Rule 506 Issuer or its general partner, managing member or investment adviser and (iv) any other officer of such Rule 506 Issuer or its general partner, managing member or investment adviser participating in the offering of limited partnership interests or membership interests in such Rule 506 Issuer, and (B) for each Rule 506 Issuer with respect to which Alliant Equity was or is entitled to receive any remuneration for the sale of limited partnership interests or membership interests, (i) Alliant Equity, (ii) its managing member, (iii) any director or executive officer of Alliant Equity or its managing member, and (iv) any other officer of Alliant Equity or its managing member participating in the offering of securities by such Rule 506 Issuer.

“Covered Taxes” has the meaning set forth in Section 9.1(a)(iii).

“Credits” means LIHTCs, issued pursuant to section 42 of the Code, other state housing tax credits, whether certificated or allocated, that are issued by certain U.S. states, and historic tax credits, issued pursuant to section 47 of the Code and by certain U.S. states and energy credits issued under the Code or by any U.S. state.

“Debt Financing” has the meaning set forth in Section 6.15(a).

“Deductible” means $4,500,000.

“Deferral Restrictions” has the meaning set forth in Section 2.4.

“Deferred Stock Consideration” has the meaning set forth in Section 2.4(a).

“Dispute Resolution Procedure” means the procedure pursuant to which the items in dispute under Section 2.3(e) or Section 2.5(d) are referred by either Purchaser or Seller Parties for determination as promptly as practicable to the Accounting Firm.  Purchaser and Seller Parties will jointly engage the Accounting Firm pursuant to a reasonable engagement letter with respect to the determination to be made by the Accounting Firm.  All fees and expenses relating to the work, if any, to be performed by the Accounting Firm will be borne by Purchaser, on the one hand and Seller Parties, on the other hand, respectively, in the proportion that the aggregate dollar amount of the disputed items submitted to the Accounting Firm by such party that are unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of disputed items submitted by Purchaser and Seller Parties.  By way of example and not by way of limitation, if Seller Parties seek a Seventy Thousand Dollar ($70,000) upward adjustment and the Accounting Firm determines that there should be a Forty Thousand Dollar ($40,000) upward adjustment, then Seller Parties will be responsible for three-sevenths (3/7ths) of the fees and expenses and Purchaser will be responsible for four-sevenths (4/7ths) of the fees and expenses.  Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Accounting Firm will be borne by the party incurring such cost and expense.  The Accounting Firm will determine only those issues still in dispute at the end of the Closing Adjustment Resolution Period or Earnout Resolution Period, as applicable, and the Accounting Firm’s determination will be based upon and consistent with the terms and conditions of this Agreement.  The determination by the Accounting Firm will be based solely on presentations made, with respect to such disputed items, by Purchaser and Seller Parties to the Accounting Firm and not on the Accounting Firm’s independent review.  Purchaser and Seller Parties will use their respective reasonable best efforts to make their respective presentations as promptly as practicable following submission to the Accounting Firm of the disputed items, and in any event within thirty (30) Business Days thereof and each such party will be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Accounting Firm.  In deciding any matter, the Accounting Firm (A) will be bound by the provisions herein and the definitions contained herein and (B) may not assign a value to any item greater than the greatest value for such item claimed by Purchaser or Seller Parties or less than the smallest value for such item claimed by Purchaser or Seller Parties.  The Accounting Firm’s determination will be instructed by the parties to be made within forty-five (45) days after its engagement (which engagement will be made no later than five (5) Business Days after the end of the Closing Adjustment Resolution Period or Earnout Resolution Period, as applicable,), or as soon thereafter as possible, will be set forth in a written statement delivered to Seller Parties and Purchaser and will be final, conclusive, non-appealable and binding for all purposes hereunder; provided that such determination may be reviewed, corrected or set aside by a court of competent jurisdiction but only in the event of fraud in connection with such determination or upon a finding that the Accounting Firm committed manifest error with respect to its determination.

“Earnout Payment” has the meaning set forth in Section 2.5(b).

“Earnout Period” has the meaning set forth in Section 2.5.

“Earnout Resolution Period” has the meaning set forth in Section 2.5(d)(iii).

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System.

“Effective Time” has the meaning set forth in Section 3.1.

“Employee Benefit Plan” means (i) all employee benefit plans as defined in Section 3(3) of ERISA; (ii) all other pension, retirement, group insurance, severance pay, deferred compensation, excess or supplemental benefit, vacation, stock, stock option, equity-based compensation, phantom stock, fringe benefit and incentive plans, contracts, schemes, programs, funds, commitments, or arrangements of any kind; and (iii) all other plans, contracts, schemes, programs, funds, commitments, or arrangements providing money, services, property, or other benefits, whether written or oral, formal or informal, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated, which pertain to any employee, former employee, director, officer, shareholder, member, manager, consultant, or independent contractor of an Acquired Company and (i) to which an Acquired Company is or has been a party or by which any of them is or has been bound or (ii) with respect to which an Acquired Company has made any payments or contributions since December 31, 2015 or (iii) to which an Acquired Company may otherwise have any liability (including any such plan or arrangement formerly maintained by an Acquired Company or any current or former ERISA Affiliate of an Acquired Company).

“Employment Agreements” has the meaning set forth in Recital C.

“Enforceability Exceptions” means, with respect to enforcement of the terms and provisions of this Agreement or any Transaction Document, (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar

Law affecting creditors’ rights or relief of debtors generally and (ii) the effect of general principles of equity, including general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Requirements” means any Law that is related to (i) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (ii) health or safety as contemplated by the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) (“OSHA”) or (iii) any Hazardous Material, including (A) the investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of any Release or threatened Release of any Hazardous Material or (B) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material; and includes but is not limited to the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), OSHA, the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.), and the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984 (42 U.S.C. § 6901 et seq.).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means the any corporation or other entity that is included in a controlled group of corporations within which the Acquired Companies are also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with the Acquired Companies, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which the Acquired Companies are also included, as provided in Section 414(m) of the Code.

“Estimated Adjustment” has the meaning set forth in Section 2.3(a).

“Estimated Working Capital” means the Seller’s good faith estimate of the Closing Net Working Capital as of the Closing Date.

“Estimated Working Capital Deficit” means the amount, if any, by which the Target Working Capital exceeds the Estimated Working Capital.

“Estimated Working Capital Surplus” means the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Entities” means Alliant Equity Investments, LLC, a California limited liability company (“Alliant Equity”), Key Vista Investments Fund, LLC, a Florida limited liability company, Alliant II, Inc., a Florida corporation, Alliant Tax Credit Fund IID, L.P., a Delaware limited partnership, Alliant Strategic Fund I GP, LLC, a Florida limited liability company, Alliant Strategic Preservation Fund I, Ltd., a Florida limited company, Alliant Management, LLC, a Florida limited liability company, Alliant Mortgage Company, Inc., a Florida corporation, 888 Tower Apartments, LLC, a Delaware limited liability company, 888 Tower SPE Equity Owner, LLC, a Delaware limited liability company, ASI 888 Tower Investor, LLC, a California limited liability company, ASI 888 Tower Manager, LLC, a Delaware limited liability company.

“First Tier Acquired Companies” means Alliant Company, Alliant Capital; Alliant Fund Asset Holdings, LLC, a Delaware limited liability company (“Alliant Fund Holdings”); Alliant Asset Management Company, LLC a California limited liability company (“Alliant Asset Management”); Alliant Strategic; ADC I, ADC II, AFAH Finance, LLC, a Delaware limited liability company (“AFAH Finance”); Alliant Fund Acquisitions, Vista Ridge 1, collectively, and a “First Tier Acquired Company” means any of them.

“Financial Statements” has the meaning set forth in Section 4.5(b).

“Fraud” means actual and intentional fraud (and not constructive fraud, equitable fraud, negligent misrepresentation or omission, or fraud premised on recklessness or negligence) committed by a Person in the making of the representations and warranties in this Agreement (as modified by the Schedules), with the intent of deceiving the other Person, and on which the other Person reasonably relies. For the avoidance of doubt, giving a representation or warranty without knowledge of whether the representation or warranty is true shall not, by itself, constitute Fraud.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Approvals” has the meaning set forth in Section 6.5(a).

“Governmental Authority” means any court, tribunal, arbitrator, authority, Agency, commission, official or other instrumentality of the United States, any foreign country, or any domestic or foreign state, province, county, city, other political subdivision, FINRA or any applicable SRO, or any other similar body or organization exercising similar powers or authority.

“Governing Body” means (i) with respect to a corporation, the board of directors of such corporation, (ii) with respect to a limited liability company, the manager(s), board of managers, or managing member(s) of such limited liability company, (iii) with respect to a limited partnership, the board, committee or other body of the general partner of such partnership that serves a similar function or the general partner itself (or if any such general partner is itself a limited partnership, the board, committee or other body of such general partner’s general partner that serves a similar function or such general partner’s partner) and (iv) with respect to any other Person, the body of such Person that serves a similar function, and in the case of each of (i) through (iv) includes any committee or other subdivision of such body and any Person to whom such body has delegated any power or authority, including any officer and managing director.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Gross Fee Income” means with respect to the Parent and its Affiliates during any specified period following the Closing, the sum of (i) (a) origination fees, net of co-broker fees, correspondent fees, unreimbursed closing costs, discount points, lender fees (e.g., FNMA large loan fees), placement fees, referral fees and any other types of fees or consideration received for such period, (b) net premiums actually received for such period by Parent from closed loans that the Parent and its Affiliates originates directly or through a correspondent or broker; and (ii) 100% of the gross transaction fees from investment sales transactions that Parent or its Affiliates receive consideration in respect thereof.

“Hazardous Material” means (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.); (ii) hazardous wastes, as defined by the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.); (iii) petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure; (iv) radioactive material, including any source, special nuclear, or by-product material as defined in (42 U.S.C. §2011 et seq.); (v) asbestos that is friable or reasonably likely to become friable; (vi) polychlorinated biphenyls; and (vii) other material, substance or waste to which liability or standards of conduct may be imposed, or which requires or may require investigation, in each case under any applicable Environmental Requirements.

“Holdback Shortfall Amount” has the meaning set forth in Section 2.3(f).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations under such Act.

“Income Tax” means any U.S. federal, state, local, or non-U.S. income Tax and any other Tax (i) imposed on, measured by or determined with reference to, net income, gross receipts, gains or profits, or (ii) imposed on, or with reference to, multiple bases including net income, gross receipts, gains or profits, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” means, with respect to any Person, without duplication, (i) the current and long-term portions (whether current or funded, secured or unsecured) of any amount owed by such Person in respect of (a) borrowed money, (b) capitalized lease obligations and (c) bankers’ acceptances or letters of credit, but solely to the extent amounts have been drawn thereunder, and any promissory note related thereto, (ii) all obligations of such Person for the deferred purchase price of any property or services, including payments under non-compete agreements and seller notes (other than trade accounts payable and accrued employee related expenses, in each case as should be reflected on the most recent balance sheet of such Person as current liabilities arising in the Ordinary Course), (iii) all obligations of such Person created or arising under any conditional sale or other title retention agreement, (iv) all obligations of such Person secured by a purchase money mortgage or other Lien, (v) any obligations secured by Liens on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (vi) all obligations of other Persons of a type referred to in clauses (i) through (v) above which are directly or indirectly guaranteed by such Person or which such Person has agreed

(contingently or otherwise) to purchase or otherwise acquire or in respect of which such Person has otherwise assured a credit against loss, (vii) interest, principal, prepayment penalty, premiums, fees or expenses, to the extent due or owing in respect of those items listed in clauses (i) through (vi) above, whether resulting from their payment or discharge or otherwise, and (viii) any refinancings of any of the foregoing obligations; provided, however, that Indebtedness of the Acquired Companies shall not include (w) the Outstanding PPP Loan, (x) the Assumed Indebtedness, (y) intercompany loans between Acquired Companies or (z) any amounts taken into account (but solely taken into account) in determining Transaction Costs.

“Indemnified Party” has the meaning set forth in Section 9.2(a).

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Indemnity Escrow Agent” means the Person designated by mutual agreement of the Parties to serve as escrow agent under the Indemnity Escrow Agreement.

“Indemnity Escrow Agreement” means the Indemnity Escrow Agreement among the Parties and the Indemnity Escrow Agent, to be executed and delivered at the Closing in a form mutually agreeable among the parties thereto.

“Indemnity Escrow Amount” means $8,000,000 to be deposited with the Indemnity Escrow Agent and held in escrow for a period of twelve (12) months pursuant to the Indemnity Escrow Agreement.

“Indemnity Share Sale Proceeds” has the meaning set forth in Section 9.1(d).

“Indemnity Share Value” means the quotient of (a) the sum of all Trade Values over (b) the aggregate number of shares of Parent Common Stock traded during the twenty (20) consecutive trading days immediately preceding the third trading day prior to the date on which the Losses resulting from the applicable indemnifiable claim are finally determined to be due and payable pursuant to Article 9.

“Inside Date” has the meaning set forth in Section 3.1.

“Insider” means the Seller, any director, manager, officer or employee of Seller or of any Acquired Company, and any Affiliate or Relative of any of the foregoing Persons.

“Intellectual Property” means all intellectual property, confidential information and proprietary rights, whether registered or unregistered including all (i) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, renewals, substitutions, extensions and reexaminations thereof) and patent applications (including all provisional applications), foreign counterparts thereof, inventions, discoveries and ideas (whether or not patentable and whether or not reduced to practice), indicia of invention ownership (including certificates of invention, petty patents and patent utility models) issued by any Governmental Authority and invention disclosure associated with any of the foregoing (collectively, “Patents”); (ii) trademarks, service marks, trade dress, assumed, fictional, business and trade names, logos, brand names, certification marks and other similar designations of source, association or origins, in each case, whether or not registered, together with the goodwill of the business associated therewith and common law rights thereto (collectively, “Trademarks”); (iii) published and unpublished works of authorship and expressions, whether copyrightable or not, including all statutory and common law copyrights associated therewith; (iv) all registrations, applications, extensions and renewals for any of the items listed in clauses (ii) and (iii); (v) know-how, trade secrets, confidential or proprietary information and materials (including customer lists, business and technical information, data, databases, data compilations and collections, tools, process technology, plans and drawings) and all rights therein, whether or not patentable (collectively, “Trade Secrets”); (vi) internet websites, internet domain names, web addresses, URLs, web pages, social media accounts and keywords, any content and data thereon or relating thereto and registrations and applications for registration of any of the foregoing; (vii) all (a) software (including firmware and other software embedded in hardware devices), software code (including source code and executable or object code), programs, operating systems, subroutines, files, records, schematics, interfaces, APIs, data files, protocols, algorithms, models, methodologies and implementation thereof; (b) development tools, descriptions and flow charts; (c) data, meta data, databases and compilations of data, whether machine readable or otherwise; and (d) programmer’s annotations, notes, documentation, product user manuals, training materials and other specifications and work product therefor used to design, plan, organize, maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded ((a) through (d) collectively, “Software”); and (e) other technology, formulae, procedures, processes, methods, techniques, systems, specifications, designs, models, devices, prototypes, schematics, manuals and development tools; and (viii) all proprietary rights relating to and tangible embodiments of any of the foregoing (i) to (viii), including all claims and causes of action, damages and remedies related thereto, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive and other legal and equitable relief for past, present and future infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover and retain, any such damages.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IP Assignment Agreement” means a written agreement that includes (i) confidentiality obligations in favor of an Acquired Company, (ii) a present assignment to an Acquired Company of all right, title and interest in and to all Intellectual Property created or developed by such Person in the scope of such Person’s employment by or engagement with such Acquired Company (including the rights to transfer, license, amend and modify such Intellectual Property) and (iii) a waiver of any and all moral rights (to the extent possible under applicable Law) such Person may possess in such Intellectual Property.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of the Company” or “to the Company’s Knowledge” or any similar phrase, means the actual knowledge of any of the following individuals: Shawn Horwitz, Brian Goldberg, Kathleen Balderrama and Charles Allen.

“Law” means the common law of any jurisdiction, or any provision of any foreign, federal, state or local law, statute, rule, regulation, order, Permit, judgment, injunction, decree or other decision of any court or other tribunal or Governmental Authority legally binding on the relevant Person or its properties.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Liabilities” means any indebtedness (including any Indebtedness), liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, known, unknown, perfected, inchoate, unliquidated or otherwise, due or to become due).

“Liens” means any liens, charges, rights, restrictions, options, preemptive rights, mortgages, deeds of trust, hypothecations, assessments, pledges, encumbrances, claims of equitable interest or security interests of any kind or nature whatsoever, excluding restrictions on transfer under applicable securities Laws.

“LIHTC” means the federal low income housing tax credits for qualified multifamily rental housing projects under Section 42 of the Code.

“Litigation” means any suit, Claim, action, arbitration or proceeding.

“Losses” means any and all Liabilities, obligations, assessments, losses, costs, damages, deficiencies, judgments, Taxes, fines or expenses (whether or not arising out of third party claims), including interest, penalties, reasonable fees and expenses of attorneys, accountants and other consultants and experts but excluding any punitive, special or consequential damages,  except to the extent such damages are payable to a third party, but net of any insurance proceeds or recoveries actually received by Purchaser from any third party with respect to such Losses.

“Lower Tier Partnership” means the limited liability company or limited partnership that owns a multifamily rental housing project that provides the Upper Tier Fund, investing in it as a non-managing member or limited partner, with Credits.

“Material Adverse Effect” means, with respect to any Person, any event, occurrence, fact, condition or change that (taking into account all other related events, occurrences, facts, conditions or changes) is, has been, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of such Person and its Subsidiaries, or (b) the ability of such Person to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities, financial or credit markets in general, including interest rates or the price of commodities or raw materials; (ii) any changes, conditions or effects that generally affect the industries in which such Person and its Subsidiaries operates; (iii) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God; (iv) any failure by such Person or its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the underlying causes of any such failures or changes may be taken into account in determining whether there has been a Material Adverse Effect); (v) pandemics, epidemics, or outbreaks (including, without limitation, the COVID-19 pandemic and any Governmental Orders enacted in connection therewith or in response thereto, any actions required to be taken pursuant to such Governmental Orders, any conditions arising as a result thereof and any other actions taken by such Person and its Subsidiaries in response to the COVID-19 pandemic that are of a nature and scale consistent with the types of actions taken by other participants in the industries in which the Business operates in response to the COVID-19 pandemic); and (vi) compliance with the terms of, or the taking of (or omitting to take) any action required by, this Agreement; provided, that any change, event, development, or effect in clauses (i), (ii), (iii) or (v) above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on such Person and its Subsidiaries compared to other participants in the industry in which the such Person and its Subsidiaries operates.

“Measurement Period” has the meaning set forth in Section 2.5(a).

“Monthly Financial Statements” has the meaning set forth in Section 6.8.

“Mureau Road Lease Agreement” has the meaning set forth in Section 6.16.

“Non-Controlled Entities” means (i) the Lower Tier Partnerships and (ii) the entities set forth on Section 1.1(b) of the Company Disclosure Letter.

“NYSE” means the New York Stock Exchange.

“Open Source Software” means any software, database, libraries, or other code that is licensed under or is otherwise subject to terms and conditions governing the licensing or distribution of “open source software”, “free software” or “copyleft” software, or other software under a Contract that requires as a condition of its use, modification or distribution that it, or other software into which such software is incorporated, integrated or with which such software is combined or distributed, or that is derived from or linked to such software, be disclosed or distributed in source code form, or be licensed, distributed or conveyed under the same terms as such Contract (including software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Opportunity Zone Projects” means multifamily housing projects that qualify for investment in real estate within qualified “opportunity zones” created pursuant to the 2017 Tax Cuts and Jobs Act.

“Ordinary Course” means, with respect to an action taken by a Person:  (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and (b) such action is not required to be authorized by the Governing Body or equity holders of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.

“Organizational Documents” means (i) in the case of any Person organized as a corporation, the certificate or articles of incorporation of such corporation (or, if applicable, the memorandum and articles of association of such corporation) and the bylaws of such corporation; (ii) in the case of any Person organized as a limited liability company, the certificate or articles of formation or organization and the limited liability company agreement, operating agreement or regulations of such limited liability company; (iii) in the case of any Person organized as a limited partnership, the certificate or articles of limited partnership and partnership agreement of such limited partnership; (iv) in the case of any other Person, all constitutive or organizational documents of such Person which address matters relating to the business and affairs of such Person similar to the matters addressed by the documents referred to in clauses (i) through (iii) above in the case of Persons organized as corporations, limited liability companies or limited partnerships and (v) any amendment to any of the foregoing.

“Outside Date” means three months after the date hereof (the “initial outside date”), which may be extended to six months after the date hereof, by either Purchaser or Seller in the event that the only conditions not satisfied as of the initial outside date are (i) the failure to receive one or more of the Consents set forth on Schedule C and (ii) those conditions with respect to actions the Parties will take at the Closing; provided, however, no Party shall have the right to so extend the Outside Date if such Party is then in material breach of this Agreement.

“Outbound License” has the meaning set forth in Section 4.12(d).

“Outstanding PPP Loan” has the meaning set forth in Section 4.27(a).

“Palm Drive Transferred Equity” has the meaning set forth in the recitals.

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” means common stock, par value $0.01 per share, of Parent.

“Parent Board” means the Board of Directors of Parent.

“Parent Contract” has the meaning set forth in Section 5.11(a).

“Parent Disclosure Letter” means the Parent Disclosure Letter attached hereto, dated as of the date hereof, delivered by Parent to the Seller Parties in connection with this Agreement.

“Parent Employee Benefit Plan” has the meaning set forth in Section 6.12(b).

“Parent Options” means options, warrants or other rights exercisable or exchangeable for Parent Common Stock.

“Parent Preferred Stock” means preferred stock, par value $0.01 per share, of Parent.

“Parent Restricted Stock” means shares of restricted Parent Common Stock issued to certain directors, officers and employees of Parent and its Subsidiaries in accordance with the Walker & Dunlop, Inc. 2010 Equity Incentive Plan, as amended.

“Parent SEC Report Date” has the meaning set forth in the introductory paragraph of Article 5.

“Parent SEC Reports” has the meaning set forth in the introductory paragraph of Article 5.

“Parent’s Knowledge” or any similar phrase, means the actual knowledge of any of the following individuals: William Walker, Stephen Theobald, Richard Lucas and, solely for purposes for Section 9.6, Greg Florkowski.

“Partnership Companies” has the meaning set forth in Section 6.7(c)(iii).

“Party” has the meaning set forth in the preamble.

“Pending Indemnification Claim” has the meaning set forth in Section 9.1(d).

“Pension Plan” has the meaning set forth in Section 4.17(b).

“Permit” or “Permits” means all permits, licenses, certifications, approvals, consents, notices, waivers, qualifications, filings, exemptions and authorizations by or of, or registrations with, any Governmental Authority (including HUD, or Fannie Mae, Freddie Mac or Ginnie Mae, the SEC, and the USDA), FINRA or any other applicable SRO, and including vehicle and business licenses.

“Permitted Liens” means any (a) inchoate mechanics’, carriers’, workers’, materialmen’s; repairmen’s, landlords’ and other similar Liens arising in the Ordinary Course and that in the aggregate are not material and do not interfere with the present use of the assets to which they apply; (b) inchoate Liens for Taxes, assessments or other charges by Governmental Authorities, in each case that are not yet due and payable or that are being contested in the ordinary course of business and, in each case, for which adequate reserves are being maintained in accordance with GAAP; (c) statutory Liens arising by operation of Law with respect to a Liability incurred in the Ordinary Course which is not delinquent, and for which appropriate reserves have been established in accordance with GAAP (to the extent GAAP requires the establishment of such reserves); (d) with respect to property other than real property, such other Liens, encumbrances or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, encumbrance or imperfection; (e) Liens on any Acquired Company or an Acquired Company’s assets related to the Assumed Indebtedness, in each case as set forth on Section 1.1(e) of the Company Disclosure Letter; (f) Liens securing an Upper Tier Fund’s contingent obligations to make capital contributions to a Lower Tier Partnership, and (g) with respect to any parcel of real property, (i) Liens, easements, rights-of-way, encroachments, restrictions, conditions, matters of record, survey exceptions and other similar encumbrances which, individually or in the aggregate, (x) are not material in character, amount or extent in relation to the applicable real property and (y) do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location by an Acquired Company, Purchaser or any of their respective Subsidiaries, as applicable, and (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property.

“Permitted Mortgages and Guarantees” means (a) the mortgages or guarantees listed on Schedule D and (b) such other mortgages and guarantees entered into with the prior written consent of the Purchaser during the Pre-Closing Period by an Acquired Company in support of the Acquired Companies’ joint venture partnerships with affordable housing developers.

“Person” means any individual, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated association, corporation, Governmental Authority or other entity.

“PPP Denied Amount” has the meaning set forth in Section 6.22(a)(i).

“PPP Escrow Account” means the account established pursuant to the PPP Escrow Agreement.

“PPP Escrow Agreement” means that certain escrow agreement by and between Alliant Asset Management and the PPP Lender for the purpose of holding the PPP Escrow Amount.

“PPP Escrow Amount” means an amount equal to the amount outstanding and unforgiven under the Outstanding PPP Loan as of the Closing Date.

“PPP Forgivable Uses” means uses of proceeds of a PPP Loan that are eligible for forgiveness under Section 1106 of the CARES Act (including, without limitation, PPP Payroll Costs) and otherwise in compliance with all other provisions or requirements of the CARES Act applicable in order for the PPP Loan to be eligible for forgiveness.

“PPP Forgiven Amount” has the meaning set forth in Section 6.22(a)(ii).

“PPP Lender” means the bank set forth on Section 4.27 of the Company Disclosure Letter.

“PPP Loan” means a small business loan under the federal Paycheck Protection Program as provided in Section 7(a) of the Small Business Act of 1953, as amended by the CARES Act.

“PPP Payroll Costs” shall mean “payroll costs” as defined in 15 U.S.C. 636(a)(36)(A)(viii) (as added to the Small Business Act by Section 1102 of the CARES Act).

“PPP Permitted Uses” means uses of proceeds of a PPP Loan that are permitted by 15 U.S.C. 636(a)(36)(F)(i) (as added to the Small Business Act by Section 1102 of the CARES Act).

“Pre-Closing Tax Period” has the meaning set forth in Section 9.1(a)(iii).

“Pre-Closing Period” has the meaning set forth in Section 6.1(a).

“Preservation Projects” means multifamily affordable housing projects that are subject to a land use restriction or other third-party restriction on rents charged that are not currently generating Credits.

“Prior Month End” has the meaning set forth in Section 6.8.

“Privacy and Security Requirements” means (a) all applicable Laws concerning (i) the receipt, confidentiality, privacy, integrity, data protection, processing, transfer, storage, sharing, use, disposal, safeguarding or security of Protected Information, (ii) actions to be taken in the event of a breach in security of Protected Information, (iii) website and mobile application privacy policies and practices, (iv) telephone call or electronic monitoring or recording, (v) text messaging, telemarketing and e-mail marketing; (b) all provisions in Contracts to which an Acquired Company is a party or is otherwise bound that relate to Protected Information or protecting the security or privacy of information or Company IT Systems; and (c) an Acquired Company’s internal and publicly posted policies, procedures, statements and notices relating to Protected Information and/or the privacy and security of Company Services, Company IT Systems and Company Data.

“Protected Information” means any information, in any form, that (a) is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to an Acquired Company, is capable of identifying an individual); or (b) is considered personal data or otherwise governed, regulated or protected by one or more Privacy and Security Requirements.

“Proprietary Rights Agreement” has the meaning set forth in Section 4.16(d).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Earnout Revenue” means for each Annual Period the sum of: (a) fifty percent (50%) of the first ten million dollars ($10,000,000) of cumulative Gross Fee Income for such Annual Period generated by Parent and its Affiliates’ investment sales and debt financing teams on debt transactions, equity placements, and investment sales transactions sourced as a direct result of the Business; (b) one hundred percent (100%) of the cumulative Gross Fee Income for such Annual Period in excess of ten million dollars ($10,000,000) generated by Parent and its Affiliates’ investment sales and debt financing teams on debt transactions, equity placements, and investment sales transactions sourced primarily as a result of the Business; and (c) twenty percent (20%) of the cumulative Gross Fee Income for such Annual Period generated by Parent and Affiliates’ investment sales and debt financing teams on debt transactions, equity placements, and investment sales transactions referred to Parent and Affiliates’ investment sales and debt financing teams by Seller Employees, and such customers referred being new customers not already actively doing business with Parent and Affiliates’ investment sales and debt financing teams.

“Purchaser Fundamental Representations” has the meaning set forth in Section 9.2(b).

“Purchaser Indemnified Parties” has the meaning set forth in Section 9.1.

“Purchaser Termination Fee” has the meaning set forth in Section 8.1(b)(i).

“Quarterly Financial Statements” has the meaning set forth in Section 6.8.

“Real Property Leases” has the meaning set forth in Section 4.10(b).

“Relative” of a Person means such Person’s spouse, such Person’s parents, sisters, brothers, children and the spouses of the foregoing, and any member of the immediate household of such Person.

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the indoor or outdoor environment.

“Remedial Action” means all action required under applicable Laws:  (x) to cleanup, remove, treat or in any other way remediate any chemical, Hazardous Material or waste containing any chemical or Hazardous Material in the environment; (y) to prevent the release of any chemical, Hazardous Material or waste containing any chemical or Hazardous Material so that they do not endanger or otherwise adversely affect the environment or public health or welfare; or (z) to perform pre-remedial studies, investigations or monitoring, in or under any real property, assets or facilities.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Rule 506 Issuer” means each Rule 506(b) Issuer and each Rule 506(c) Issuer.

“Rule 506(b) Issuer” means Alliant Strategic Preservation Fund II, Ltd. and Alliant Strategic Preservation Feeder Fund II, Ltd.

“Rule 506(c) Issuer” means ASI Multi-Family Impact Fund, LP and Alliant Strategic Opportunity Zone Fund I, LLC.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” means (a) any unauthorized access, acquisition, alteration or modification, loss, theft, corruption or other unauthorized processing of Protected Information or other Company Data, or (b) any breach of the security of or other unauthorized access to or use of or other compromise to the integrity or availability of the Company IT Systems.

“Seller Parties” has the meaning set forth in the preamble.

“Seller Consideration” means the Cash Consideration and the Stock Consideration.

“Seller Fundamental Representations” has the meaning set forth in Section 9.1(b).

“Seller Indemnified Parties” has the meaning set forth in Section 9.2.

“Seller Transferred Equity” has the meaning set forth in the recitals.

“SRO” means (i) any “self regulatory organization,” as defined in Section 3(a)(26) of the Exchange Act (including, without limitation, the Financial Industry Regulatory Authority, Inc. (“FINRA”)), and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

“Stock Consideration” means the number of shares of Parent Common Stock equal to $90,000,000 divided by the Closing Share Value; provided, that (a) if the Closing Share Value is greater than $111.29 (the “Collar Ceiling”), then the Stock Consideration shall mean the number of shares of Parent Common Stock equal to $90,000,000 divided by the Collar Ceiling, and (b) if the Closing Share Value is less than $91.06 (the “Collar Floor”), then the Stock Consideration shall mean the number of shares of Parent Common Stock equal to $90,000,000 divided by the Collar Floor.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Straddle Period Tax Returns” has the meaning set forth in Section 6.7(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons receives a majority of limited liability company, partnership, association, or other business entity cash gains or losses or shall be or control any managing director, manager, managing member or general partner of such limited liability company, partnership, association, or other business entity. For the avoidance of doubt, each Upper Tier Fund and the general partner or managing member of such fund is a Subsidiary and is included within the definition of “Acquired Companies”.  Notwithstanding anything to the contrary, the Parties agree that the Non-Controlled Entities are excluded from the definition of “Subsidiary”.

“Tail Policies” has the meaning set forth in Section 3.2(l).

“Target Working Capital” means $1,000,000, provided that, in all cases each Acquired Company shall retain sufficient Cash and Cash Equivalents on hand to comply with all regulations applicable to such Acquired Company.

“Tax” means (a) any and all U.S. federal, state, local or non-U.S. or other taxes imposed by any Governmental Authority, including taxes, fees or assessments with respect to income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, parking, unclaimed property/escheatment, natural resources, severance, stamp, occupation, occupancy, ad valorem, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other charge in the nature of tax, whether disputed or not, imposed by any Governmental Authority, (b) any liability for the payment of amounts of the type described in clause (a) hereof as a result of being at any time a transferee of, or a successor in interest to, any Person, as a result of being a member of any Affiliated Group, as a result of any Tax Sharing agreement or obligation to indemnify any Person against such amounts, or as otherwise provided by operation of applicable Law; and (c) any interest, penalties or additions to tax or additional amounts (whether disputed or not) in respect of any of the foregoing.

“Tax Audit” means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

“Tax Authority” means the IRS and any other U.S. domestic or non-U.S. Governmental Authority responsible for the administration of any Taxes.

“Tax Return” means any return, declaration, report, claim for refund, information return, statement or other written information or document (including elections and estimated taxes) relating to Taxes, the determination, assessment or collection of any Taxes or otherwise filed or required to be filed with any Tax Authority, and including any supplement, schedule, statement or attachment thereto, and any amendment to any of the foregoing.

“Tax Sharing Agreements” has the meaning set forth in Section 4.8(e).

“Third-Party Claim” has the meaning set forth in Section 9.4(b).

“Total Closing Consideration” has the meaning set forth in Section 2.2.

“Trade Value” means for each trade of Parent Common Stock during the twenty-five (25) consecutive trading days immediately preceding the third trading day prior to the Closing Date, the product of the number of shares of Parent Common Stock sold in such trade multiplied by the price per share of Parent Common Stock paid in such trade.

“Transaction Costs” means (i) any accounting, legal, investment banking or other advisor fees or costs of the Acquired Companies or the Seller Parties in connection with the transactions contemplated by this Agreement and (ii) all transaction related bonuses, change-in-control payments, severance payments, termination payments, retention payments or similar payments or benefits that become payable or due to any current or former director, officer, employee, independent contractor, consultant or other service providers of any Acquired Company or any of their Affiliates as a result of the consummation of the transactions contemplated by this Agreement, and the aggregate amount of the employer share of any payroll, social security, unemployment, excise or similar Taxes related thereto, but, in each case, solely to extent not paid by the Acquired Companies or the Seller Parties prior to the Closing Date.

“Transactions” means the various transactions contemplated under this Agreement and/or the Transaction Documents.

“Transaction Documents” means the agreements, documents, certificates and instruments to be delivered pursuant to or in connection with this Agreement, including the Indemnity Escrow Agreement.

“Transferred Equity” has the meaning set forth in the recitals.

“Transfer Taxes” has the meaning set forth in Section 6.7(d).

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“Unaudited Financial Statements” has the meaning set forth in Section 4.5(b).

“Upper Tier Fund” means any limited liability company or limited partnership in which Alliant Capital, directly or indirectly, owns one hundred percent (100%) of the managing member or general partner interest and whose purpose is to invest in the Lower Tier Partnerships, including but not limited to the entities set forth on Section 1.1(c) of the Company Disclosure Letter.

“Warehouse Lines” means, (i) with respect to Purchaser, Indebtedness used in the Ordinary Course to fund lending activities and (ii) with respect to any Acquired Company, Indebtedness set forth on Section 1.1(d) of the Company Disclosure Letter.

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended, and any similar state or local Law.

“Working Capital Holdback Amount” means $500,000.

ARTICLE 2

THE PURCHASE AND SALE

2.1The Purchase and Sale.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from the Seller Parties, and the Seller Parties shall sell, transfer, assign and deliver to Purchaser, the Transferred Equity, in each case free and clear of all Liens (other than Liens created by Purchaser or Permitted Liens).

2.2Consideration.  On the terms and subject to the conditions set forth in this Agreement, the consideration to the Seller Parties for the sale, transfer, assignment and delivery to Purchaser of the Transferred Equity shall be equal to $596,000,000.00 (the “Total Closing Consideration”), which consists of (i) cash consideration (“Base Cash Consideration”), as adjusted pursuant to Section 2.3 (such adjusted amount, the “Cash Consideration”), (ii) the dollar value of the Stock Consideration, and (iii) the dollar value of the AFAH Closing Debt.

2.3Working Capital Adjustment.

(a)The Base Cash Consideration shall be reduced by the amount of the Estimated Working Capital Deficit, if any, or increased by the amount of the Estimated Working Capital Surplus, if any, as set forth in the Company Closing Schedule.  Such adjustments shall be referred to herein collectively as the “Estimated Adjustment.”

(b)At least two (2) Business Days prior to the anticipated Closing Date, the Seller Parties shall prepare and deliver to the Purchaser a flow of funds memorandum which shall set forth all payments required to be made by or on behalf of all Parties at the Closing, including for each such payment an identification of the payor, the payee, the amount and the wire transfer information.

(c)Within ninety (90) days following the Closing Date, the Purchaser shall prepare and deliver to the Seller Parties a statement setting forth a consolidated balance sheet of the Acquired Companies as of the Closing Date (without giving effect to the transactions contemplated herein) and the Purchaser’s calculation of Closing Net Working Capital prepared in accordance with the historical practices of the Acquired Companies using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of its audited consolidated financial statements (the “Closing Net Working Capital Statement”), and a schedule based upon the Closing Net Working Capital Statement setting forth any adjustments to the Estimated Adjustment based on variances between the Estimated Working Capital and the Closing Net Working Capital (collectively, the “Closing Adjustment”).  The Seller Parties shall reasonably assist Purchaser in the preparation of the Closing Net Working Capital Statement if reasonably requested by the Purchaser and the Seller Parties shall promptly respond to any reasonable requests for information from Purchaser regarding the preparation of the Closing Net Working Capital Statement.

(d)Seller Parties shall have a period of forty-five (45) days after receipt of the Closing Net Working Capital Statement and Closing Adjustment to notify the Purchaser of its election to accept or reject the Closing Net Working Capital Statement and/or the Closing

Adjustment.  In the case of a rejection, such notice must contain the reasons for such rejection in reasonable detail and must set forth the amount of the requested adjustment.  In the event no notice is received by the Purchaser during such forty-five (45)-day period, the Closing Net Working Capital Statement and the Closing Adjustment shall be deemed accepted by Seller Parties and final and binding on the Parties hereto for purposes of this Section 2.3.  In the event that Seller Parties timely reject the Closing Net Working Capital Statement and/or the Closing Adjustment, Purchaser and the Seller Parties shall promptly (and in any event within thirty (30) days following the date upon which the Seller Parties reject the Closing Net Working Capital Statement and/or Closing Adjustment), attempt to make a joint determination of the Closing Adjustment and such determination and any required adjustments resulting therefrom shall be final and binding on the Parties hereto for purposes of this Section 2.3.

(e)In the event that the Purchaser and Seller Parties are unable to agree upon a joint determination of the Closing Adjustment within the thirty (30) day period for making a joint determination as provided in the last sentence of Section 2.3(d) (the “Closing Adjustment Resolution Period”), then Purchaser or Seller Parties may require the other Party to resolve any amounts remaining in dispute by way of the Dispute Resolution Procedure by providing notice to the other Party of such demand.

(f)If the Closing Adjustment as finally determined in accordance with the provisions of this Section 2.3 is in Purchaser’s favor, then within three (3) Business Days after such final determination, (i) Purchaser shall retain from the Working Capital Holdback Amount an amount in cash equal to the Closing Adjustment (or, if the Closing Adjustment exceeds the Working Capital Holdback Amount, an amount equal to all of the Working Capital Holdback Amount), (ii) disburse to the Seller Parties the Working Capital Holdback Amount, if any, that remains following the retention of the Closing Adjustment by Purchaser, and (iii) to the extent the Closing Adjustment exceeds the Working Capital Holdback Amount (the amount of such excess being referred to herein as the “Holdback Shortfall Amount”), the Seller Parties shall pay an amount in cash equal to the Holdback Shortfall Amount to an account designated in writing by Purchaser.  If the Closing Adjustment as finally determined in accordance with the provisions of this Section 2.3 is in Seller Parties’ favor, then within three (3) Business Days after such final determination, Purchaser shall pay to the Seller Parties an amount in cash equal to the Working Capital Holdback Amount plus the Closing Adjustment; provided, however, that any Closing Adjustment payment required to be made by the Seller Parties to Purchaser may, at the option of Purchaser exercised in its sole discretion in accordance with the terms of the Indemnity Escrow Agreement, first be paid by the Indemnity Escrow Agent from the Indemnity Escrow Amount in accordance with the terms of the Indemnity Escrow Agreement prior to being satisfied out of any other funds of the Seller Parties.  If the Closing Adjustment is zero (0), there shall be no adjustment pursuant to this Section 2.3, and in such event, Purchaser shall disburse the entire amount of the Working Capital Holdback Amount to the Seller Parties.  If applicable, payment instructions shall be provided in writing by the Seller Parties to Purchaser, and none of Purchaser nor its Affiliates shall have any liability to the Seller Parties or their Affiliates with respect to any payment made in accordance with such payment instructions.

2.4Certain Restrictions Applicable to the Stock Consideration.

(a)Deferred Stock Consideration. The Stock Consideration shall be issued in book-entry form to, and owned beneficially and of record by, Seller as of the Closing, subject to the restrictions set forth in this Section 2.4.  From and after the Closing, Seller shall not sell, assign, offer to sell, contract or agree to sell, pledge or otherwise dispose of (“Transfer”) the Stock Consideration (and Purchaser shall cause such Stock Consideration to be treated as subject to a stop-transfer order) as set forth herein until and to the extent that the Stock Consideration is no longer the subject to Deferral Restrictions (as defined below) pursuant to this Section 2.4  (the entirety or portion of Stock Consideration subject to the Deferral Restrictions shall be referred to herein as “Deferred Stock Consideration”).  For the avoidance of doubt, Seller shall at all times be entitled to vote the shares of Parent Common Stock constituting the Deferred Stock Consideration and to receive any and all distributions, dividends or other payments made in respect of such shares.

(b)Notwithstanding the provisions set forth in this Section 2.4, Transfers of the Stock Consideration are permitted:  (i) by gift to a member of Seller’ immediate family, to a trust, the beneficiary of which is a member of Seller’s immediate family or an Affiliate of such Person; (ii) by virtue of laws of descent and distribution upon death; (iii) pursuant to a qualified domestic relations order; and (iv) in the event of Parent’s liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s stockholders having the right to exchange their shares of Parent Common Stock for cash, securities, or other property; provided, however, that in the case of clause (i) through (iii), such permitted transferees must enter into a written agreement agreeing to be bound by the restrictions in this Section 2.4.

(c)Deferral Restrictions.  Parent shall cause to be terminated any stop-transfer order applicable to the Deferred Stock Consideration (the “Deferral Restrictions”) on each of the first, second, third and fourth anniversaries of the Closing Date, subject to the following terms and conditions:

(i)On the later of the first anniversary of the Closing Date or January 1, 2023, the Deferral Restrictions shall lapse with respect to that number of shares of Parent Common Stock (in book-entry form) equal to one-fourth (1/4) of such Deferred Stock Consideration.

(ii)On the later of the second anniversary of the Closing Date or January 1, 2024, the Deferral Restrictions shall lapse with respect to that number of shares of Parent Common Stock (in book-entry form) equal to one-half (1/2) of such Deferred Stock Consideration.

(iii)On the later of the third anniversary of the Closing Date or January 1, 2025, the Deferral Restrictions shall lapse with respect to that number of shares of Parent Common Stock (in book-entry form) equal to three-fourths (3/4) of such Deferred Stock Consideration.

(iv)On the later of the fourth anniversary of the Closing Date or January 1, 2026, and subject to Section 2.4(e) below, the Deferral Restrictions shall lapse with respect to any remaining Deferred Stock Consideration.

(d)

Legends.  For so long as and to the extent any Deferred Stock Consideration remains subject to Deferral Restrictions as provided above, Seller understands that the book-entry notation representing such shares of Deferred Stock Consideration may contain one or more of the following legends:

(i)

“THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii)

“THESE SHARES ARE SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN A PURCHASE AGREEMENT BETWEEN THE ISSUER AND THE RECORD HOLDER THAT RESTRICT THE RIGHT TO TRANSFER, SELL OR OTHERWISE DISPOSE OF THESE SHARES.  A COPY OF SUCH PURCHASE AGREEMENT IS AVAILABLE FOR REVIEW BY THE RECORD HOLDER OF THESE SHARES AT THE PRINCIPAL OFFICES OF THE ISSUER.”

(iii)	Any legend required by the securities laws of any state to the extent such laws are applicable to such shares of Stock Consideration.

(e)From and after the date of release of any shares of Stock Consideration from the Deferral Restrictions set forth herein, Parent shall cause the legend identified in clause (ii) above to be removed from the book-entry notation representing such shares, whereupon such shares shall become freely tradeable by Seller, subject only to restrictions under applicable securities Laws.  Parent shall cause the legends identified in clauses (i) and (iii) above to be removed from the book-entry notation representing any shares of Stock Consideration if such restrictions are no longer required by the Securities Act or any applicable state securities laws, including if such shares are covered by an effective registration statement under the Securities Act.

2.5Earnout Payments.  As part of the Consideration for the Transferred Equity, the Seller Parties shall also be entitled to receive up to $100,000,000 in the aggregate in contingent payments based on the achievement of certain Cash Flow milestones during the four-year period commencing on the Closing Date (the “Earnout Period”) as set forth in this Section 2.5.

(a)Calculation of Cash Flow.  Beginning on the Closing Date and for each completed six (6)-month period thereafter, Purchaser will prepare a calculation of Cash Flow within forty-five (45) days of the end of each completed six (6)-month period (each a

“Measurement Period”), for a total of eight (8) Measurement Periods during the Earnout Period; provided, that the first Measurement Period shall begin on the Closing Date and end on June 30, 2022.  For purposes of this Section 2.5, “Cash Flow” will be measured as the following: (i) consolidated GAAP net income of the Acquired Companies following the Closing Date for each Measurement Period; plus (ii) (A) any net reduction in “Syndication Fees Receivable” shown on the consolidated balance sheet of the Acquired Companies resulting from the net receipt of previously deferred syndication fee revenues; (B) any net reduction in “Asset Management Fees Receivable” shown on the consolidated balance sheet of the Acquired Companies; (C) any net reduction in “Sales Fees Receivable” shown on the consolidated balance sheet of the Acquired Companies; (D) consolidated federal, state and local income tax expense of the Acquired Companies; (E) the difference between the incentive compensation actually paid to any employee of any Acquired Company and any such incentive compensation accrued related to any employee of any Acquired Company (including on the Alliant Strategic business); (F) Purchaser Earnout Revenue; (G) any “Depreciation and Amortization” shown on the Acquired Companies’ statement of operations (to the extent not captured in the preceding items); (H) any net reduction in “Investment in Tax Credit Funds” shown on the consolidated balance sheet of the Acquired Companies; (I) any “Impairment Loss” shown on the statement of operations of the Acquired Companies; (J) any non-cash “Accretion Expense” recognized as a consequence of advances to and shown on the statement of operations of the Acquired Companies; and (K) any net reduction of any other types or categories of fees or income not separately listed in the Audited Financial Statements as of December 31, 2020; minus (iii) (A) any net increase in “Syndication Fees Receivable” shown on the consolidated balance sheet of the Acquired Companies resulting from the net deferral of otherwise earned syndication fee revenue; (B) any net increase of “Asset Management Fees Receivable” shown on the consolidated balance sheet of the Acquired Companies resulting from the net deferral of otherwise earned asset management fees payable by the Upper Tier Funds; (C) any net increase in “Sales Fees Receivable” shown on the consolidated balance sheet of the Acquired Companies; (D) consolidated federal, state and local income tax benefits of the Acquired Companies; (E) any non-cash “Accretion Income” recognized as a consequence of advances to Upper Tier Funds and shown on the statement of operations of the Acquired Companies; (F) any commercially reasonable information technology costs directly attributable to the correction of deficiencies or implementation of any upgrades reasonably necessary to improve the operation of the Business that are not directly recorded to the Business’ accounting books and records; and (G) any net increase of any other types or categories of fees or income not separately listed in the Audited Financial Statements as of December 31, 2020. Capitalized terms used in this Section 2.5(a) but not defined in this Agreement are references to line items on the Audited Financial Statements as of December 31, 2020; provided, however, the Parties acknowledge that Parent will account for the activities of the Acquired Companies in accordance with GAAP, and Parent’s accounting methodology may differ from the historical Audited Financial Statements of the Acquired Companies; provided, further, the adjustments to Parent’s GAAP Net Income to determine Cash Flow during the Earnout Period shall be applied in a manner that would generate results consistent with the adjustments to the Acquired Companies’ Audited Financial Statements for 2020 and 2019, as illustrated in Schedule B. No partnership or similar arrangement between the Purchaser and Seller Parties is intended or implied by the Cash Flow measurement or milestones used to calculate any Earnout Payments.

(b)Earnout Payments.  For each Measurement Period, the Purchaser shall pay the Seller Parties a payment (each, an “Earnout Payment”) equal to fifty percent (50%) of the Cash Flow generated during such Measurement Period, provided that if the fifty percent (50%) of Cash Flow generated during such Measurement Period retained by the Purchaser is not sufficient to pay the principal on the AFAH Debt due for such Measurement Period (regardless of when such principal payment is actually made), then for such Measurement Period the Earnout Payment due to the Seller Parties will be reduced (but not less than zero) for that Measurement Period by an amount sufficient to allow Purchaser to pay such principal payment (with such reduced amount to be accrued and paid in any subsequent Measurement Period with sufficient Cash Flow).

(c)Timing of Earnout Payments.  Each Earnout Payment, if earned, shall be due and payable on the date that is five (5) Business Days following the determination of the applicable final and binding Cash Flow Calculation Statement in accordance with Section 2.5(d).  Payment instructions shall be provided in writing by the Seller Parties to Purchaser, and none of Purchaser nor its Affiliates shall have any liability to the Seller Parties or their Affiliates with respect to any payment made in accordance with such payment instructions.

(d)Review of Cash Flow Calculations.  Within sixty (60) calendar days after the end of an Measurement Period, Purchaser will prepare and deliver to Seller Parties a written statement (in each case, a “Cash Flow Calculation Statement”) setting forth in reasonable detail, its determination and calculation of the (A) Cash Flow during such Measurement Period and (2) the applicable Earnout Payment with respect to such Measurement Period, together with copies of supporting documentation relating to such determinations and calculations.

(i)Seller Parties shall have thirty (30) days after receipt of each Cash Flow Calculation Statement (the “Cash Flow Review Period”) to review and object to such Cash Flow Calculation Statement.  Prior to the expiration of the Cash Flow Review Period, Seller Parties may object to the applicable Cash Flow Calculation Statement by delivering a written notice of objection (the “Cash Flow Objection Notice”) to Purchaser. Any Cash Flow Calculation Objection Notice shall specify the items in the Cash Flow Calculation Statement in dispute and shall describe in reasonable detail the basis for such objection.  If Seller Parties do not deliver a Cash Flow Calculation Objection Notice prior to the expiration of the applicable Cash Flow Review Period, then the applicable Cash Flow Calculation Statement shall be final and binding on Purchaser and Seller Parties.  If Seller Parties timely deliver a Cash Flow Calculation Objection Notice, then Purchaser and Seller Parties shall attempt in good faith to resolve the disputed items and agree upon the resulting amount of the applicable Earnout Payment, for the applicable Cash Flow Calculation Period, and a joint resolution resulting from such discussions and any required adjustments resulting therefrom shall be final, conclusive and binding on the Purchaser and Seller Parties.

(ii)In connection with Seller Parties’ right to review the Cash Flow Calculation Statement in accordance with Section 2.5(d)(i), from the commencement of a Cash Flow Review Period until the date the applicable Cash Flow Calculation Statement corresponding to such Cash Flow Review Period has become final and binding in accordance with the terms hereof, upon reasonable advance written notice and without unreasonable disruption to the business, Purchaser shall, and shall cause the Business and its respective officers, employees, agents, independent accountants and advisors to, use commercially reasonable efforts to furnish to Seller Parties and their Representatives, at reasonable times and places, (i) such access to the assets, books and records of the Business as Seller Parties may from time to time reasonably request and (ii) such access to financial and operating data and other information regarding the Business and related to the calculation of Cash Flow or the Earnout Payment for the applicable Cash Flow Calculation Period, as Seller Parties may from time to time reasonably request.  During Purchaser’s review of any Cash Flow Calculation Objection Notice, Purchaser and its Representatives shall be provided reasonable access during normal business hours to any records and work papers of Seller Parties and their Representatives used in preparing such Cash Flow Calculation Objection Notice, to the extent access is reasonably required for Purchaser and its Representatives to assess the accuracy and acceptability of the calculations set forth therein.

(iii)If Seller Parties and Purchaser fail to reach an agreement with respect to the Cash Flow Calculation Statement within fifteen (15) days after such Cash Flow Calculation Objection Notice has been delivered (the “Earnout Resolution Period”), then Purchaser or Seller Parties may require the other party to resolve any amounts remaining in dispute by way of the Dispute Resolution Procedure by providing notice to the other party of such demand.

(e)Operation of Business during Measurement Periods.  Following the Closing, Purchaser and its Affiliates shall have full discretion to cause the Business to operate in whatever manner and by whatever decisions Purchaser and its Affiliates determine; provided, that during the Measurement Periods, Purchaser shall (i) operate the Business in good faith and in a commercially reasonable manner and (ii) not (and shall cause its Affiliates not to) take any action that is intended to reduce or avoid the Earnout Payments.  In no event shall any adjustments to the calculation of Cash Flow or Earnout Payments be made on the basis that the Business could have or should have been operated in any other manner or by any other decisions.

(f)Adjustment for Tax Purposes.  Any payments made pursuant to this Section 2.5 shall be treated as additional Consideration by the parties for Tax purposes, unless otherwise required by Law.

(g)Earnout Setoff.  Purchaser shall be entitled to set-off any amounts payable to the Seller Parties under this Section 2.5 against any amounts payable to the Purchaser pursuant to Section 6.22(c)(iii) or a Purchaser Indemnified Party pursuant to Article 9, as described in and subject to the limitations set forth therein.

(h)Earnout Acceleration or Adjustment. Notwithstanding anything in this Section 2.5 to the contrary, in the event that (i) (A) there is a Change of Control prior to the end of the Earnout Period, (B) the employment of Seller and two of the other six Persons listed on Section 1.1(a) of the Company Disclosure Letter are terminated by the Purchaser other than for “Cause” (as such term is defined in the applicable Employment Agreement) prior to the second anniversary of the Closing Date, or (C) the employment of three of the six Persons listed on Section 1.1(a) of the Company Disclosure Letter other than Seller are terminated by the Purchaser other than for “Cause” (as such term is defined in the applicable Employment Agreement) prior to the end of the Earnout Period and without Seller’s prior consent, then any remaining Earnout Payments shall be deemed fully earned and become immediately due and payable and the Purchaser shall pay, or cause to be paid, to the Seller Parties the maximum remaining Earnout Payments consistent with the terms and conditions of this Section 2.5; or (ii) Purchaser discontinues or abandons a material but less than a majority portion of the Business, then the calculation of Purchaser Earnout Revenue for any remaining Measurement Period shall be adjusted to take into account the historical Cash Flows for such impacted operations of the Business.

2.6Withholding. Notwithstanding anything to the contrary in this Agreement, Parent, Purchaser and each of their Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of U.S. federal, state, local or non-U.S. Tax Law. In the event that the Parent, Purchaser, or any of their Affiliates determines that such withholding is required, it shall, except in the case of any compensatory payments, use reasonable efforts to notify the Seller Parties of such determination prior to making such withholding, and shall reasonably cooperate with any reasonable efforts the Seller Parties may make to provide any applicable forms, certifications or other information to reduce or eliminate any such deduction or withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent applicable, the withholding party shall remit such withheld amounts to the appropriate Governmental Authority.

ARTICLE 3

CLOSING

3.1Time and Place of the Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Arnold & Porter Kaye Scholer LLP, 601 Massachusetts Ave., NW, Washington, District of Columbia, as soon as practicable following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties will take at the Closing) and in any event within three (3) Business Days thereafter, or on such other date as Purchaser and the Seller Parties may mutually determine; provided that unless otherwise agreed in writing by Purchaser and the Seller Parties, the Closing shall in no event be earlier than sixty (60) days after the date of this Agreement (the “Inside Date), and if the Closing would otherwise be required to occur prior to the Inside Date pursuant to this Section 3.1 without giving effect to this proviso, the Closing shall instead occur within three (3) Business Days following the first day on or after the Inside Date on which the last of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the Party entitled to the benefits thereof) or at such other date, time and place as Purchaser and the Seller Parties may agree in writing.  The Closing shall be deemed to have occurred and become effective at 11:59 p.m. (Eastern time) (the “Effective Time”) on the date of the Closing (the “Closing Date”).  The Parties may participate in the Closing remotely by the use of telephone, email and facsimile transmission.

3.2Deliveries of the Seller Parties.  At or prior to the Closing, the Seller Parties shall deliver or cause to be delivered to Parent and Purchaser:

(a)Assignment of Transferred Equity.  An assignment of the Transferred Equity to Purchaser in form and substance reasonably satisfactory to Purchaser.

(b)Corporate Documents.  Certificate of formation or certificate of incorporation (or comparable entity charter documents) of each First Tier Acquired Company as in effect at the Closing, certified by the Secretary of State of such First Tier Acquired Company’s state of formation as of a date not more than ten (10) calendar days prior to the Closing Date, and the limited liability company agreement or bylaws (or comparable entity governance documents) of such First Tier Acquired Company as in effect at the Closing, all of which shall be certified by the Secretary (or Person performing a similar function) thereof.

(c)Certificates of Good Standing.  Certificates of Good Standing, dated not more than ten (10) calendar days prior to the Closing Date, with respect to each First Tier Acquired Company, Alliant Inc., Alliant ADC and Palm Drive, issued by the Secretary of State of such Person’s state of formation and by the Secretary of State of each jurisdiction in which such Person is qualified to do business as a foreign entity.

(d)Resolutions.  A copy of the resolutions of the respective Governing Bodies of the First Tier Acquired Companies, Alliant Inc., Alliant ADC and Palm Drive, each as certified by the Secretary (or Person performing a similar function) thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and the Transaction Documents to which each such First Tier Acquired Company or Alliant Inc., Alliant ADC or Palm Drive, as applicable, is a party and the performance of the transactions contemplated hereby and thereby.

(e)Bring Down Certificate.  A certificate, dated as of the Closing Date, duly executed on behalf of the First Tier Acquired Companies and Seller Parties, certifying the fulfillment of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c).

(f)Tax Certificate.  A duly completed and properly executed IRS Form W-9 from each Seller Party as well as for any other party receiving or entitled to receive any payment under this Agreement.

(g)Payoff Letters and Lien Releases.  Payoff letters for each instrument of Indebtedness of the Acquired Companies (other than the Assumed Indebtedness or Indebtedness of the Acquired Companies with respect to which such Acquired Company shall have been fully released from its obligations thereunder and all Liabilities with respect thereto from and after the Closing Date) from the obligees thereunder setting forth the amounts necessary to pay off all Indebtedness under such instrument as of the Closing Date along with the per diem interest amount with respect thereto and otherwise in form and substance reasonably satisfactory to the Purchaser, and providing for the release of all Liens held against the property of the applicable Acquired Company upon the payoff of such Indebtedness.

(h)Resignations.  Except as otherwise specified in writing by Purchaser no fewer than five (5) Business Days prior to the Closing Date, either (i) resignations of all of the members of the Governing Body of each First Tier Acquired Company and the officers of such First Tier Acquired Company, (ii) a certificate executed by an officer of each First Tier Acquired Company that all members of the Governing Body of such First Tier Acquired Company and the officers of such First Tier Acquired Company have been removed from their respective positions or (iii) a combination of (i) or (ii), in each case, effective as of the Closing.

(i)Substitutions.  For each Acquired Company, Subsidiary of an Acquired Company and Non-Controlled Entity, evidence reasonably satisfactory to the Purchaser that any Seller Party or Excluded Entity that serves as a general partner, manager, managing member or in a similar capacity has been replaced by an Acquired Company or other party acceptable to the Purchaser.

(j)Company Records.  All company minute books, stock ledgers and stock records of each Acquired Company.

(k)Company Closing Schedule.  The Company Closing Schedule.

(l)Tail Policies.  Evidence that the Seller Parties have purchased tail insurance coverage with coverage for six (6) years following Closing for the Insurance Policies listed on Section 3.2(l)(i) of the Company Disclosure Letter and for the longest period commercially available following Closing for the Insurance Policies listed on Section 3.2(l)(ii) of the Company Disclosure Letter, in each case naming Purchaser as loss payee on such coverages (the “Tail Policies”); provided that the premiums and expenses for the Tail Policies shall be borne by the Purchaser.

(m)Insurance Policies. With respect to Insurance Policies, the Seller Parties shall replace each Seller Party as a named insured, beneficiary or loss payee (to the extent a Seller Party is so named) with the Purchaser (or an Affiliate thereof) effective from and after Closing as reasonably requested by the Purchaser.

(n)Employment Agreements. Each of the Employment Agreements, duly executed by the parties thereto, each of which shall be in full force and effect as of the Effective Time.

(o)Mureau Road.  Evidence reasonably satisfactory to Purchaser that Alliant Company’s ownership of Mureau Road, LLC has been distributed out of Alliant Company, and the Mureau Road Lease Agreement, duly executed by Mureau Road, LLC.

(p)PPP Escrow Agreement.  If and to the extent the Outstanding PPP Loan is not forgiven prior to Closing, a PPP Escrow Agreement, duly executed by Alliant Asset Management and the PPP Lender, effective as of the Closing Date, in form and substance reasonably acceptable to Purchaser.

(q)Auditor Consent.  Consent from the Acquired Companies’ auditor(s), whereby such auditor permits Parent to include such auditor’s audit report on the financial statements of the Acquired Companies in filings made by Parent with the SEC, to the extent required by applicable Law.

(r)Transaction Documents.  Execute and deliver to Purchaser the Transaction Documents to which the Seller Parties are party.

3.3Deliveries of Parent and Purchaser.  At or prior to the Closing, Parent or Purchaser, as applicable, shall:

(a)Cash Payment.  Pay to the Seller Parties the Total Closing Consideration, less the dollar value of the Stock Consideration, less the dollar value of the AFAH Closing Debt,  less Closing Indebtedness, if any, less Transaction Costs, if any, less the Working Capital Holdback Amount, less the Indemnity Escrow Amount, and less the PPP Escrow Amount (such adjusted payment, as adjusted pursuant to Section 2.3(a), the “Closing Cash Payment”).  Purchaser shall (i) pay or cause to be paid on behalf of the Acquired Companies and/or the Seller Parties the Closing Indebtedness, if any, in the amounts and to the payees set forth in the payoff letters delivered pursuant to Section 3.2(g), (ii) pay or cause to be paid on behalf of the Acquired Companies and/or the Seller Parties the Transaction Costs, if any, (iii) deliver the Indemnity Escrow Amount by wire transfer of immediately available funds to the account designated by the Indemnity Escrow Agent for holding and distribution in accordance with the terms of the Indemnity Escrow Agreement in order to satisfy (A) in accordance with the proviso at the end of the second sentence of Section 2.3(f), any adjustments to the Cash Consideration in favor of Purchaser pursuant to Section 2.3, and (B) any and all claims made by Purchaser or any other Purchaser Indemnified Party against Seller Parties and pursuant to Article 9, and (iv) deliver or cause to be delivered by wire transfer of immediately available funds, for further deposit into the PPP Escrow Account pursuant to the PPP Escrow Agreement, the PPP Escrow Amount (unless the Outstanding PPP Loan is fully forgiven prior to Closing).

(b)Issuance of Stock Consideration.  Duly issue and deliver to the Seller an original certificate representing the Stock Consideration.

(c)Corporate Documents.  Deliver to the Seller Parties copies of (i) the Articles of Incorporation of Parent, certified by the Secretary of State of the State of Maryland, and the Certificate of Formation of the Purchaser, certified by the Secretary of State of the State of Delaware, in each case as in effect at the Closing and so certified as of not more than ten (10) calendar days prior to the Closing Date, and (ii) the by-laws of Parent and the limited liability company agreement of the Purchaser, in each case as in effect at the Closing and certified by the Secretary thereof.

(d)Certificates of Good Standing.  Certificate of Good Standing, dated not more than ten (10) calendar days prior to the Closing Date, with respect to Parent and the Purchaser, issued by the Secretary of State of the states of Maryland and Delaware, respectively.

(e)Resolutions.  A copy of the resolutions of the Parent Board, certified by the Secretary (or Person performing similar functions) thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and the Transaction Documents to which Parent is a party and the performance of the transactions contemplated hereby and thereby.

(f)Bring Down Certificate.  Deliver to the Seller a certificate, dated as of the Closing Date, duly executed by an officer of each of Parent and the Purchaser, certifying the fulfillment of the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c).

(g)Mureau Road.  The Mureau Road Lease Agreement, duly executed by the Purchaser or its Affiliate.

(h)Transaction Documents.  Execute and deliver to Seller the Transaction Documents to which Parent or Purchaser is (or both are) a party.

3.4Closing Schedules.  Three (3) Business Days prior to the Closing Date, the Seller shall deliver to Purchaser a closing schedule (the “Company Closing Schedule”), which shall be certified by the Seller as having been prepared in accordance with the historical practices of the Acquired Companies using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Acquired Companies’ audited consolidated financial statements, setting forth in reasonable detail: (i) the estimated consolidated balance sheet of the Acquired Companies and the Estimated Working Capital, as well as the Estimated Working Capital Surplus or Estimated Working Capital Deficit, as applicable (without giving effect to the transactions contemplated herein), (ii) the Acquired Companies’ good faith estimate of the Closing Indebtedness and (iii) the Acquired Companies’ good faith estimate of the Transaction Costs.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES AND THE ACQUIRED COMPANIES

Except as expressly set forth in the Company Disclosure Letter; provided that, (x) any facts, items or exceptions disclosed in any section of the Company Disclosure Letter shall be deemed to be disclosed on another section of the Company Disclosure Letter if the applicability of such fact, item or exception to such other section would be reasonably apparent and (y) any listing of any fact, item or exception in any section of the Company Disclosure Letter shall not be construed as an admission of liability under any applicable Law or for any other purpose and shall not be construed as an admission that such fact, item or exception is in fact material or create a measure of materiality for purposes of this Agreement or otherwise, the Acquired Companies and the Seller Parties hereby jointly and severally represent and warrant as follows (it being understood and agreed that the Acquired Companies shall only be liable for the misrepresentation or breach of any representations and warranties in this Article 4 if the Closing is not consummated) (it being understood and agreed that all representations and warranties being made in this Article 4 with respect to “Non-Controlled Entities” are being made to the Knowledge of the Company):

4.1Seller Party Capacity, Enforceability and Consents.

(a)Each Seller Party that is an entity is an entity duly organized, validly existing and in good standing under the laws of its State of organization.  The execution, delivery and performance by each Seller Party that is an entity of this Agreement and the other Transaction Documents to be executed and delivered by such Seller Party and the consummation by such Seller Party of the transactions contemplated hereby and thereby have been duly authorized and approved by the Governing Body of such Seller Party and no other entity proceedings on the part of such Seller Party are necessary to authorize and approve this Agreement and the other Transaction Documents to be executed and delivered by such Seller Party and the transactions contemplated hereby and thereby.

(b)Each Seller Party has the absolute and unrestricted entity right, power and authority to enter into this Agreement and the other Transaction Documents to be executed and delivered by such Seller Party and to perform its obligations hereunder and thereunder.

(c)This Agreement has been, and the other Transaction Documents to be executed and delivered by the Seller Parties at the Closing will, at the Closing, have been, duly executed and delivered by the Seller Parties and, assuming the due execution and delivery thereof by Purchaser, constitute (or will constitute at the Closing, as applicable) the legal, valid and binding obligations of the Seller Parties, enforceable against the Seller Parties in accordance with their respective terms, except as enforceability may be limited by the Enforceability Exceptions.

(d)Except as disclosed on Schedule C, the execution, delivery and performance of this Agreement and the other Transaction Documents to be executed by the Seller Parties and the consummation by the Seller Parties of the transactions contemplated hereby and thereby does not and will not:

(i)contravene any provisions of the Organizational Documents of any Seller Party that is an entity;

(ii)after notice or lapse of time or both, violate, conflict with, result in a breach of any provision of, constitute a default under, result in or permit the modification, revocation, cancellation, termination or acceleration of, any Contract to which any Seller Party is a party to or by which any Seller Party’s properties or assets are bound or otherwise subject, or require any consent or waiver of any party to any such Contract that will not have been obtained prior to the Closing;

(iii)violate or conflict with any Law applicable to any Seller Party or any Seller Party’s Affiliates, businesses or properties;

(iv)result in the creation or imposition of any Lien on any of the Transferred Equity; or

(v)require any authorization, consent, license, order, permit or approval of, or notice to, or filing, registration or qualification with, any Governmental Authority, except in connection, or in compliance, with the notification and waiting period requirements of the HSR Act;

except, in each case of (ii), (iii), (iv) or (v), as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Seller Parties to perform their obligations hereunder or under any Transaction Document.

4.2Organization and Good Standing.  Except as set forth on Section 4.2 of the Company Disclosure Letter, each of the Acquired Companies and the Non-Controlled Entities, is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite entity power and authority to own, lease and operate the properties used in its business and to carry on its business as it has been and is currently conducted except, solely with respect to a Non-Controlled Entity, as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies, taken as a whole.  Each of the Acquired Companies and the Non-Controlled Entities is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where qualification as such is required, except for such failures to be qualified and in good standing that, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect on such Person (or, solely with respect to a Non-Controlled Entity, a Material Adverse Effect on the Acquired Companies, taken as a whole).  Prior to the date of this Agreement, the Seller Parties made available to Purchaser complete and correct copies of the Organizational Documents of each Acquired Company, each as presently in effect.

4.3Acquired Company and Non-Controlled Entity Capitalization.

(a)Section 4.3(a) of the Company Disclosure Letter sets forth the ownership of the Acquired Companies (except for any inaccuracy that does not implicate any ownership by a party outside the Acquired Companies), including the number and type of issued and outstanding equity interests of each Acquired Company and the holders thereof, which equity interests constitute the Transferred Equity hereunder. All of the Transferred Equity have been duly and validly authorized and issued, are fully paid and nonassessable and have not been issued in violation of any preemptive right or of any federal or state securities Law.  As of the Closing, the Transferred Equity shall constitute all the issued and outstanding equity interests of the Acquired Companies and, upon consummation of the transactions contemplated by this Agreement, Purchaser shall own, directly and indirectly, all of the Transferred Equity, free and clear of all Liens (other than Liens created by Purchaser or Permitted Liens).

(b)Except in connection with the Assumed Indebtedness, there is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, redemption, sale, pledge or other disposition of any Transferred Equity or any securities convertible into, or other rights to acquire, any Transferred Equity, (ii) obligates any Acquired Company to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of such Transferred Equity, securities or rights (other than such Acquired Company’s or Non-Controlled Entity’s Organizational Documents). Except as set forth on Section 4.3(b) of the Company Disclosure Letter, no Acquired Company or Non-Controlled Entity has created any “phantom stock,” interest appreciation rights or other similar rights, the value of which is related to or based upon the price or value of any class or series of Transferred Equity, except, solely with respect a Non-Controlled Entity, for any such rights that, individually or in the aggregate, do not have and would not be reasonably likely to have a Material Adverse Effect on the Acquired Companies, taken as a whole.  No Acquired Company or Non-Controlled Entity has outstanding debt or debt instruments providing for voting rights, except, solely with respect a Non-Controlled Entity, for any such debt or debt instruments that, individually or in the aggregate, do not have and would not be reasonably likely to have a Material Adverse Effect on the Acquired Companies, taken as a whole.  No Person is entitled to any preemptive or similar rights to subscribe for limited liability Transferred Equity.  No Acquired Company has granted to any Person the right to demand or request that such Acquired Company effect a registration under the Securities Act of any securities held by such Person or to include any securities of such Person in any such registration by such Acquired Company.

(c)Section 4.3(c) of the Company Disclosure Letter sets forth all equity interests in any Person and joint venture interests owned directly by any Acquired Company.  With the exception of the equity interests of Alliant Company (which is owned 99% by Palm Drive and 1% by Alliant Inc. and will be owned 99% owned by Palm Drive and 1% owned by Alliant Inc. immediately prior to the Closing), Alliant Strategic (which is 70% owned by Palm Drive and 30% owned by a third party as of the date hereof and will be 70% owned by Palm Drive and 30% owned by a third party as of immediately prior to the Closing), ADC I (only to the extent that 1% is owned by Alliant ADC as of the date hereof and that such 1% will be owned solely by Alliant ADC as of immediately prior to the Closing) and ADC II  (which is 99% owned by the Seller and 1% is owned by Alliant ADC as of the date hereof and such 99% will be owned by the Seller and 1% will be owned by Alliant ADC as of immediately prior to the Closing), all of the issued and outstanding equity securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Liens (other than Liens created by Purchaser or Permitted Liens).  All of the issued and outstanding equity securities owned by an Acquired Company in a Non-Controlled Entity are owned of record and beneficially by such Acquired Companies, free and clear of all Liens (other than Liens created by Purchaser or Permitted Liens).

4.4Authority, Approvals, Enforceability and Consents.

(a)Each First Tier Acquired Company has the entity power and authority to enter into this Agreement and the other Transaction Documents to be executed and delivered by them and to perform their respective obligations hereunder and thereunder.

(b)The execution, delivery and performance by each First Tier Acquired Company of this Agreement and the other Transaction Documents to be executed and delivered by them and the consummation by such First Tier Acquired Company of the transactions contemplated hereby and thereby have been duly authorized and approved by the Governing Body of such Person and no other entity proceedings on the part of such Person are necessary to authorize and approve this Agreement and the other Transaction Documents to be executed and delivered by it and the transactions contemplated hereby and thereby.

(c)This Agreement has been, and the other Transaction Documents to be executed and delivered by the First Tier Acquired Companies at the Closing will, at the Closing,

have been, duly executed and delivered by the First Tier Acquired Companies and constitutes (or will constitute at the Closing, as applicable) the legal, valid and binding obligations of the First Tier Acquired Companies enforceable against the First Tier Acquired Companies in accordance with their respective terms, subject to the Enforceability Exceptions.

(d)Except as disclosed on Schedule C, the execution, delivery and performance by the First Tier Acquired Companies and the Seller Parties of this Agreement and the other Transaction Documents to be executed and delivered by the First Tier Acquired Companies and the Seller Parties and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)contravene any provision of any Organizational Documents of the Acquired Companies;

(ii)after notice or lapse of time or both, violate, conflict with, result in a breach of any provision of, constitute a default under, result in or permit the modification, revocation, cancellation, termination or acceleration of, any Company Material Agreement to which any Acquired Company is a party or by which any of their respective properties or assets are bound or otherwise subject or require any consent or waiver of any party to any such Company Material Agreement;

(iii)result in the creation or imposition of any Lien upon, or any Person obtaining any right to acquire or other interest in, any properties, assets or rights of any Acquired Company;

(iv)violate or conflict with any Law applicable to any Acquired Company or their respective businesses or properties; or

(v)require any authorization, consent, order, license, permit or approval of, or notice to, or filing, registration or qualification with, any Governmental Authority, except in connection, or in compliance, with the notification and waiting period requirements of the HSR Act;

except, in each case of (ii), (iii), (iv) or (v), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies or a material adverse effect on the ability of the Acquired Companies to perform their respective obligations hereunder or under any Transaction Document.

4.5Financial Statements.  The Seller Parties have prior to the execution of this Agreement delivered to the Purchaser a true and complete copy of the following:

(a)the audited consolidated balance sheets of each of (i) Alliant Capital, (ii) ADC I and ADC II, (iii) Alliant Strategic and (iv) Alliant Company as of December 31, 2020, December 31, 2019 and December 31, 2018, and the related audited consolidated statements of operations, member’s equity and cash flows for each of the years then ended, together with a true and correct copy of the related notes and schedules thereto (collectively, the “Audited Financial

Statements”) and the report of the applicable Acquired Companies’ auditor on such Audited Financial Statements; and

(b)the unaudited consolidated balance sheets as of June 30, 2021 of each of (i) Alliant Capital, (ii) ADC, (iii) Alliant Strategic and (iv) Alliant Company, and the related unaudited consolidated statement of operations for the six-month period then ended (together, the “Unaudited Financial Statements”, and collectively the Audited Financial Statements and Unaudited Financial Statement shall be referred to as the “Financial Statements”).

The Financial Statements are in accordance with the books and records of the Acquired Companies and, to the Knowledge of the Company, fairly present in all material respects the financial position and results of operations of the Acquired Companies as of the dates and for the periods indicated, in accordance with GAAP consistently applied during such periods (except as may be indicated in the notes to the Financial Statements and except that the notes to the Unaudited Financial Statements, if any, may not be in accordance with GAAP).

4.6Absence of Undisclosed Liabilities.  The Acquired Companies do not have any Liabilities of the type required to be disclosed in their balance sheet in accordance with GAAP, except for (a) obligations, liabilities and commitments reflected or reserved against in the Audited Financial Statements as of December 31, 2020 (the “Balance Sheet Date”) or disclosed in the notes thereto, and (b) current liabilities incurred by each Acquired Company in the Ordinary Course after the Balance Sheet Date that, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect on such Acquired Company.

4.7Absence of Certain Changes.  Between the Balance Sheet Date and the date hereof, each Acquired Company and Non-Controlled Entity has conducted its business only in the Ordinary Course and:

(a)there has been no:

(i)development, change, event or occurrence that, individually or in the aggregate, has had, or would be reasonably likely to have, a Material Adverse Effect on such Acquired Company or such Non-Controlled Entity (with respect to a Non-Controlled Entity, a Material Adverse Effect on the Acquired Companies, taken as a whole); or

(ii)physical damage or destruction to the assets of any Acquired Company or Non-Controlled Entity that is not covered by insurance or would be reasonably likely to have a Material Adverse Effect on such Acquired Company or such Non-Controlled Entity (with respect to a Non-Controlled Entity, a Material Adverse Effect on the Acquired Companies, taken as a whole); and

(b)except as set forth on Section 4.7(b) of the Company Disclosure Letter, no Acquired Company has (nor any party acting on behalf of or with respect to an Acquired Company), directly or indirectly:

(i)outside of the Ordinary Course of Business, amended or otherwise changed its Organizational Documents;

(ii)outside of the Ordinary Course of Business, (A) issued, granted or sold any equity interests or securities, (B) issued, granted or sold any security, option, warrant, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the issuance, sale, pledge or other disposition of any membership interests or any other equity security, (C) entered into any agreement, commitment or understanding calling for any transaction referred to in clause (A) or (B) of this paragraph (ii), or (D) made any other changes in its equity capital structure;

(iii)outside of the Ordinary Course of Business, declared, set aside or paid any noncash dividend or other noncash distribution (whether in membership interests, property or any combination thereof) in respect of any membership interests or any other equity security, or purchased, redeemed or otherwise acquired, any membership interests or any other equity security for consideration other than cash;

(iv)other than capital expenditures that do not exceed $50,000 individually or $250,000 in the aggregate or appropriations or commitments with respect thereto of no more than $250,000, made any capital expenditures or appropriations or commitments with respect thereto;

(v)created, incurred or assumed any Indebtedness in excess of $250,000;

(vi)paid, discharged or satisfied claims, liabilities or obligations (absolute, accrued, contingent or otherwise and whether due or to become due) that involve payments or commitments to make payments exceeding $100,000 in the aggregate, other than liabilities or obligations incurred in the Ordinary Course;

(vii)assumed, endorsed, guaranteed or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Indebtedness of any other Person, other than in the Ordinary Course;

(viii)entered into any transaction or series of related transactions involving total payments to or by it of, or involving the acquisition or disposition by it of property, assets or rights having a value of, more than $100,000 in the aggregate except those entered into in the Ordinary Course;

(ix) (i)  entered into, adopted, contributed to, or become obligated to contribute to, any Employee Benefit Plan or any other benefit plan, policy or program, (ii) entered into any collective bargaining agreement or other similar agreement with a labor union or works council, (iii) granted to any of its current employees, officers, directors, independent contractors or consultants with total compensation in excess of $200,000 per year any increase in compensation, (iv) caused or instituted any plant closing or mass layoff as defined by WARN, (v) acted to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant of any Acquired Company, or (vi) hired, promoted or terminated the employment of any current or former officer, manager or employee of any Acquired Company that had or would have total compensation in excess of $200,000 per year;

(x)materially changed its accounting methods, principles or practices, except as required by GAAP;

(xi)waived any right or entered into any one or more transactions that, individually or in the aggregate, has had, or would be reasonably likely to have, a Material Adverse Effect on such Acquired Company or such Non-Controlled Entity (with respect to a Non-Controlled Entity, a Material Adverse Effect on the Acquired Companies, taken as a whole);

(xii)mortgaged, pledged or subjected to any material Lien (other than Permitted Liens) any of its assets, other than in the Ordinary Course;

(xiii)sold or transferred any of its assets (including, without limitation, any Intellectual Property), other than in the Ordinary Course;

(xiv)settled or compromised any Tax Audit or other proceeding or Tax liability, entered into any closing agreement with respect to Taxes, waived any statute of limitation in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency (excluding extensions granted automatically under applicable Law), surrendered any right to claim a Tax refund, offset or other reduction in Tax liability, made, revoked or changed any Tax accounting, recording method or election, filed any amended Tax Return, or taken any action outside the ordinary course of business with respect to Tax matters; or

(xv)authorized any of, or committed or agreed to take, whether in writing or otherwise, any of the foregoing actions.

4.8Taxes.

(a)All Tax Returns required to be filed by or with respect to each Acquired Company have been timely filed in accordance with all applicable Laws (taking into account any valid extensions), and such Tax Returns are true, correct and complete in all material respects.  All Taxes due and owing by or with respect to each Acquired Company have been duly and timely paid. Each Acquired Company has made adequate provision in the Audited Financial Statements as of December 31, 2020 in accordance with GAAP for the payment of, all material Taxes with respect to each Acquired Company for all open periods (including any portions thereof) and for all such amounts owed or accrued and not otherwise paid.  Since the Balance Sheet Date, no material liability for Taxes has been incurred or accrued by or with respect to any Acquired Company outside the Ordinary Course.

(b)Except as set forth on Section 4.8(b) of the Company Disclosure Letter, each of the following has been delivered or made available, as applicable, to Purchaser in a timely manner prior to the date hereof: (1) complete copies of all Income Tax Returns and other material Tax Returns of and with respect to each First Tier Acquired Company and Upper Tier Fund, which have been filed through the date hereof for the three (3) preceding taxable years, have been delivered to the Purchaser prior to the date hereof, (2) all revenue agent’s reports, notices or proposed notices of deficiency or assessment, audit reports, information document requests, material correspondence and other similar documentation relating to Taxes or Tax Returns of or with respect to any Acquired Company relating to all tax years for which the statute of limitations has not expired; (3) all ruling requests, technical advice memoranda, closing or similar agreements, gain recognition agreements (within the meaning of Treasury Regulations Section 1.367(a)-8 or 8T (as applicable)), or similar agreements or documents relating or attributable to an Acquired Company that could reasonably be expected to affect any period of Purchaser or any of its Affiliates ending after the Closing Date or for which the statute of limitations has not expired or for which Purchaser or its Affiliates has any Tax or other liability; (4) all Tax Sharing Agreements or similar agreements to which any Acquired Company is a party or under which any Acquired Company has any Tax liability (other than any contract entered into in the ordinary course of business no primary purpose of which relates to Taxes)); and (5) all Tax abatement or similar contracts (or any other contracts) with any Governmental Authority to which any Acquired Company is a party (other than any contract entered into in the ordinary course of business no primary purpose of which  relates to Taxes.

(c)There are no Liens for Taxes (other than Taxes not yet due) upon any property or assets of any Acquired Company.

(d)There are no Tax Audits currently active or pending with regard to any Taxes or Tax Returns with respect to any Acquired Company or the Seller Parties (with respect to the assets or activities of the Acquired Companies) and no such Tax Audit is threatened in writing (or, to the Knowledge of the Company, otherwise). No Acquired Company or Seller Party has received any written (or, to the Knowledge of the Company, other) notice of any intent to initiate any Tax Audit or to open any other review or any written request for information with respect to Tax matters.  Except as set forth on Section 4.8(d) of the Company Disclosure Letter, no written (or, to the Knowledge of the Company, other) claim has ever been made by a Tax Authority in a jurisdiction where an Acquired Company or the Seller Parties (with respect to the assets or activities of the Acquired Companies) does not file Tax Returns that any such party is or may be subject to taxation by, or a requirement to file any Tax Return in, that jurisdiction.  There is no litigation or assessment pending or proposed with respect to any liability for Tax that relates to an Acquired Company.

(e)No Acquired Company or Seller Party (with respect to any Acquired Company) is a party to or bound by any agreement providing for the allocation, indemnification, or sharing of Taxes (other than any agreement entered into in the ordinary course of business no primary purpose of which relates to Taxes) (collectively, “Tax Sharing Agreements”), and none of the Acquired Companies, Purchaser, Parent, or any of their respective Affiliates shall have any liability after the Closing Date pursuant to any such agreement.

(f)There are no elections with respect to Taxes affecting any Acquired Company, other than such elections shown on or in the Tax Returns that have been delivered or made available to Purchaser prior to the date of this Agreement.

(g)No Acquired Company or Seller Party (with respect to any Acquired Company) has (i) agreed, or is required, to make any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other Laws), (ii) filed a pending application with any Tax Authority requesting permission for any change in accounting method, or (iii) received a written (or, to the Knowledge of the Company, other) notice from the IRS or any other Tax Authority proposing any such adjustment or change in accounting method.

(h)Each Acquired Company and Seller Party (with respect the Acquired Companies) (1) has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any present or former employees, agents, independent contractors, creditors or members or any other Person, and (2) has complied with all other withholding Tax provisions and information reporting requirements and has properly maintained any and all certificates, forms, and other documents required by Law for any exemption from withholding and remitting any Taxes or collecting and remitting any Taxes, as applicable.

(i)No extension of time within which to file any Tax Return that relates to an Acquired Company has been requested or granted, which Tax Return has not since been timely filed (other than any automatic extension for which approval of a Tax Authority is not required).  There are no waivers or extensions (nor any request for the foregoing) of any applicable statute of limitations for the assessment or collection of Taxes or claim for Taxes which remain in effect (other than any automatic extension for which approval of a Tax Authority is not required).

(j)There are no Tax rulings, requests for rulings, or closing agreements relating to any Acquired Company which could affect its liability (or that of Purchaser, Parent, or any of their respective Affiliates) for Taxes for any period after the Closing Date.  Except for powers of attorney granted to the Acquired Company’s accountants and advisors in the Ordinary Course with respect to routine payroll matters, no power of attorney has been granted by or on behalf of an Acquired Company with respect to any matter relating to Taxes which is currently in force.

(k)No Acquired Company or Seller Party has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of U.S. state, local or non-U.S. Law).

(l)No Acquired Company or Seller Party (with respect to an Acquired Company) will be required to include any item of income or gain in, or be required to exclude any item of deduction of loss from, any taxable period ending after the Closing Date as a result of any (i) change in accounting method that is either agreed to on or prior to the Closing Date or required by law for a Pre-Closing Tax Period, (ii) use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (iii) method of accounting that defers the recognition of income to any period ending after the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or similar provision of U.S. state, local or non-U.S. Tax Law) entered into with any Tax Authority on or prior to the Closing Date, (v) installment sale or open transaction disposition made on or prior to the Closing Date, (vi) deferred intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Law) on or prior to the Closing Date, or (vii) prepaid amount or deferred revenue accrued on or prior to the Closing Date.

(m)No Acquired Company has, in the prior three-year period, either distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(n)No Acquired Company owns any equity in any non-U.S. corporation.

(o)No Acquired Company or Seller Party (with respect to an Acquired Company) has taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of U.S. federal income Tax under Section 6662 of the Code (or any similar provision of U.S. state, local or non-U.S. Law).

(p)No Acquired Company is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(q)All Acquired Companies are properly classified as partnerships or disregarded entities for U.S. federal income tax purposes and no Acquired Company nor any Person on behalf of, or with respect to, such Acquired Company has made or filed (or will make or file on or before the Closing Date) an election for such Acquired Company to be treated otherwise.

(r)No Seller Party is a non-U.S. person subject to withholding under Section 1445 of the Code and the regulations promulgated thereunder.

No representations are made concerning the amount of, or limitations on the use of, an Acquired Company’s net operating losses or capital losses that are attributable to a Pre-Closing Tax Period, in each case for Tax periods beginning after the Closing Date.

4.9Legal Matters.

(a)General.

(i)Except as set forth on Section 4.9(a)(i) of the Company Disclosure Letter, (A) there is no Claim, investigation, inquiry, review, demand or request for information, pending against, and to the Knowledge of the Company no Claims, investigations, inquiries, reviews, demands or requests for information threatened against, any Acquired Company, any Non-Controlled Entity or any such Acquired Company’s or Non-Controlled Entity’s properties or rights at law or in equity, before or by any court, arbitrator, panel or other Governmental Authority and (B) no Acquired Company or Non-Controlled Entity is operating under, or subject to, any judgment, decree, writ, injunction, ruling, award, stipulation, determination or order (collectively, “Judgments”) of any Governmental Authority, other than in the case of (A) and (B) any such claims and Judgments that, individually or in the aggregate, do not have and would not be reasonably likely to have, a Material Adverse Effect on such Acquired Company or such Non-Controlled Entity (with respect to a Non-Controlled Entity, a Material Adverse Effect on the Acquired Companies, taken as a whole).

(ii)Since January 1, 2019, each Acquired Company and Non-Controlled Entity has complied in all material respects with all applicable Laws, and is not in violation of, and have not received any notices of violation with respect to, any Laws in connection with the conduct of its business or the ownership or operation of its business, assets and properties, including, as applicable:

(A)state usury, consumer lending and insurance Laws, the Truth in Lending Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Real Estate Settlement Procedures Act, the USA PATRIOT Act, the International Money Laundering Abatement and Anti-Terrorist Financing Act, the Home Mortgage Disclosure Act, the Homeowners Protection Act, the Flood Disaster Protection Act, the Federal Trade Commission Act, and other federal, state, local and foreign Laws or Regulations regulating mortgage origination, mortgage banking, mortgage brokerage or agency, other commercial or personal loans, and lending or servicing loans generally; and

(B)any federal, state, local and foreign Laws or Regulations requiring (i) registration, licensing or qualification of or otherwise regulating investment advisers, investment companies or broker-dealers, including the Investment Advisers Act and the Investment Company Act, or (ii) registration of securities, including the Securities Act;

in each case except for noncompliance or violations as, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect on such Acquired Company or such Non-Controlled Entity (with respect to a Non-Controlled Entity, a Material Adverse Effect on the Acquired Companies, taken as a whole).

(iii)Neither any Acquired Company nor any Acquired Company’s officers, key employees or Persons performing management functions similar to officers or directors has received since January 1, 2019 any written claim, demand, notice, complaint, court order or administrative order from any Governmental Authority under, or relating to, any violation or possible violation of any applicable Laws related to the business and operations of such Acquired Company or an Non-Controlled Entity that, with respect an Acquired Company, did or would be reasonably likely to result in fines or penalties of $50,000 or more with respect to any individual violation, or, with respect to a Non-Controlled Entity, did or would be reasonably likely to have a Material Adverse Effect on the Acquired Companies, taken as a whole.

(iv)The Acquired Companies and Non-Controlled Entities (a) own or hold all Permits that are material for the conduct of their respective businesses as presently conducted.  The Acquired Companies and Non-Controlled Entities are in all material respects in compliance with all such Permits.  Since January 1, 2019, no event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, any modification, revocation, non-renewal or termination of any material Permit of the Acquired Companies or Non-Controlled Entities.

(v)Since January 1, 2019, no Acquired Company nor Non-Controlled Entity has received any written notice asserting any noncompliance in any material respect with any Law or Permit, except for any such noncompliance that, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect on such Acquired Company or such Non-Controlled Entity (with respect to a Non-Controlled Entity, a Material Adverse Effect on the Acquired Companies, taken as a whole).  To the Knowledge of the Company, there is no Law proposed or under consideration that, if effective, individually or in the aggregate, would have or would be reasonably likely to have, a Material Adverse Effect such Acquired Company or such Non-Controlled Entity (with respect to a Non-Controlled Entity, a Material Adverse Effect on the Acquired Companies, taken as a whole).  No governmental, administrative or judicial authority has indicated in writing any intention to initiate any investigation, inquiry or review involving an Acquired Company, Non-Controlled Entity or any of its properties or rights, except, with respect to a Non-Controlled Entity, for any such investigation, inquiry or review that, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect on the Acquired Companies, taken as a whole.

(b)Certain Securities Law Matters.

(i)No ASI Fund or Upper Tier Fund has made an investment, directly or indirectly, in any Person that is not a limited partnership or limited liability company owned and controlled by (A) the relevant ASI Fund or Upper Tier Fund and/or (B) the relevant ASI Fund’s or Upper Tier Fund’s general partner or managing member or an Affiliate of its general partner or managing member.  For purposes of the foregoing, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person.

(ii)Limited partnership interests in Alliant Strategic Preservation Fund II, Ltd. were offered and sold in accordance in all material respects with the requirements and conditions applicable to a private offering made in reliance upon Rule 506(b) under the Securities Act.

(iii)To the Knowledge of the Company, prior to admitting each subscriber for a limited partnership interest or membership interest in a Rule 506(c) Issuer as a limited partner or member of such Rule 506(c) Issuer, the general partner or managing member of such Rule 506(c) Issuer obtained written confirmation from a Person described in clause (1), (2), (3) or (4) of Rule 506(c)(2)(ii)(C) under the Securities Act that such Person had taken reasonable steps to verify that such subscriber was an accredited investor within the three-month period preceding the date of the subscriber’s admission and had determined that such subscriber was an accredited investor as defined in Rule 501 under the Securities Act.

(iv)With respect to each Rule 506 Issuer, to the Knowledge of the Company, no Covered Person was subject to any of the disqualifications described in clauses (i) through (viii) of Rule 506(d)(1) under the Securities Act at the time of the sale of any limited partnership interest or membership interest in such Rule 506(b) Issuer or Rule 506(c) Issuer.

4.10Real Property.

(a)Except as set forth on Section 4.10(a) of the Company Disclosure Letter, the Acquired Companies do not directly own any real property.

(b)The leases and other agreements and documents listed on Section 4.10(b) of the Company Disclosure Letter (collectively, the “Real Property Leases”) are the only real property leased by the Acquired Companies or which the Acquired Companies have an option to lease (collectively, the “Leased Real Property”).

(c)The Acquired Companies have a good and valid leasehold interest in the Leased Real Property, free and clear of any and all monetary Liens, and do not have and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the applicable Acquired Company, free and clear of any and all other Liens, except for Permitted Liens.

(d)True and correct copies of the Real Property Leases have been delivered or made available for review to Purchaser.  Except as set forth on Section 4.10(b) of the Company Disclosure Letter, the Real Property Leases are unmodified and in full force and effect, and there are no other material agreements, written or oral, affecting the use and occupancy of the Leased Real Property.  Neither any Acquired Company nor, to the Knowledge of the Company, any landlord or other party, is in material default under any Real Property Leases beyond any applicable notice and cure period, and no defaults by any Acquired Company or any landlord or other party have been alleged in writing thereunder.  Since January 1, 2019, no Acquired Company has given or received any written notice of default under any of the Real Property Leases.

(e)Since January 1, 2019, no Acquired Company has received written notice of, and there is no Litigation pending (or, to the Knowledge of the Company, threatened) (a) to take all or any portion of the Leased Real Property, or any interest therein, by eminent domain, or (b) to modify the zoning of, or other governmental rules or restrictions applicable to, the Leased Real Property, or the current use thereof, which, in each case with respect to the items referenced in clauses (a) and (b) above, would have or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Acquired Company.

(f)There are no material Contracts with any Governmental Authority affecting the use, ownership or occupancy of any Acquired Company’s interest in the Leased Real Property.

(g)Except as set forth in the Real Property Leases, no Acquired Company has made or entered into any Contracts to sell, mortgage, pledge or hypothecate, lease, sublease, convey, alienate, transfer or otherwise dispose of or grant any Liens (other than Permitted Liens) on the Leased Real Property, or any portion thereof.  Except as set forth in the Real Property Leases, no Person has any right or option to acquire or lease, or right of first refusal with respect to, any Acquired Company’s interest in the Leased Real Property or any part thereof, and to the

Knowledge of the Company and except as set forth in the Real Property Leases, the Leased Real Property is not subject to any outstanding purchase options.

4.11Condition and Sufficiency of Assets.   Except as set forth in Section 4.11 of the Company Disclosure Letter, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property used or owned directly by the Acquired Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put by the Acquired Companies, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property used or owned by Acquired Companies is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by each Acquired Company, together with all other properties and assets of such Acquired Company, are sufficient for the continued conduct of such Acquired Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of such Acquired Company as currently conducted.

4.12Intellectual Property.

(a)Section 4.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of, and separately identifies, all Company Registered Intellectual Property and all material unregistered Trademarks in the Company Owned Intellectual Property and sets forth, as applicable: (i) for each item, the full legal name of the owner of record, applicable jurisdiction or registrar, status, application or registration number and date of application, registration or issuance, as applicable and (ii) each action, filing and payment that must be taken or made on or before the date that is ninety (90) days after the date of this Agreement in order to maintain such item of Company Registered Intellectual Property. All Company Registered Intellectual Property is subsisting and, to the Company’s Knowledge, valid and enforceable.

(b)The Acquired Companies are the sole and exclusive owner of and have valid and enforceable title (free and clear of all Liens other than Permitted Liens) to all Company Owned Intellectual Property. The Company Owned Intellectual Property is not subject to any judgments or limitations or restrictions on use or otherwise. No Person other than Acquired Companies has any ownership interest in or exclusive rights to any Company Owned Intellectual Property in the Company Services.

(c)Each Acquired Company has valid legally enforceable rights to use all material Company Intellectual Property currently used by such Acquired Company in the Business. The Company Intellectual Property includes all of the material Intellectual Property necessary to enable Purchaser to conduct the Business in the same manner as currently conducted and planned to be conducted, and following the Closing, Purchaser will own or have (pursuant to the Inbound Licenses) the same rights that the Acquired Companies had immediately prior to the Closing with respect to such Intellectual Property. There is no judgment, Contract or other arrangement that prohibits or restricts any Acquired Company from carrying on the Business anywhere in the world or from any use of the Company Owned Intellectual Property.

(d)Section 4.12(d) of the Company Disclosure Letter identifies each Company IP Agreement (i) pursuant to which any right or interest in any Intellectual Property is licensed, sold, assigned, or otherwise conveyed or provided to an Acquired Company, including any authorizations, permissions to access or exploit any other Person’s Intellectual Property, options, covenants not to sue or similar non-assertion covenants (each, an “Inbound License”), other than (a) IP Assignment Agreements, (b) non-disclosure agreements entered into in the Ordinary Course of Business, and (c) non-exclusive licenses to generally available non-custom third-party software incorporated into any Company Intellectual Property and (d) Contracts with an annual license fee of less than $100,000, (ii) pursuant to which any right or interest in any Company Owned Intellectual Property is licensed, sold, assigned, or otherwise conveyed or provided to a third party, including any authorizations, permissions to access or exploit any Company Owned Intellectual Property, options, covenants not to sue or similar non-assertion covenants (each, an “Outbound License”), other than any non-disclosure agreements entered into in the Ordinary Course of Business, (iii) providing for the development of any Software or other Intellectual Property, independently or jointly, in the course of conducting the Business, by any Acquired Company on behalf of a third party or by a third party on behalf of any Acquired Company, and (iv) that is a settlement agreement, consent to use agreement, coexistence agreement, release, permission or covenant not to sue or other similar Contract, in each case relating to Company Owned Intellectual Property. Except with respect to the agreements listed in Section 4.12(d) of the Company Disclosure Letter, or (a) non-exclusive licenses to generally available non-custom third-party software incorporated into any Company Intellectual Property and (b) Contracts with an annual license fee of less than $100,000, no Acquired Company is obligated to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property. The Acquired Companies have provided Purchaser with true and complete copies of all Company IP Agreements required to be listed on Section 4.12(d) of the Company Disclosure Letter. None of the Company IP Agreements grant any third party exclusive rights to or under any Company Owned Intellectual Property. To the Company’s Knowledge, all Company IP Agreements are valid, binding and enforceable by the Acquired Companies against the other parties thereto, and the Acquired Companies and, to Company’s Knowledge, such other parties, are in compliance with the terms and conditions of the Company IP Agreements. No other party to any Company IP Agreement has threatened to terminate any of the rights of the Acquired Companies in such Company IP Agreement.

(e)To the Company’s Knowledge, neither the Company Intellectual Property nor the conduct by any Acquired Company of the Business infringes upon, misappropriates, dilutes or otherwise violates the Intellectual Property of any third Person or constitutes unfair competition or unfair trade practices under the Laws of any jurisdiction. To the Company’s Knowledge, no Person has infringed, misappropriated, or otherwise violated and no Person is currently infringing, misappropriating, or otherwise violating any of the rights of the Acquired Companies in the Company Intellectual Property.

(f)There are no Claims settled, pending or threatened in writing (including in the form of offers to obtain a license), (i) alleging that the conduct of the Business, the Company Intellectual Property or the use by any Acquired Company of any Company Intellectual Property infringes, misappropriates, dilutes, or violates the Intellectual Property of any Person, (ii) challenging the validity, use, enforceability, registrability, ownership or rights of any Acquired

Company with respect to any Company Intellectual Property, (iii) by any Acquired Company of any other Person alleging any infringement, misappropriation, dilution, or other violation by any Person of any Company Intellectual Property. No Acquired Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Claim. No Acquired Company is subject to any outstanding or prospective Governmental Order that restricts or impairs or could reasonably be expected to restrict or impair the use, transfer or licensing of any Company Intellectual Property.

(g)Each Acquired Company has taken reasonable security measures to protect the secrecy and confidentiality of the trade secrets, other technical information, and other confidential and proprietary information of such Acquired Company, including where deemed necessary in an Acquired Company’s reasonable business judgment, entering into appropriate written confidentiality agreements with any officers, directors, employees, consultants, and other Persons with access to such information, and, to Company’s Knowledge, no such information has been disclosed or otherwise accessed by any unauthorized Person or used in any unauthorized manner. All employees, consultants and independent contractors of the Acquired Companies with access to any confidential information relating to the Business have signed a valid and binding written agreement to keep such information confidential, which agreement is in full force and effect.

(h)Each Acquired Company has obtained from each current and former employee, consultant, and contractor responsible for the development of Intellectual Property for or on behalf of an Acquired Company an executed proprietary information and invention assignment agreement pursuant to which such Person (i) agrees to protect the confidential information of the Acquired Company and (ii) presently assigns to the Acquired Company all Intellectual Property created in the course of such Person’s employment or other relationship with the Acquired Company, without further consideration or any restrictions or obligations on the use or ownership of such Intellectual Property. To the Company’s Knowledge, no current or former employee, consultant, or contractor of any Acquired Company is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Company Intellectual Property or has any right, license, claim or interest whatsoever in or with respect to any Company Owned Intellectual Property.

(i)None of the Company Owned Intellectual Property was developed using any Governmental Authority or university funding or facilities, nor was it obtained from a Governmental Authority or university. No Acquired Company is a member of, and no Acquired Company is obligated to license or disclose any Intellectual Property to, any official or de facto standards setting or similar organization or to any organization’s members.

(j)To the Company’s Knowledge, none of the Company Services or Company IT Systems (i) contains any material bug, defect, or error (including any bug, defect, or error relating to resulting from the display, manipulation, processing, storage, transmission, or use of any data) that adversely affects the use, functionality, or performance of such Company Service or Company IT System or any product or system containing or used in connection with such Company Service or Company IT System; (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Service or Company IT System or any product or system containing or used in connection with such Company Service or Company IT System; or (iii) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging or destroying any data or file without the user’s consent.

(k)No Software in any Company Service or other Company Intellectual Property is subject to an obligation that, or contains, links, incorporates, is derived from, is distributed with, is combined with, or is being or was developed using Open Source Software in a manner that, would impose or could impose a requirement or condition that any Software of any Acquired Company or any Company Service (i) be disclosed or distributed in source code form, (ii) be licensed under terms that permit making modifications or derivative works, (iii) be licensed, conveyed or redistributable at no charge to subsequent licensees or be subject to any restriction on the consideration to be charged for the distribution thereof or (iv) be subject to a requirement that any patents related to such Software are either licensed to or may not be asserted against, recipients of such Software.  Except as set forth in Section 4.12(k) of the Company Disclosure Letter, with respect to any Open Source Software that is or has been used in any way, each Acquired Company is in material compliance with all applicable licenses with respect thereto.

(l)All Software presently used by and Acquired Company and included in the Company Intellectual Property is functional and operates substantially in accordance with the specifications and documentation relating to that Software.  Each Acquired Company has in its possession the full and complete source code for the Software presently owned and used by such Acquired Company and included in Company Services and for systems developed by or on behalf of such Acquired Company, and has documented all such source code in a commercially reasonable manner that would enable a programmer of reasonable skill to support the Software and systems. No Acquired Company has disclosed or delivered to any escrow agent or any other Person any of the source code relating to any Company Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any such source code to any Person.

(m)The Company IT Systems are in good working order and condition and have been used and maintained in all material respects in accordance with their documentation, manufacturer requirements and applicable insurance policies. Except as set forth on Section 4.12(m) of the Company Disclosure Letter, no Acquired Company has experienced any material defect in design, workmanship or material of the Company IT Systems, and the Company IT Systems have all of the performance capabilities, processing capacity, resources, characteristics and functions necessary for the conduct of the business of each Acquired Company. There have not been any failures, errors or breakdowns in the Company IT Systems used in the operation of the Business which have caused any material disruption or interruption with respect to the

Business. Each Acquired Company has taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(n)Except as set forth in Section 4.12(n) of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereunder will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, or any other limitation with respect to, any Company Intellectual Property; (ii) a breach of or default under any Company IP Agreement; (iii) the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other Person; (iv) the grant or transfer to any other Person of any license or other right or interest under, to or in any Company Intellectual Property; (v) an Acquired Company granting to any Person any ownership interest in, covenant not to sue, access to, license or other right with respect to any Company Intellectual Property; or (vi) any Acquired Company or any Company Intellectual Property being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses or personnel (except as expressly agreed to in this Agreement by the parties). After the Closing, the Purchaser will possess the same rights to the Company Intellectual Property as the Acquired Companies possessed immediately prior to the Closing to the same extent the Acquired Companies would have had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than fees, royalties or payments which the Acquired Companies would otherwise have been required to pay had the Closing not occurred.

4.13Data Privacy. Except as set forth in Section 4.13 of the Company Disclosure Letter:

(a)During the last three (3) years, each Acquired Company has complied (i) in all material respects with all Privacy and Security Requirements. With respect to Protected Information collected by or on behalf of an Acquired Company, each Acquired Company has during the last three (3) years taken steps that either are required by applicable Privacy and Security Requirements or are otherwise reasonably necessary to protect such Protected Information against loss and unauthorized access, use, modification, disclosure or other misuse, including implementing reasonable measures with respect to the technical and physical security for such Protected Information. No Acquired Company has sold, rented or otherwise made available, in each case, for monetary compensation, and does not sell, rent or otherwise make available, in each case, for monetary compensation, any Protected Information.

(b)In connection with each third-party servicing, outsourcing or similar arrangement involving the third party’s acquisition of or access to Protected Information provided by or on behalf of an Acquired Company, such Acquired Company has taken commercially reasonable efforts to contractually obligate any such third party to (i) comply with the Privacy and Security Requirements applicable with respect to Protected Information, (ii) take reasonable steps to protect and secure the Protected Information from unauthorized disclosure, (iii) restrict use of the Protected Information to those authorized or required under the servicing, outsourcing or similar arrangement, and (iv) certify or guarantee the return or adequate destruction of the Protected Information.

(c)To the Knowledge of the Company, there have been no Security Incidents involving Protected Information in its possession or control, and no third party to whom an Acquired Company has provided access to Protected Information has notified an Acquired Company in writing of (i) any unauthorized acquisition, access, use or disclosure of any such Protected Information that would trigger a notification or reporting requiring under any Privacy and Security Requirements, (ii) any attempted or successful unauthorized access, use, disclosure, modification or destruction of such Protected Information or (iii) any interference with any database, network or information system that could materially affect the privacy or security of such Protected Information.

(d)No Acquired Company received any written notice of any Claim or alleged violations of Privacy and Security Requirements by any Governmental Authority or other Person concerning such Acquired Company’s collection, use, processing, storage, transfer, or protection of Protected Information, and there are no facts or circumstances that could reasonably be expected to give rise to any such Claim.

(e)Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement, will violate in any material respect any Privacy and Security Requirements.

4.14Asset Management Portfolio.  Except for those properties sold or otherwise removed in the Ordinary Course, either voluntarily or involuntarily, substantially all of the properties in Alliant Company’s asset management portfolio as of July 31, 2021 will be included in Alliant Company’s asset management portfolio as of the Closing Date except to the extent the failure to include such properties would not reasonably be expected to have a Material Adverse Effect on Alliant Company.  As of July 31, 2021, the gross equity raised by Alliant Company in its asset management portfolio was approximately $8.5 billion.

4.15Company Agreements.

(a)Section 4.15(a) of the Company Disclosure Letter lists as of the date of this Agreement each of the following Company Agreements (collectively, the “Company Material Agreements”):

(i)any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by an Acquired Company other than the Assumed Indebtedness;

(ii)any guaranty, direct or indirect, primary or secondary, by an Acquired Company of any obligation for borrowings or otherwise, excluding those made in the Ordinary Course other than the Assumed Indebtedness;

(iii)any Company Agreement providing for the grant of any preferential rights to purchase or lease any of the material assets of an Acquired Company;

(iv)any Company Agreement providing for any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons other than in the Ordinary Course;

(v)any Company Agreement that is a collective bargaining agreement with any labor union;

(vi)any Company Agreement providing for any lease or similar arrangement for the use by an Acquired Company of personal property involving payments of in excess of $250,000 per annum that is not cancellable within 30 days without payment of any premium or penalty;

(vii)(A) any Company Agreement (other than an agreement related to employment of Company Employees) with a term in excess of one year and providing for aggregate payments in excess of $250,000 or (B) any Company Agreement that is an agreement related to employment of Company Employees providing for aggregate payments in excess of $200,000 per year (excluding, for scheduling purposes, offer letters for at-will employment that do not include contractual severance obligations and that have materially the same terms as a form provided to Purchaser; provided that, for purposes of clarity, any changes to base salary or hourly rate, target, bonus, title, duties, or other terms that are inherently employee- and position-specific shall not be considered material differences from the form provided);

(viii)any Company Agreement that contains a non-competition provision restricting the businesses of an Acquired Company (or, at any time after the consummation of the Closing, Purchaser or any of its Affiliates) or that grants the other party or any third Person “most favored nation” status with respect to an Acquired Company;

(ix)any Company Agreement relating to the acquisition or disposition of any material amount of assets outside of the Ordinary Course;

(x)any Company Agreement that is an Employee Benefit Plan;

(xi)any Company Agreement that is a partnership, joint venture or similar agreement with a third party, excluding such partnerships or joint ventures set forth on Section 1.1(b), Section 1.1(c) and Section 4.3(c) of the Company Disclosure Letter; and

(xii)any Company Agreement that contains a “Key Man” provision where a Seller Party or principal thereof is the named “Key Man” and investor consent is required under such Company Agreement as a result of the transactions contemplated hereby, including the name of such Person and a brief description of the provision.

(b)Copies of all written Company Material Agreements have been delivered or otherwise made available to Purchaser prior to the date of this Agreement.

(c)With such exceptions as, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect on an Acquired Company:

(i)all of the Company Agreements are in full force and effect and are valid and binding on and enforceable against each Acquired Company party thereto in accordance with their terms and, to the Knowledge of the Company, on and against the other parties thereto, except as enforceability may be limited by the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Law affecting creditors’ rights or relief of debtors generally, and the effect of general principles of equity, including general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether enforceability is considered in a proceeding in equity or at law);

(ii)No Acquired Company, and, to the Knowledge of the Company, no other party to any Company Agreement, is in breach of, or default under, any Company Agreement and no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach of, or default under, any Company Agreement; and

(iii)No Acquired Company has given to or received from any other Person any written notice or other written communication regarding any actual or alleged violation or breach or, or default under, any Company Agreement.

4.16Labor Relations.

(a)Except as set forth on Section 4.16(a) of the Company Disclosure Letter, No key employee or group of employees has informed the Acquired Companies, either orally or in writing, of any plans to terminate their employment with the Acquired Companies generally or as a result of the transactions contemplated hereby or otherwise.

(b)Except as set forth in Section 4.16(b) of the Company Disclosure Letter, the Acquired Companies are not parties to or bound by any collective bargaining agreement.  The Acquired Companies have no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to any Company Employee.  The Acquired Companies are not engaged in any unfair labor practice and there is (i) no unfair labor practice charge or complaint pending against the Acquired Companies or, to the Knowledge of the Company, threatened against the Acquired Companies before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Acquired Companies, or to the Knowledge of the Company, so threatened, (ii) no strike, labor dispute, slow down or work stoppage pending, or, to the Knowledge of the Company, threatened against the Acquired Companies, and (iii) no union representation question, petition or proceeding existing with respect to the Company Employees.

(c)The Acquired Companies have made available to Parent a true, complete and accurate list of each Company Employee and each current independent contractor, director or consultant of the Acquired Companies (in each case anonymized if needed to comply with applicable Laws), his or her date(s) of hire or engagement by the Acquired Companies, position and title (if any), current rate of compensation (including bonuses, commissions and incentive compensation, if any), and in the case of an employee, whether such employee is hourly or salaried, whether such employee is exempt or non-exempt, whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status and, if applicable, the anticipated date of return to active employment.  There is no employee of Palm Drive who devotes a majority of his or her time to the Business except for those employees identified on Section 4.16(c) of the Company Disclosure Letter.  Except as disclosed on Section 4.16(c) of the Company Disclosure Letter, the Acquired Companies have no unsatisfied liability to any previously terminated employee or independent contractor.

(d)All Company Employees are employees at will or otherwise employed such that the Acquired Companies may lawfully terminate their employment at any time, with or without cause, without any contractual severance obligations or notice period of longer than sixty (60) days. A true and correct copy of any form of non-competition, non-solicitation or confidentiality agreement currently in force with any Company Employees and any consultants or independent contractors of the Acquired Companies, and any material variances therefrom, has been delivered to Parent.  To the Knowledge of the Company, no employee, officer or director of the Acquired Companies is a party to, or is otherwise bound by, any agreement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee, officer, director or manager and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his or her duties as an employee, officer or director of the Acquired Companies, or (ii) the ability of the Acquired Companies to conduct its business, including any Proprietary Rights Agreement with the Acquired Companies by any such employee, officer or director.

(e)Except as disclosed in Section 4.16(e) of the Company Disclosure Letter, the Acquired Companies have since January 1, 2019 complied in all material respects with all applicable laws, rules and regulations relating to labor, labor relations or employment, including, without limitation, any provisions thereof relating to equal employment opportunity, wages, hours, overtime regulation, employee safety and health, immigration control, drug testing, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all taxes, insurance and all other costs and expenses applicable thereto, and the Acquired Companies are not liable for any arrearage, or any taxes, costs or penalties for failure to comply with any of the foregoing. The Acquired Companies do not have any plans to implement mass layoffs, plant closings, or other actions prior to Closing that would trigger WARN requirements.

(f)Each person retained as an independent contractor by the Acquired Companies during the last three (3) years qualifies or qualified as an independent contractor and not as an employee of the Acquired Companies under all applicable laws and all applicable Employee Benefit Plans.

(g)Except as disclosed in Section 4.16(g) of the Company Disclosure Letter, since January 1, 2019, there have not been any allegations, charges or complaints concerning employment discrimination, wage payment, overtime obligations or other issues pertaining to unlawful employment practices pending against the Acquired Companies or, to the Knowledge of the Company, threatened.

(h)The Acquired Companies have in their files a U.S. Citizenship and Immigration Services Form I-9 that was validly and properly completed in all material respects and, if necessary, that has been properly updated, in accordance with applicable Law for each Company Employee (and for any former employee of the Acquired Companies with respect to whom such form is still required to be maintained under applicable Law following the termination of their employment.  To the Knowledge of the Company, the Acquired Companies have not hired or continued to employ unauthorized workers and have not used the services of any individual through a staffing agency, Contract or subcontract knowing that the individual was an unauthorized worker.

4.17Employee Benefit Plans.

(a)Section 4.17(a) of the Company Disclosure Letter lists all material Employee Benefit Plans (excluding, for scheduling purposes, offer letters for at-will employment that do not include contractual severance obligations and that have materially the same terms as a form provided to Purchaser; provided that, for purposes of clarity, any changes to base salary or hourly rate, target, bonus, title, duties, or other terms that are inherently employee- and position-specific shall not be considered material differences from the form provided).

(b)Each Employee Benefit Plan is in compliance, in all material respects, with its terms and with ERISA and other applicable laws (including, without limitation, compliance with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA (“COBRA”), the Patient Protection and Affordable Care Act and the deferred compensation rules and withholding requirements set forth in Section 409A of the Code), and with any applicable collective bargaining agreement and all other agreements and instruments applicable to any Employee Benefit Plan.  Each pension plan, as defined in Section 3(2) of ERISA (“Pension Plan”), of the Acquired Companies is maintained pursuant to a volume submitter or prototype document for which it may properly rely on the applicable opinion or advisory letter.  Each such Pension Plan has been qualified under the Code from the effective date of such Pension Plan, and there have been no amendments or other developments since the effective date of such Pension Plan which would cause the loss of such qualified status.  No violation of ERISA has at any time occurred in connection with the administration of any of the Employee Benefit Plans, and there are no actions, suits, or claims (other than routine, non-contested claims for benefits) pending or, to the Knowledge of the Company, threatened against the Employee Benefit Plans, or any administrator or fiduciary thereof, which could result in any material liability.  Each Employee Benefit Plan can be terminated within thirty days, without payment of any additional contribution or amount and, except as otherwise mandated by ERISA (other than any non-material administrative or termination fees and costs), without the vesting or acceleration of any benefits promised by such Employee Benefit Plan.

(c)The Acquired Companies have heretofore delivered to Parent true and complete copies of each of the following for each Employee Benefit Plan: the current Employee Benefit Plan documents (and any applicable trust agreement, investment management agreement, administrative service contract or insurance contract, if applicable); where the Employee Benefit Plan has not been reduced to writing, a written summary of all material Employee Benefit Plan terms; the most recent IRS determination letter or IRS approval letter relating to each of the Pension Plans; the summary plan description (as currently in effect) and any summary of material modification for each of the Employee Benefit Plans; the most recent summary annual report furnished for each of the Employee Benefit Plans; the most recent actuarial valuations, if applicable, and latest financial statements for each of the Employee Benefit Plans; and all material documents filed with the IRS, Department of Labor or Pension Benefit Guaranty Corporation during the last six (6) years. Except as set forth on Section 4.17(c) of the Company Disclosure Letter, there is and has been no violation with respect to the filing of applicable reports, documents, and notices regarding such past or present Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of such Employee Benefit Plans and no material adverse change has occurred with respect to the matters covered by such reports, documents, and notices.

(d)Neither the Acquired Companies nor any ERISA Affiliate, nor any of their employees, members, managers, shareholders, or directors have engaged in any transaction in connection with which any of them would be subject either to a civil penalty assessed pursuant to Section 502 of ERISA or a tax imposed by Section 4975 of the Code.  The execution and performance of this Agreement will not involve any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(e)Neither the Acquired Companies, nor any of their ERISA Affiliates, either currently or at any time in the past, maintains or maintained, contributes or contributed to, sponsors or sponsored or otherwise has or has had any liability with respect to (i) a multiemployer plan as defined in Section 3(37) of ERISA, or (ii) a Pension Plan subject to Title IV of ERISA or Sections 412 or 430 of the Code.

(f)Except as disclosed on Section 4.17(f) of the Company Disclosure Letter, the execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Benefit Plan or employment agreement that will result in any payment (whether of severance pay or otherwise) becoming due to any Company Employee, (ii) accelerate the time of payment or vesting or increase the amount of compensation due under any Employee Benefit Plan or employment agreement, (iii) cause any individual to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Employee Benefit Plan or employment agreement, or (iv) directly or indirectly cause any Acquired Company to transfer or set aside any assets to fund or otherwise provide for benefits for any individual.  There are no contracts or arrangements providing for payments that could subject any Person to liability for tax under Section 4999 of the Code or cause the loss of a deduction to an Acquired Company under Section 280G of the Code.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in a “change in ownership or control” of a “corporation” within the meaning of Section 280G(b) of the Code.

(g)Neither the Acquired Companies nor any of their ERISA Affiliates provide, nor have they at any time provided, coverage under any welfare plan (as defined in Section 3(1) of ERISA) (including, but not limited to, life insurance, disability, medical, dental, prescription drugs, or accidental death or dismemberment) to any of their former employees, other than any continuation or conversion coverage which any such former employee may have purchased at his or her own expense.

(h)Except as set forth on Section 4.17(h) of the Company Disclosure Letter, there have been no statements, either written or oral, or communications made or materials provided to any employee or former employee of any Acquired Company, by any person that provide for or could be construed as a contract or promise (i) by any Acquired Company to provide for any pension, welfare, or other insurance-type benefits to any such employee or former employee, whether before or after retirement, other than benefits under the Employee Benefit Plans or (ii) regarding offers of employment or terms and conditions of employment with the Purchaser following the Closing.

(i)Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, (i) has been operated in compliance in all respects with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder and (ii) either (A) has been in a form which complies with the requirements of Section 409A of the Code or (B) has been timely amended under guidance issued pursuant to Section 409A of the Code so that its terms and provisions comply with the requirements of Section 409A of the Code.

4.18Transactions with Insiders.  Except as set forth in Section 4.18 of the Company Disclosure Letter, there are no Affiliate Transactions, other than compensation paid or transactions entered into in the Ordinary Course.

4.19Environmental Matters.

(a)Except as, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect on such Acquired Company or such Non-Controlled Entity (with respect to a Non-Controlled Entity, a Material Adverse Effect on the Acquired Companies, taken as a whole):

(i)(A) each Acquired Company and Non-Controlled Entity has complied with, and is currently in compliance with, the provisions of all applicable Environmental Requirements; and (B) to the Knowledge of the Company, the Leased Real Property is in compliance with the provisions of all applicable Environmental Requirements;

(ii)no Hazardous Materials have been discharged, disbursed, released, stored, treated, generated, disposed of or allowed to escape on, in, under, or from the Leased Real Property by any Acquired Company or Non-Controlled Entity in violation of Environmental Law or that requires Remedial Action;

(iii)there are no underground storage tanks, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB wastes located, contained, used or stored at or on the Leased Real Property and there are no underground storage tanks, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB wastes located, contained, used or stored at or on the real property used, owned, operated or controlled by the Non-Controlled Entities;

(iv)there has been no notice, order, directive, Claim or demand from any Governmental Authority to any Acquired Company or Non-Controlled Entity with respect to:  (A) the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release, discharge or removal of any chemical, Hazardous Materials, waste containing any chemical or Hazardous Material at the Leased Real Property, or asbestos; or (B) any actual or potential violation or failure to comply with any Environmental Requirement with respect to the Leased Real Property;

(v)there has been no notice by any Acquired Company under any Law reporting a release of a chemical, Hazardous Material, or waste containing any chemical or Hazardous Material into the environment with respect to the Leased Real Property, and there has been no notice by any Non-Controlled Entity under any Law reporting a release of a chemical, Hazardous Material, or waste containing any chemical or Hazardous Material into the environment with respect to the property used, owned, operated or controlled by a Non-Controlled Entity;

(vi)there have been no negotiations, agreements or undertakings by any Acquired Company with any Person relating to any Remedial Action with respect to the Leased Real Property, and there have been no negotiations, agreements or undertakings by any Non-Controlled Entity with any Person relating to any Remedial Action with respect to property used, owned, operated or controlled by a Non-Controlled Entity;

(vii)there are no acts or omissions by any Acquired Company or Non-Controlled Entity that give rise to, or are reasonably likely to give rise to, Liabilities under Environmental Requirements.  There are no facts, events or conditions with respect to the past or present operation of the Leased Real Property by any Acquired Company or property used, owned, operated or controlled by a Non-Controlled Entity that interfere or prevent continued compliance with, or that give rise to any action, suit, Claim or proceeding under, or that are reasonably likely to interfere with or prevent continued compliance with, or that are reasonably likely give rise to any action, suit, Claim or proceeding under, Environmental Requirements; and

(viii)there has been no Hazardous Materials generated at the Leased Real Property by any Acquired Company or any property used, owned, operated or controlled by a Non-Controlled Entity that have been disposed of or come to rest at any site that has been included in any published federal, state or local priority list of hazardous or toxic waste sites, or that is the subject of a Claim or demand from any third party against any Acquired Company or Non-Controlled Entity, as applicable.

(b)To the extent in the Acquired Companies’ possession, each Acquired Company has made available to Purchaser all:  (i) copies of all reports, studies, analyses or tests, and any results of monitoring programs, in each case that were prepared or conducted during the last three (3) years, in the possession or control of any Acquired Company pertaining to soil, groundwater or geological conditions or the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release or removal of Hazardous Materials at, in, on or under the Leased Real Property or property used, owned, operated or controlled by a Non-

Controlled Entity; and (ii) a copy of any environmental investigation or assessment of the Leased Real Property or property used, owned, operated or controlled by a Non-Controlled Entity in the possession of any Acquired Company that was conducted by any Acquired Company, the Seller Parties or any environmental consultant engaged by them or a Non-Controlled Entity, as applicable, during the last three (3) years.

(c)Neither the Leased Real Property nor property used, owned, operated or controlled by a Non-Controlled Entity is subject to any Lien securing the costs of any Remedial Action arising under Environmental Requirements for which Remedial Action an Acquired Company is liable.

4.20Bank Accounts, Authorized Signatories.   Section 4.20 of the Company Disclosure Letter sets forth the name of each bank, broker-dealer or other financial institution in which any Acquired Company has an account or safe deposit box or standby letter of credit, and the names of all authorized signatories and persons authorized to draw thereon or to have access thereto.

4.21Brokers.   Except as set forth on Section 4.21 of the Company Disclosure Letter, neither the Seller Parties, the Acquired Companies, nor any of their respective directors, officers or employees has employed any broker or finder, or incurred or will incur an obligation of an Acquired Company to pay any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement or any other Transaction Document. All such fees and expenses will be paid by the Seller Parties without recourse in any way to the Acquired Companies or the Purchaser.

4.22Title to Assets.  Except as set forth on Section 4.22 of the Company Disclosure Letter or as, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect on an Acquired Company, the Acquired Company have good and marketable title to or valid leasehold or license interests in all of the assets and properties that they purport to own, lease or license (including those assets reflected on the Financial Statements), free and clear of any and all Liens, except Permitted Liens.  Section 4.22 of the Company Disclosure Letter sets forth a list of all material assets that relate to the businesses of the Acquired Companies that are owned by any Seller Party or any Affiliate of such Seller Party (excluding the Acquired Companies) (the “Affiliate Assets”).  All of the tangible and intangible assets and properties that the Acquired Companies own, lease or license (including those assets reflected on the Financial Statements) do, and as of the Closing Date will, (a) constitute all of the material assets, tangible and intangible, of any nature whatsoever, necessary to operate the Acquired Companies’ businesses in the manner such businesses are presently operated by the Acquired Companies, and (b) include all of the material operating assets of the Acquired Companies.  No Insider has any right in or to any of the assets and properties that are owned, used or held for use by an Acquired Company or its Affiliates with respect to the businesses of such Acquired Company except for the right to receive compensation for services rendered in the Ordinary Course.

4.23Insurance.

(a)Each of the insurance policies now maintained by each First Tier Acquired Company and the respective limits for such insurance policy, is set forth in Section 4.23(a) of the

Company Disclosure Letter hereto (collectively with all other insurance policies maintained by the Acquired Companies, the “Insurance Policies”).  Each Insurance Policy is in full force and effect, no Acquired Company is in default under any Insurance Policy in any material respect, no claim for coverage under any Insurance Policy where the claimed amount would reasonably be expected to exceed the self-insured retention or deductible has been denied or disputed during the three (3) years immediately preceding the date of this Agreement, and during the three (3) years immediately preceding the date of this Agreement, no Acquired Company has received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to any Insurance Policy.

(b)There are no outstanding performance or surety bonds issued on behalf of any Acquired Company.

(c)During the three (3) years immediately preceding the date of this Agreement, no performance or other surety bond issued on behalf of any Acquired Company has been forfeited by the Acquired Companies or presented for payment by its obligee.

4.24Seller Parties’ Ownership of Transferred Equity; Title.   At the date hereof, the Seller Parties are, and as of immediately prior to the Closing the Seller Parties will be, the sole owners of record and beneficially of the Transferred Equity.  The Seller Parties shall have and transfer to Purchaser at the Closing, good, valid and marketable title to the Transferred Equity, free and clear of any and all Liens (other than Permitted Liens, any restrictions on the subsequent transfer of the Transferred Equity by Purchaser that may be imposed under applicable securities Laws and Liens created by Purchaser).

4.25Low Income Housing Tax Credits.  Each equity investment in a Lower Tier Partnership by an Upper Tier Fund is structured according to affordable housing industry standards and norms to achieve the purpose of allowing the third-party investors of such Upper Tier Fund to be eligible for and claim Credits and losses associated with the equity investment in such Lower Tier Partnership. Set forth in Section 4.25 of the Company Disclosure Letter is a list, as of the date hereof, setting forth each Upper Tier Fund’s property list and benefits schedule showing the estimated benefits currently projected for or projected at the closing of such Upper Tier Fund. Except as set forth in Section 4.25 of the Company Disclosure Letter:

(a)there is no event of default or likelihood of a default under the governing documents of any Upper Tier Fund;

(b)No Upper Tier Fund has been subject to recapture of LIHTCs or other housing credits due to decrease in eligible basis, noncompliance with income and rent restrictions, or casualty loss or condemnation other than amounts recovered through an equity adjuster or cash payment from the Lower Tier Partnership’s Principals;

(c)Each Upper Tier Fund has a contractual right pursuant to the relevant agreements  to consent or withhold consent to the sale of the Lower Tier Partnership’s multifamily rental housing project which is a condition precedent to the exercise of any right of first refusal held by a qualified non-profit corporation, governmental agency or tenant association;

(d)No Acquired Company has paid any amounts (whether by loan, cash payment or otherwise) under any guarantee to any Lower Tier Partnership, and no Acquired Company has paid any amounts (whether by loan, cash payment or otherwise) under any guarantee to any Upper Tier Fund;

(e)The total amount of accrued and outstanding Asset Management Fees owed by all Upper Tier Funds to any Acquired Companies was $327,396,936.40 as of December 31, 2020, pursuant to each Upper Tier Fund’s audit.  No Upper Tier Fund has failed to pay to the Acquired Company which is its general partner or managing member or its  asset manager any Upper Tier Asset Management Fee (as defined in the applicable Upper Tier Limited Partnership Agreement) when such payment was permitted by the applicable Upper Tier Limited Partnership Agreement; and

(f) For any IRS Forms 8823 that have been filed with respect to any Lower Tier Partnership’s multifamily rental housing project of which the Company has Knowledge: (i) the underlying deficiencies giving rise to the filing of the IRS Form 8823 have been rectified; and/or (ii) the Lower Tier Partnership’s Principals have paid or are contractually required to pay from the cash flow of the multifamily rental housing project (by equity adjuster or cash payment) any recapture that may result from such IRS Form 8823.

4.26AFAH Finance’s Securitization Assumed Debt (“AFAH Debt”).

(a)The unpaid principal balance of the AFAH Debt as of July 31, 2021 was $155,127,860.69;

(b)The AFAH Debt’s Indenture remains in full force and effect and is free from any Event of Default as defined in the Indenture; and the representations and warranties made under the Indenture were true and correct as of the date thereof and to the extent any such representation or warranty is continuing, remains true and correct as of the date hereof;

(c)The AFAH Debt’s Servicing Agreement and Fund Management Agreement remain in full force and effect and are free from an Event of Default as defined therein; and there is no Servicer Termination Event or Fund Manager Termination Event under the Servicing Agreement and the Fund Management Agreement, respectively;

(d)All accounts required to be established by the Indenture were established and are maintained in accordance with the Indenture; and all accounts required to be established and maintained by the Servicer have been so established and maintained in accordance with the Servicing Agreement; and

(e)Shawn Horwitz shall remain the Key Person within the meaning of Section 6.01(j) of the Indenture on the Closing Date and for a two-year period thereafter.

4.27PPP Loans.

(a)Each Acquired Company that obtained a PPP Loan has provided to Purchaser true, complete and correct copies of such Acquired Company’s application for its PPP

Loan(s) and all information submitted to the applicable lender in support thereof. The PPP Loans constituted one or more “covered loans” as defined in Section 1102 of the CARES Act. Each Acquired Company met the eligibility requirements for application and receipt of its PPP Loan(s), and each Acquired Company was otherwise in compliance in all material respects with the CARES Act with respect to its PPP Loan(s). Each Acquired Company used 100% of the proceeds of its PPP Loan(s) solely for PPP Permitted Uses and PPP Forgivable Uses.  Each Acquired Company that obtained a PPP Loan filed an application for forgiveness of such PPP Loan, the contents of which were true, complete and correct in all respects and have been provided to Purchaser, and except as set forth in Section 4.27 of the Company Disclosure Letter (the “Outstanding PPP Loan”), each PPP Loan has been forgiven.

(b)The PPP Lender has not requested additional documentation or other information with respect to the PPP Forgiveness Application for the Outstanding PPP Loan. To the Knowledge of the Company, there is no fact or condition that could reasonably be expected to result in the application for forgiveness of the Outstanding PPP Loan to be withdrawn by the borrower or rejected for forgiveness (or deemed to be ineligible for forgiveness) by the PPP Lender or the Small Business Administration.  Without limiting the foregoing, and except as set forth in Section 4.27 of the Company Disclosure Letter, no consent is required to be obtained from the PPP Lender, the Small Business Administration or any other Governmental Authority with respect to the Outstanding PPP Loan in connection with the consummation of the transactions contemplated hereunder, and no default, event of default or similar condition that gives the PPP Lender or the Small Business Administration the right to accelerate the Outstanding PPP Loan or reject the eligibility of all or a portion of the Outstanding PPP Loan for forgiveness will occur as a result of the consummation of the transactions contemplated hereunder.

4.28Excluded Entities.  Except as set forth in Section 4.28 of the Company Disclosure Letter, none of the Excluded Entities are currently part of the Business or contributing to the Business, or engaged in a Competitive Business or providing Competitive Services to any Person.

4.29Seller Parties Legal Matters.  There has been no written notice of any Claim pending against, or, to the Knowledge of the Company, threatened against or affecting, any Seller Party or any Seller Party’s properties or rights, at law or in equity, before or by any court, arbitrator, panel or other Governmental Authority except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Seller Party to perform their obligations hereunder or under any Transaction Document.

4.30Stock Consideration for Investment.  Seller is an “accredited investor” as that term is defined in Rule 501 under the Securities Act.  The Stock Consideration will be acquired by Seller for his own account for the purpose of investment and not with a view to the resale or distribution of all or any part of the Stock Consideration in violation of the Securities Act, it being understood that the right to dispose of any Stock Consideration received by Seller shall be entirely within the discretion of the Seller.

4.31No Additional Representations.  The representations and warranties expressly set forth in this Agreement are the exclusive representations and warranties made by Seller Parties and Acquired Companies and each of the Seller Parties and the Acquired Companies disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent, Purchaser, their respective Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent or Purchaser by any Representative of the Acquired Companies) other than the representations and warranties expressly set forth in this Agreement.  Without limiting the foregoing, other than as expressly set forth in this Agreement, the Seller Parties and the Acquired Companies specifically disclaims any representations or warranties of any kind or nature, express or implied, concerning any pro-forma or future revenues, costs, expenditures, cash flow, results of operations, collectability of accounts receivable, financial condition or prospects of the Acquired Companies or that may result from the ownership or operation of the Acquired Companies businesses or the acquisition of the Transferred Equity.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

Except as expressly set forth (i) in the reports, schedules, forms, statements and other documents filed by Parent with the SEC since December 9, 2010 (the “Parent SEC Report Date”) and publicly available prior to the date of this Agreement (such reports, schedules, forms, statements and other documents, the “Parent SEC Reports”) (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Parent SEC Reports to the extent that they are predictive or forward-looking in nature and excluding any general disclosure which does not make express reference to a specific or discrete event, fact, Liability or Contract), or (ii) in the Parent Disclosure Letter; provided that, (x) any facts, items or exceptions disclosed in any section of the Parent Disclosure Letter shall be deemed to be disclosed on another section of the Parent Disclosure Letter if the applicability of such fact, item or exception to such other section would be reasonably apparent and (y) any listing of any fact, item or exception in any section of the Purchaser Disclosure Letter shall not be construed as an admission of liability under any applicable Law or for any other purpose and shall not be construed as an admission that such fact, item or exception is in fact material or create a measure of materiality for purposes of this Agreement or otherwise, each of Parent and the Purchaser hereby jointly and severally represents and warrants to the Seller Parties and Acquired Companies as follows:

5.1Organization.

(a)Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.  The Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent and Purchaser has full power and authority to carry on its respective business as conducted by it and to own, lease or license, and operate the properties and assets it now owns or holds and operates.

(b)Each of Parent and Purchaser is duly qualified to do business and is in good standing as a foreign entity in all jurisdictions where the nature of the property owned, leased or licensed by it or its use, or the nature or conduct of its business, makes such qualification necessary and where the absence of such qualification would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent or Purchaser, respectively.

5.2Authorization.

(a)Each of Parent and the Purchaser has full right, power, capacity and authority to execute and deliver this Agreement and each of the Transaction Documents to be executed and delivered by such entity and to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

(b)The execution, delivery and performance by each of Parent and the Purchaser of this Agreement and each of the Transaction Documents to which such entity is a party have been duly and properly authorized by all requisite action (including the approval of the Parent Board) in accordance with applicable Law and with the Organizational Documents of such entities.

(c)This Agreement has been duly executed and delivered by each of Parent and the Purchaser and constitutes the legal, valid and binding obligation each of Parent and the Purchaser, enforceable against such entity in accordance with its terms, subject to the Enforceability Exceptions.  Each of the Transaction Documents to be executed and delivered by or on behalf of Parent or the Purchaser will be duly executed and delivered by Parent or the Purchaser, as applicable, and, when so executed and delivered, will constitute the legal, valid and binding obligation of Parent or the Purchaser, as applicable, enforceable against the applicable entity in accordance with its terms, subject to the Enforceability Exceptions.

5.3Approvals; No Conflicts.

(a)No authorization, consent, order, license, permit or approval of, filing or registration with, or notice to, any Governmental Authority or other Person is required for the consummation by Parent or the Purchaser of the transactions contemplated hereby, except (i) in connection, or in compliance, with the notification and waiting period requirements of the HSR Act, (ii) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, in accordance with the Exchange Act, (iii) the filing of a Form D with the SEC, (iv) such filings, consents, approvals, orders and authorizations as may be required by state securities (or “blue sky”) laws and the securities laws of any foreign country and (v) as set forth in Section 5.3(a) of the Parent Disclosure Letter, except in each case where such authorizations, consents, orders, licenses, permits, approvals, filings or registrations or notices would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent or a material adverse effect on the ability of Parent or the Purchaser to perform its obligations hereunder or under any Transaction Document.

(b)Except as set forth in Section 5.3(b) of the Parent Disclosure Letter, neither the execution and delivery of this Agreement and the Transaction Documents to which such entity is a party by Parent or the Purchaser nor the performance by Parent or the Purchaser of the transactions contemplated hereby or thereby will (i)  violate or conflict with, or result in a breach of, any of the terms, conditions or provisions of the Organizational Documents of Parent or the Purchaser, as applicable, (ii) violate or conflict with or result in a breach of any Law in any material respect, or (iii) constitute or result in the material breach of any provision of, or constitute a default under, any Parent Contract, except, in the case of (ii) and (iii) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent or a material adverse effect on the ability of Parent or the Purchaser to perform its obligations hereunder or under any Transaction Document.

5.4Capitalization.  The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 50,000,000 shares of Parent Preferred Stock.  As of the date of this Agreement, (a) 31,959,111 shares of Parent Common Stock were issued and outstanding, all of which were duly authorized and validly issued and are fully paid and non-assessable, (b) no shares of Parent Preferred Stock are outstanding and (c) no shares of Parent Common Stock or Parent Preferred Stock are held in the treasury of Parent.  As of the date hereof, (x) Parent Options to purchase 234,606 shares of Parent Common Stock were outstanding and (y) 780,578 shares of Parent Restricted Stock were outstanding (and are included in the amount set forth in clause (a) above).  Except as set forth in the preceding sentence or in Section 5.4 of the Parent Disclosure Letter, there are no options, stock appreciation rights, voting securities, warrants or other rights, contracts, arrangements, or commitments of any character relating to the issued or unissued capital stock of Parent, or obligating Parent or any of its Subsidiaries to issue, grant, or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in Parent.  Each outstanding share of capital stock of Parent is duly authorized, validly issued, fully paid, and non-assessable.

5.5Parent SEC Documents.  Parent has filed all forms, reports and documents required to be filed by it with the SEC since the Parent SEC Report Date.  Each of the forms, reports, registration statements, and other documents filed by Parent with the SEC since the Parent SEC Report Date (such forms, reports, registration statements, and other documents, whether or not available through EDGAR, are collectively referred to herein as the “Parent SEC Reports”) and the certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act (i) as of the date of the filing thereof, complied with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, including in each case the rules and regulations thereunder, with each such Parent SEC Report having been filed on a timely basis within the time period it was required to be filed with the SEC pursuant to the reporting requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as applicable, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Parent is, and since the Parent SEC Report Date has been, in compliance in all material respects with (x) the applicable listing and corporate governance rules and regulations of the NYSE, and (y) the applicable provisions of the Sarbanes-Oxley Act. Since the Parent SEC Report Date, neither Parent nor any of its Subsidiaries has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Parent SEC Reports (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC or other Governmental Entity that such Parent SEC Reports (including the financial statements included therein) are being reviewed or investigated, and, to Parent’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Parent SEC Reports (including the financial statements included therein).

5.6Financial Statements; Internal Controls and Procedures.  (a) The financial statements (including any notes and schedules thereto) contained or incorporated by reference in the Parent SEC Reports complied with the rules and regulations of the SEC as of the date of the filing of such reports, were prepared in accordance with GAAP, consistently applied, and fairly presented, in all materials respects, the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by SEC Regulation S-X and (ii) normal year-end adjustments otherwise required by GAAP, which will not be material, individually or in the aggregate.

(b)Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Parent’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither Parent nor, to the Knowledge of Parent, any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c)Parent has established and maintains, and at all times since Parent SEC Report Date has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act

5.7Conduct of Business.  Except as set forth in Section 5.7 of the Parent Disclosure Letter, from August 5, 2021 to the date hereof, no events have occurred that have had or would reasonably be expected to have, in the aggregate, a Material Adverse Effect on Parent, except as disclosed in the Parent SEC Reports.

5.8Financing; Stock Consideration.  At Closing, Purchaser will have sufficient available cash to pay the amounts required to be paid, and Parent will have duly reserved sufficient shares of Parent Common Stock to be issued the Seller pursuant to this Agreement. The shares of Parent Common Stock to be issued as the Stock Consideration will, when issued in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and non-assessable.

5.9Litigation.  There are no Claims pending or, to Parent’s Knowledge, threatened against Parent, or against any asset, interest or right of Parent, that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of the SEC’s rules and regulations that are not so disclosed or that challenge or seek to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

5.10Compliance with Laws.  Since January 1, 2019, each of Parent and its Subsidiaries has complied in all material respects with all applicable Laws in connection with the conduct of its businesses or the ownership or operation of its businesses, assets and properties, except for immaterial noncompliance or violations as, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect on Parent.

5.11Contracts.

(a)Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Contract”).

(b)Parent and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Parent Contract, except where such noncompliance either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.  To Parent’s Knowledge, each third-party counterparty to each Parent Contract has performed all obligations required to be performed by it to date under such Parent Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

5.12Investment Purposes.  Purchaser is an “accredited investor” as that term is defined in Rule 501 under the Securities Act.  The Transferred Equity will be acquired by the Purchaser for its own account for the purpose of investment and not with a view to the resale or distribution of all or any part of the Transferred Equity in violation of the Securities Act, it being understood that the right to dispose of such Transferred Equity shall be entirely within the discretion of the Purchaser.

5.13Brokers’ or Finders’ Fees.  Except as set forth on Section 5.13 of the Parent Disclosure Letter, no agent, broker, investment banker or other Person acting on behalf, or under the authority, of Parent or Purchaser is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from any of the Parties in connection with any of the transactions contemplated hereby.

5.14Private Placement and Offerings.  Assuming the accuracy of the representations and warranties set forth in Section 4.30:

(a)no registration under the Securities Act is required for the offer and sale of the Parent Common Stock to Seller as contemplated hereby. The issuance and sale of the Parent Common Stock hereunder does not contravene the rules and regulations of the NYSE; and

(b)neither Parent, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Parent Common Stock to be integrated with prior offerings by Parent for purposes of the Securities Act which would require the registration of any such securities under the Securities Act, or any applicable stockholder approval provisions of the NYSE or any other trading market on which any of the securities of Parent are listed or designated.

5.15No Other Representation.  Except as set forth in this Article 5, neither Parent nor Purchaser makes no other representations or warranties, express or implied, including warranties of merchantability or fitness for a particular purpose, representations or warranties contained in or arising from any confidential selling memorandum or similar documents concerning Parent or its Subsidiaries or their respective businesses, assets, financial condition, prospects or otherwise.

5.16No Reliance.  Each of Parent and Purchaser acknowledge and agree that it has conducted its own independent review and analysis of the Acquired Companies and the assets, condition, operations and prospects of the Acquired Companies.  In entering into this Agreement, Parent and Purchaser:  (a) acknowledge that, other than as expressly set forth in this Agreement, none of the Seller Parties, any Acquired Company, nor any of their respective Affiliates, Representatives makes or has made any representation or warranty, either express or implied, (i) as to the accuracy or completeness of any of the information provided or made available Parent, Purchaser or their respective Representatives prior to the execution of this Agreement, including any presentation to the Parent, Purchaser or their respective Representatives by management of the Seller Parties or the Acquired Companies or materials furnished in the on-line data site prepared by the Acquired Companies or other due diligence information provided to Parent, Purchaser or their respective Representatives or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Acquired Companies; (b) agrees, to the fullest extent permitted by Law, that none of Seller Parties, the Acquired Companies, nor any of their respective Representatives shall have any direct personal liability or responsibility whatsoever to Purchaser or its Affiliates on any basis (including contract, tort, or otherwise) based upon any information provided or made available, or statements made, to Purchaser prior to the execution of this Agreement, including any presentation to Parent, Purchaser or their respective Representatives by management of the Acquired Companies or materials furnished in the on-line data site prepared by the Acquired Companies or other due diligence information provided to Purchaser or its Representatives.

ARTICLE 6

OTHER AGREEMENTS AND COVENANTS

6.1Conduct of Business.

(a)From the date hereof through the earlier of the termination of this Agreement or the Closing Date (the “Pre-Closing Period”), except as permitted by this Agreement or as set forth on Section 6.1(a) to the Company Disclosure Letter, the Acquired Companies shall, and the Seller Parties shall cause the Acquired Companies to, conduct their respective businesses only in the Ordinary Course.  Without limiting the generality of the foregoing, during the Pre-Closing Period, except as permitted by this Agreement or as set forth on Section 6.1(a) to the Company Disclosure Letter, each Acquired Company shall (i) maintain its existence in good standing, (ii) maintain the general character of its businesses and conduct its businesses in a commercially reasonable manner, (iii) maintain proper business and accounting records relative to its businesses, (iv) use commercially reasonable efforts to preserve relationships with customers, suppliers, investors and insurers, (v) use commercially reasonable efforts to maintain its assets in good condition and repair, ordinary wear and tear excepted, (vi) maintain presently existing insurance coverage with respect to its businesses and (vii) pay its debts, Taxes and other obligations when due.

(b)Without limiting the generality of the foregoing, during the Pre-Closing Period, except as permitted by this Agreement or as set forth on Section 6.1(b) to the Company Disclosure Letter, the Acquired Companies shall not, and the Seller Parties shall cause the Acquired Companies not to, without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned) do any of the following:

(i)enter into any Company Material Agreement or terminate or amend or modify in any material respect any existing Company Material Agreement other than in the Ordinary Course;

(ii)(a)  enter into, adopt, contribute to, or become obligated to contribute to, any Employee Benefit Plan or any other benefit plan, policy, program, arrangement or agreement of any kind, or (b) enter into any collective bargaining agreement or other similar agreement, (c) grant to any of their current or former employees, officers, directors, independent contractors or consultants with total compensation in the prior year in excess of $200,000 per year any increase in compensation, (d) cause or institute any plant closing or mass layoff as defined by WARN, (e) act to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant of any Acquired Company, or (f) hire, promote or terminate the employment of any current or former officer, manager or employee of any Acquired Company that had or would reasonably would be expected to have total compensation in excess of $200,000 per year;

(iii)sell, transfer, assign or otherwise dispose of or encumber any of its assets in one transaction or a series of related transactions having a value in excess of $100,000 except in the Ordinary Course;

(iv)cancel any debt owed to an Acquired Company or, other than in the Ordinary Course, waive or compromise any claim or right in one transaction or a series of related transactions;

(v)make any capital expenditure or commitment relating to its businesses in excess of $50,000 individually, or $250,000 in the aggregate, other than expenditures necessary to maintain in good repair existing assets;

(vi)except in the Ordinary Course with respect to the Warehouse Lines, incur, assume or guarantee any Indebtedness other than Indebtedness that will be repaid at or prior to the Closing Date;

(vii)amend or modify in any manner the Assumed Indebtedness;

(viii)other than in the Ordinary Course, issue, sell or agree to issue or sell (a) any shares of the equity securities of any Acquired Company or (b) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any equity securities of any Acquired Company;

(ix)other than in the Ordinary Course, declare, set aside or pay any dividend or distribute any noncash property or securities in respect of its capital stock, or purchase, redeem or otherwise acquire any shares of its capital stock or other securities;

(x)purchase any material assets or securities of any Person or enter into any material joint venture, partnership or other similar arrangement, in each case other than in the Ordinary Course;

(xi)terminate, cancel or amend any insurance coverage maintained by any Seller Party or any Acquired Company with respect to the assets or activities of the Acquired Company’s business which is not replaced by an adequate amount of insurance coverage at reasonable cost;

(xii)merge or consolidate with or into any other Person or permit any other Person to merge or consolidate with or into it; or

(xiii)make, revoke or change any Tax elections, adopt or change any Tax accounting method, enter into any closing agreement with respect to Taxes, waive any statute of limitation in respect of Taxes, agree to any extension of time with respect to a Tax assessment or deficiency, surrender any right to claim a refund, offset or other reduction in Tax liability, settle or compromise any Tax liability, take or omit to take any action which could reasonably be expected to affect the Tax liability of Purchaser, Parent, the Acquired Companies or any of their respective Affiliates for any taxable period ending after the Closing Date, or otherwise take any action outside the ordinary course of business with respect to Tax matters.

(c)Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct an Acquired Company’s operations prior to the Effective

Time. Prior to the Effective Time, the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective business, assets and operations.

(d)From the date hereof through the Pre-Closing Period, except as permitted by this Agreement or as set forth on Section 6.1(d) to the Parent Disclosure Letter, Parent shall, and Parent shall cause Purchaser to, conduct their respective businesses only in the Ordinary Course.

6.2Confidentiality.  From and after the Closing, Seller Parties shall, and shall cause their respective Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Acquired Companies, except to the extent that Seller Parties can show that such information (a) is generally available to and known by the public through no fault of Seller Parties, any of their Affiliates or their respective Representatives; (b) is lawfully acquired by Seller Parties, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (c) was developed entirely by such Seller Parties without reference to any confidential or proprietary information of the Acquired Companies or the Non-Controlled Entities; or (d) is used as expressly permitted pursuant to the terms and conditions of Seller’s employment with Purchaser or its Affiliates solely during the term of such employment. If a Seller Party or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller Parties shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Seller Parties are advised by its counsel in writing is legally required to be disclosed, provided that Seller Parties shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.3Access; Books and Records.

(a)During the Pre-Closing Period, Purchaser will have the right to conduct, during normal business hours and upon reasonable prior notice, such inspections as it may reasonably require for purposes of obtaining requisite Consents and Governmental Approvals, monitoring the business and affairs of the Acquired Companies and otherwise completing the transactions contemplated hereby with respect to the Acquired Companies and their respective businesses, including all operational, legal, regulatory and financial matters relating to the Acquired Companies and their respective businesses.  During the Pre-Closing Period, the Acquired Companies shall permit Purchaser and its representatives to (i) inspect all of the foregoing, (ii) have reasonable access to the officers and employees of the Acquired Companies with the prior written consent of the Seller Parties (which discussions shall not be deemed by any Acquired Company to be a violation of any confidentiality agreement) and (iii) request additional information concerning all of the foregoing, and the Acquired Companies will, and will use commercially reasonable efforts to cause such officers, employees and other Persons to, reasonably cooperate with such inspections, and promptly respond to any requests for additional information.

(b)In order to facilitate the resolution of any Claims made by or against or incurred by Parent, Purchaser or the Acquired Company after the Closing, or for any other reasonable purpose, for a period of six (6) years following the Closing, each Seller Party shall:

(i)retain the books and records (including personnel files) of such Seller Party which relate to the Acquired Companies and its operations for periods prior to the Closing;

(ii)upon reasonable notice, afford the Representatives of Purchaser or the Acquired Companies reasonable access (including the right to make, at Purchaser’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Section 6.7.

(c)All of the requirements of this Section 6.3 shall be subject to any restrictions which the Acquired Companies reasonably believe upon the advice of outside counsel are necessary to preserve the attorney-client privilege of the Acquired Companies.

6.4No Solicitation of Other Bids.

(a)No Seller Party shall, and no Seller Party shall authorize or permit any of its Affiliates (including any Acquired Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each Seller Party shall immediately cease and cause to be terminated, and shall cause its Affiliates (including any Acquired Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.

(b)In addition to the other obligations under this Section 6.4, each Seller Party shall promptly (and in any event within three (3) Business Days after receipt thereof by any Seller Party or their Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)Each Seller Party agrees that the rights and remedies for noncompliance with this Section 6.4 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and Purchaser and that money damages would not provide an adequate remedy to Parent or Purchaser.

6.5Government Approvals and Consents.

(a)Each Party hereto shall, as promptly as possible, but in no event later than fifteen (15) Business Days following the execution and delivery of this Agreement, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such Party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Transaction Documents (collectively, the “Governmental Approvals”). Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Purchaser shall be responsible for all filing fees payable in connection with the filings described in clause (i) of the first sentence of this Section 6.5(a), and the Seller Parties shall be responsible for all filing fees payable in connection with the filings described in clause (ii) of the first sentence of this Section 6.5(a).

(b)The Seller Parties, Parent and Purchaser shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.4 and Section 5.3(b) of the Company Disclosure Letter and Schedule C.

(c)Without limiting the generality of the Parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or the Transaction Agreements;

(ii)avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or the Transaction Agreements;

(iii)in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or the Transaction Agreements has been issued, to have such Governmental Order vacated or lifted.

(d)If any consent, approval or authorization necessary to preserve any right or benefit under any Company Agreement is not obtained prior to the Closing, the Seller Parties shall, subsequent to the Closing, cooperate with Parent, Purchaser and the Acquired Companies in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, each Seller Party shall use its reasonable best efforts, consistent with applicable Law, to provide the applicable Acquired Company with the rights and benefits of the affected Company Agreement for the term thereof, and, if each Seller Party provides such rights and benefits, the applicable Acquired Company shall assume all obligations and burdens thereunder.

(e)All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Seller Parties or an Acquired Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Parties hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f)Notwithstanding the foregoing, nothing in this Section 6.5 shall require, or be construed to require, Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, any Acquired Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

6.6Notices of Certain Events.

(a)During the Pre-Closing Period, each Seller Party and the Acquired Companies shall promptly notify Purchaser of any of the following which occur during the Pre-Closing Period or are received during the Pre-Closing Period by such Seller Party or Acquired Company:

(i)any notice or other communication of which such Seller Party or the Acquired Company has Knowledge, from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)any notice or other communication of which such Seller Party or the Acquired Company has Knowledge, from any Governmental Authority delivered in connection with the transactions contemplated by this Agreement;

(iii)any actions, suits, Claims, investigations or proceedings commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Acquired Company, that relate to the consummation of the transactions contemplated by this Agreement;

(iv)any denial or dispute of any material claim for coverage under any Insurance Policy where the claimed amount would reasonably be expected to exceed the self-insured retention or deductible;

(v)any notice of cancellation or intent to cancel or increase or intent to materially increase premiums with respect to the Insurance Policies;

(vi)any inaccuracy in or breach of any representation, warranty or covenant of the Seller Parties or an Acquired Company or any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Sections 7.1 and 7.2 impossible or not reasonably likely to be satisfied; and

(vii)any entry of any Acquired Company into, or amendment by an Acquired Company of, any Affiliate Transactions.

No such notice shall constitute a waiver or otherwise be deemed to supplement or amend the Company Disclosure Letter for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Seller Parties or the Acquired Companies in this Agreement, or (ii) determining whether any of the conditions set forth in Article 7 (other than the condition set forth in Section 7.2(b) as to compliance with this Section 6.6(a)) has been satisfied; provided, however, that if that if Purchaser has the right to, but does not elect to, terminate this Agreement within fifteen (15) Business Days of its receipt of such notice, then Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 9.1 with respect to such matter.

(b)During the Pre-Closing Period, Purchaser shall promptly notify the Seller Parties of any of the following which occur during the Pre-Closing Period or are received during the Pre-Closing Period by Parent or Purchaser:

(i)any notice or other communication of which Parent has Knowledge from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)any notice or other communication of which Parent has Knowledge from any Governmental Authority delivered in connection with the transactions contemplated by this Agreement;

(iii)any actions, suits, Claims, investigations or proceedings commenced or, to Parent’s Knowledge, threatened against, relating to or involving or otherwise affecting Parent, that relate to the consummation of the transactions contemplated by this Agreement;

(iv)any inaccuracy in or breach of any representation, warranty or covenant of Parent or any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Sections 7.1 and 7.3 impossible or not reasonably likely to be satisfied.

No such notice shall constitute a waiver or otherwise be deemed to supplement or amend the Parent Disclosure Letter for the purpose of (i) determining the accuracy of any of the representations and warranties made by Parent or Purchaser in this Agreement, or (ii) determining whether any of the conditions set forth in Article 7 (other than the condition set forth in Section 7.3(b) as to compliance with this Section 6.6(b)) has been satisfied; provided, however, that if that if the Seller Parties have the right to, but do not elect to, terminate this Agreement within fifteen (15) Business Days of their receipt of such notice, then the Seller Parties shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived their right to indemnification under Section 9.2 with respect to such matter.

6.7Tax Matters.

(a)Tax Returns.  Except as provided in Section 6.7(b), the Seller Parties shall, at their cost and expense, prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns that are required to be filed with respect to any Acquired Company for any taxable period ending on or prior to the Closing Date, and shall fully and timely pay (or cause to be so paid) any Taxes due in connection therewith.

(b)Straddle Period.  Parent, at its sole cost and expense, shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns that are required to be filed with respect to the Acquired Companies for any Straddle Period (“Straddle Period Tax Returns”).  For purposes of this Agreement, with respect to any non-income Taxes for a Straddle Period that are imposed on a periodic basis (including ad valorem, real property and personal property taxes), (i) the portion of such Taxes attributable to the portion of the taxable period ending on the Closing Date shall be determined by multiplying the entire Tax for the Straddle Period by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period, and (ii) the portion of such Taxes attributable to the portion of the Straddle Period beginning after the Closing Date shall be determined by multiplying the entire Tax for the Straddle Period by a fraction, the numerator of which is the number of days in the portion of the Straddle Period beginning the day after the Closing Date and ending on the last date of the Straddle Period and the denominator of which is the number of days in the Straddle Period.  All other Taxes for a Straddle Period shall be apportioned on a closing of the books basis as of the end of the Closing Date.

(c)Cooperation on Tax Matters.

(i)From and after the Closing Date, Parent and the Seller Parties shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the preparation of any Return, audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the request of another Party) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii)Parent and the Seller Parties further agree, to use commercially reasonable efforts, upon reasonable request by another Party, to attempt to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including without limitation any Tax with respect to the transactions contemplated hereby).

(iii)For each Acquired Company that is properly classified as a partnership for U.S. federal income tax purposes (the “Partnership Companies”), for each taxable period beginning after December 31, 2017 and ending on or before the Closing Date, to the extent applicable, the relevant Seller Parties shall cause such Partnership Company to timely elect pursuant to Section 6226 of the Code to have any partnership adjustments (within the meaning of Section 6241(2) of the Code) determined with respect to such Partnership Company passed through to relevant Seller Parties or their predecessors-in-interest during the reviewed year (within the meaning of Section 6225(d)(1) of the Code). For any taxable period beginning before January 1, 2018, the Partnership Companies shall not, and the relevant Seller Parties shall cause the Partnership Companies to not, elect to apply the partnership audit procedures described in the Bipartisan Budget Act of 2015.  Seller Parties shall cause each Partnership Company to use commercially reasonable efforts to accurately maintain a record of physical and electronic mailing addresses and telephone numbers in order to qualify for making the election described in Section 6226.

(iv)Purchaser and Seller Parties hereby agree to make valid elections under Section 754 of the Code on all Upper Tier Fund and Lower Tier Partnership Tax Returns for the tax year that includes the Closing Date.

(d)Transfer Taxes.  All sales, transfer, documentary, registration and other similar such Taxes (including, without limitation, charges for or in connection with the recording of any instrument or document as provided in this Agreement, but excluding any Taxes that are based on or measured by income or gain) (“Transfer Taxes”) payable in connection with the transactions contemplated by this Agreement shall be timely paid 50% by Purchaser and 50% by the Seller Parties.  Purchaser shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns that are required to be filed with respect to the Acquired Companies with respect to Transfer Taxes payable in connection with the transactions contemplated by this Agreement, and to the extent required by applicable Law Seller Parties shall join in the execution of such Tax Returns.  Purchaser and the Seller Parties shall each cooperate in providing the other with all information reasonably required by such party in connection with the preparation and filing of such Tax Returns.

(e)Tax Treatment. The Parties agree that for U.S. federal income tax purposes the transactions contemplated hereby constitute a sale of the Transferred Equity to Purchaser, a purchase of partnership interests in Alliant Strategic by Purchaser, a purchase of all of the Acquired Company’s assets by Purchaser with respect to any other Partnership Company, in accordance with IRS Revenue Ruling 99-6, and as a purchase and sale of the assets of any Acquired Company that is classified as a disregarded entity for U.S. federal income tax purposes.

(f)Allocation of Seller Consideration.  The Parties agree that the Seller Consideration and the applicable assumed liabilities (plus other relevant items) shall be allocated among all of the assets of the Acquired Companies for all tax purposes as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by

Purchaser and delivered to the Seller Parties within 120 days following the Closing Date. If the Seller Parties notify the Purchaser in writing that the Seller Parties object to one or more items reflected in the Allocation Schedule, the Seller Parties and the Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if the Seller Parties and Purchaser are unable to resolve any dispute with respect to the Allocation Schedule within 150 days following the Closing Date, such dispute shall be referred to and resolved by the Accounting Firm.  The Accounting Firm shall make a determination with respect to each dispute within a reasonable time after such reference, and shall deliver to Purchaser and the Seller Parties a report setting forth its adjustments, if any, to the draft Allocation Schedule and the calculations supporting such adjustments, it being understood that any such adjustments to the draft Allocation Schedule shall be only within the range of the amounts proposed by each of Purchaser and the Seller Parties.  The scope of the disputes to be resolved by the Accounting Firm shall be limited to the unresolved disputed items, and the Accounting Firm is not to make any other determination.  Any determinations by the Accounting Firm, and any work or analyses performed by the Accounting Firm, in connection with its resolution of any dispute under this Section 6.7(f) shall not be admissible in evidence in any suit, action or proceeding between the parties, other than to the extent necessary to enforce payment obligations under this Section 6.7(f).  Purchaser and the Seller Parties shall each pay one-half of all the costs incurred in connection with the engagement of the Accounting Firm.  Purchaser agrees to act, and each Seller Party agrees to act, in accordance with the Allocation Schedule as finally determined in accordance with the foregoing for all Tax purposes, including with respect to any forms or reports (including IRS Form 8594) required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any other applicable provisions of Law, and to cooperate in the preparation of any such forms or reports and to timely file such forms or reports in the manner required by applicable Law.  Purchaser shall not take, and each Seller Party shall not take, any position that is inconsistent with the Allocation Schedule in any communication (whether written or unwritten) with any Tax Authority, except as otherwise required by Law.  Any adjustments to the Seller Consideration pursuant to Section 2.3 hereof shall be allocated in a manner consistent with the Allocation Schedule.

(g)Tax Sharing Agreements.  All Tax Sharing Agreements with respect to or involving the Acquired Companies shall be terminated as of the Closing Date and, after the Closing Date, none of the Acquired Companies, Parent, the Purchaser or any of their respective Affiliates shall be bound thereby or have any liability thereunder.

(h)Tax Actions.  Notwithstanding anything to the contrary, without the consent of the Seller Parties (not to be unreasonably withheld, conditioned or delayed), the Parent and the Purchaser shall not, and shall cause their Affiliates (including, after the Closing, the Acquired Companies) not to, in each case to the extent that taking such action would reasonably be expected to have a direct material adverse financial effect on the Seller Parties: (i) make, change or revoke any Tax election with respect to the Acquired Companies that has retroactive effect to a taxable period (or portion thereof) ending on or before the Closing Date, including, but not limited to, any election under Section 338 of the Code; (ii) except as provided in Section 6.7(b), file any Tax Return with respect to the Acquired Companies for any tax taxable period (or portion thereof) ending on or prior to the Closing Date; (iii) amend any Tax Return with respect to the Acquired Companies for any taxable period (or portion thereof) ending on or before the Closing Date; (iv)

initiate voluntary contact (including through any voluntary disclosure program) with any Tax Authority in respect of Taxes or Tax Returns of the Acquired Companies for any taxable period (or portion thereof) that ends on or before the Closing Date; or (v) extend or waive any statute of limitations with respect to any Taxes of any Acquired Companies for any taxable period or portion thereof ending on or prior to the Closing Date.

6.8Interim Financial Statements and Statement of Net Debt.

(a)When available, but no later than the twentieth (20th) day after the last day of the prior month (the “Prior Month End”) ending during the Pre-Closing Period, the Seller Parties shall provide Purchaser with a copy of the following (in each case as of the Prior Month End), the unaudited balance sheet of each Acquired Company as of the Prior Month End and the related statement of income for the month then ended (the “Monthly Financial Statements”), including the Acquired Companies’ good faith calculation of each of the Company Working Capital and the Acquired Companies’ Indebtedness as of the Prior Month End.

(b)Within forty-five (45) days following the end of each fiscal quarter that ends during the Pre-Closing Period, the Seller Parties shall provide Purchaser with a copy of the unaudited consolidated balance sheets of the Acquired Companies as of the end of such fiscal quarter and the related unaudited consolidated statement of income for such fiscal quarter and fiscal year-to-date period then ended (the “Quarterly Financial Statements”).

6.9Material Letters Regarding Financial Statements.  The Seller Parties shall provide to Purchaser, promptly upon receipt by the Acquired Companies up until the Closing Date, all material letters received by the Acquired Companies from their accountants with respect to the Financial Statements.

6.10Affiliate Transactions.  Except as set forth in Section 6.10 of the Company Disclosure Letter, each Acquired Company shall terminate, cancel and discharge, without payment or other satisfaction all Affiliate Transactions (other than salary or other compensation or benefits under Employee Benefit Plans paid or payable in the Ordinary Course to employees of the Acquired Company, in each case, in consideration for bona fide services performed by such employees) on or prior to the Closing Date.

6.11Listing of Parent Common Stock.  Parent shall use its reasonable best efforts to cause the Parent Common Stock to be issued pursuant to this Agreement to be approved for listing on NYSE, subject only to notice of issuance, prior to the Closing.

6.12Employee Matters.

(a)WARN Act.  Following the Closing Date, the Acquired Companies and Purchaser shall be responsible for any obligation with respect to WARN arising on or after the Closing.  If applicable, the parties hereto agree to cooperate in good faith to determine whether any notification may be required under WARN as a result of the transactions contemplated by this Agreement.

(b)Service and Participation in Parent Employee Benefit Plans.  On and after the Closing, the Company Employees shall be covered by benefit plans, programs, practices, policies and arrangements maintained by the Parent or its Affiliates (the “Parent Employee Benefit Plans”), subject to the terms and conditions of such Parent Employee Benefit Plans.  Nothing contained herein, express or implied, is intended to confer upon any employee of the Company any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any Parent Employee Benefit Plan or Employee Benefit Plan.  Nothing in this Section 6.12(b) shall be deemed to limit the right of Parent or its Affiliates, the Acquired Companies or any of their respective affiliates to terminate the employment of any employee at any time.

6.13Closing Conditions. From the date hereof until the Closing, each Party hereto shall, and each Seller Party shall cause the Acquired Companies to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 7 hereof.

6.14Public Announcements. Unless otherwise required by applicable Law or NYSE requirements (based upon the reasonable advice of counsel), no public announcements in respect of this Agreement or the transactions contemplated hereby or any other communication with any news media shall be issued or made without the prior written consent of the Purchaser and Seller (which consent shall not be unreasonably withheld or delayed); provided that the Purchaser is expressly permitted to make verbal announcements without prior consent of Seller.  The Seller will receive an advance copy of any Current Report on Form 8-K and the relevant portion of the Parent’s 2021 third quarter Quarterly Report on Form 10-Q describing the transactions contemplated by this Agreement. For the avoidance of doubt, communications with third parties in connection with obtaining the consents described on Schedule C shall not require the prior written consent of the Purchaser so long as such communications are consistent with the consent communication process agreed upon by the Seller Parties and the Purchaser.

6.15Cooperation with Financing.

(a)Prior to the Closing, Seller Parties shall use commercially reasonable efforts, and cause their Representatives to use commercially reasonable efforts, to provide to Purchaser all customary cooperation that is reasonably requested by Purchaser in connection with Purchaser’s efforts to obtain any required debt financing for the transactions contemplated hereunder (the “Debt Financing”), including: (i) facilitating the pledging of collateral on the assets of the Acquired Companies to the extent consistent with the Organizational Documents of the Upper Tier Funds, provided that any pledge shall require the prior written consent of the Seller (which shall not be unreasonably withheld, delayed or conditioned); provided, further, that no pledge shall be effective until the Closing; (ii) delivery to Purchaser and its lenders of such information with respect to the business, operations, financial condition, and prospects of the Acquired Companies as may be reasonably requested by Purchaser or its lenders in connection with the preparation of pro forma financial presentations or calculations in connection with the Debt Financing as promptly as reasonably practicable following Purchaser’s request therefor; (iii) assisting in the negotiation of definitive financing documents as may be required by Purchaser’s lenders; (iv) taking such actions and making such deliverables as may be required to satisfy any condition precedent under the Debt Financing, in each case, as are reasonably requested by Purchaser to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Debt Financing that are within the Seller Parties’ control; and (v) providing, no later than three (3) Business Days prior to the Closing Date, all documentation and other information about Seller Parties required under applicable “know your customer” and anti-money laundering rules and regulations that in each case has been requested in writing by Purchaser at least ten (10) Business Days prior to the Closing Date; provided, however, that nothing in this Agreement shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Seller Parties; and provided, further, that notwithstanding anything in this Agreement to the contrary, the Seller Parties shall not (x) be required to incur or pay any costs or expenses related to the cooperation provided pursuant to this Section 6.15 or pay any fees (including commitment or other similar fees) or to give any indemnities or incur any liabilities, (y) have any liability or obligation under any loan agreement, debt security or any related document or any other agreement or document related to the Debt Financing, or (z) be required to provide access to or disclose information where such access or disclosure would (or would be reasonably expected to) jeopardize the attorney-client privilege or contravene any applicable Law. The Purchaser will reimburse the Seller Parties, the Acquired Companies and their Representatives, as applicable, for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorney’s fees and expenses and disbursements) incurred by any of them in providing the cooperation to Purchaser contemplated by this Section 6.15 and will reimburse, defend, indemnify and hold harmless any such Person from, against and in respect of any and all damages resulting from, or that exist or arise due to or in connection with providing to the Purchaser the cooperation contemplated by this Section 6.15, except to the extent such damages arise or result from the gross negligence, Fraud or willful misconduct or intentional breach of this Agreement by the Seller Parties, the Acquired Companies or their Representatives. Notwithstanding anything to the contrary, the condition set forth in Section 7.2(a), as it applies to the Seller Parties’ and the Acquired Companies’ obligations under this Section 6.15, shall be deemed satisfied unless the Debt Financing (or any alternative financing) has not been obtained solely as a result of the Seller Parties’ material breach of their obligations under this Section 6.15 (which breach has not been cured by Seller Parties and the Acquired Companies within fifteen (15) days after receipt of written notice thereof by the Seller Parties).

(b)Notwithstanding any other provision set forth herein or in any other agreement between the Seller Parties and Purchaser, the Seller Parties agree that Purchaser may share non-public or confidential information regarding the Acquired Companies with Purchaser’s lenders, and that Purchaser, its Affiliates and Representatives may share such information with lenders providing the Debt Financing, provided that all such recipients are subject to confidentiality obligations at least as restrictive as those applicable to Purchaser under this Agreement and the Confidentiality Agreement dated as of November 9, 2020.

6.16Mureau Road Lease Agreement.  Prior to the Closing, the Purchaser and Seller shall negotiate in good faith a lease agreement for the real property located at 26050 Mureau Road, Calabasas, California 91302, to be leased by the Purchaser (or an Affiliate thereof) and Mureau Road, LLC with customary arms-length and market-rate terms for a ten-year term (the “Mureau Road Lease Agreement”).

6.17“Key Man” Substitutions.  To the extent not completed prior to Closing, from and after Closing, the Seller Parties shall use best efforts and cooperate with the Purchaser to replace the “Key Man” referenced in the Company Agreements set forth on Section 4.15(a)(xii) of the Company Disclosure Letter with a Person acceptable to the Purchaser (in its sole discretion).

6.18Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. For the avoidance of doubt, any breach by Purchaser of the covenants of Purchaser under this Agreement shall also be deemed to be a breach of this Agreement by Parent.

6.19Director and Officer Liability and Indemnification.

(a)Prior to or simultaneously with the Closing, the Seller Parties shall purchase the Tail Policies; provided that the premiums and expenses for the Tail Policies shall be borne by the Purchaser. The Purchaser shall, and the Purchaser shall cause the Acquired Companies to, maintain such Tail Policies to the end of their respective terms.

(b)For a period of six (6) years after the Closing, the Acquired Companies and its Subsidiaries will (and the Purchaser will cause the Acquired Companies and their Subsidiaries to) honor and fulfill, in all respects, the obligations of the Acquired Companies and their Subsidiaries with respect to indemnification, advancement of expenses and exculpation by the Acquired Companies or any of their Subsidiaries existing in favor of the current or former directors, officers or employees of the Acquired Companies and their Subsidiaries (and any person who becomes a director, officer or employee of the Acquired Companies or their Subsidiaries prior to the Closing) (collectively, the “D&O Indemnitees”) for their respective acts and omissions occurring prior to the Closing, in each case, as provided in the Organizational Documents of the Acquired Companies and their Subsidiaries, as applicable, as in effect on the date of this Agreement and as provided in any indemnification agreements between the Acquired Companies or any of their Subsidiaries and said D&O Indemnitee for any acts or omissions by such D&O Indemnitee occurring prior to the Closing. In addition, the Purchaser shall not, and shall not permit the Acquired Companies or any of their Subsidiaries to, amend, repeal or otherwise modify any provision in the Acquired Companies’ or any of their Subsidiaries’ Organizational Documents relating to the exculpation, advancement, indemnification or other limitations on liability existing in favor of any D&O Indemnitee (unless to provide for greater exculpation, advancement, indemnification or limitations on liability or unless required by Law) with regard to pre-Closing acts, errors, omissions, or matters by reason of their status with the Acquired Companies and their Subsidiaries, it being the intent of the parties hereto that the D&O Indemnitees shall continue to be entitled to such exculpation, advancement, indemnification and other limitations on liability to the full extent of the Law.  The Purchaser agrees and acknowledges that this Section 6.19 shall be binding on the Purchaser’s successors and assigns.

(c)If the Acquired Companies, their Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Acquired Companies and their Subsidiaries shall assume all of the obligations set forth in this Section 6.19.

(d)Notwithstanding anything in this Agreement to the contrary, if any Claim or investigation (whether arising before, at or after the Closing Date) is made against any individual who was a D&O Indemnitee at or prior to the Closing or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth (6th) anniversary of the Closing, the provisions of this Section 6.19 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)The obligations under this Section 6.19 shall not be terminated or modified in such a manner as to affect adversely any D&O Indemnitee to whom this Section 6.19 applies without the consent of such affected D&O Indemnitee.  The provisions of this Section 6.19 are intended for the benefit of, and will be enforceable by (as express third-party beneficiaries), each D&O Indemnitee and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

(f)Notwithstanding anything contained in this Section 6.19, the provisions of this Section 6.19 shall not apply to any D&O Indemnitee to the extent such D&O Indemnitee is the subject of a Claim by Purchaser or Parent under Article 9.

6.20Restrictive Covenants.

(a)As an inducement to Purchaser to enter into this Agreement, from the Closing Date until the fourth (4th) anniversary of the Closing Date, except as set forth on Section 6.20 of the Company Disclosure Letter, no Seller Party shall, and no Seller Party shall cause or permit any of its Affiliates or immediate family members to, directly or indirectly (whether by itself, through another Affiliate or in partnership with, or as a member, manager, stockholder, owner, partner, principal, director, trustee, employee, consultant, representative or agent of, any other Person), take any of the following actions:

(i)engage, anywhere in the world, in any business which sells or provides Competitive Services (such business, a “Competing Business”).  For purposes of this Agreement, “Competitive Services” shall mean the provision of services that are the same as or substantially similar to those provided by the Business as currently conducted and proposed to be conducted based on its current operations.  Notwithstanding the foregoing, a Seller Party will not be deemed to have violated this Section 6.20(a)(i) solely by providing legal, accounting or audit services as an employee or partner of a professional services organization;

(ii)make any investment (whether equity, debt or other) in, lend or otherwise provide any money or assets to, or provide any guaranty or other financial assistance to, any Competing Business, except for passive investments of one percent (1%) or less in a Competing Business that is publicly traded;

(iii)solicit, directly or indirectly, on such Seller Party’s own behalf or on behalf of any other Person, any client of an Acquired Company to whom an Acquired Company had provided services at any time during the six (6) months prior to the date of this Agreement in any line of business that an Acquired Company conducts as of the date of this Agreement, or that an Acquired Company is actively soliciting as of the date of this Agreement, for the purpose of marketing or providing any Competitive Service;

(iv)directly or indirectly, solicit for hire or cause any business, other than for an Affiliate of the Purchaser or Acquired Companies, to solicit for hire any person who was at any time during the six (6) months prior to the date of this Agreement an employee of an Acquired Company and who is at the time of such hire or attempted hire, or was at the date of such employee’s separation from the Acquired Companies or Parent (or any affiliate of Parent) a vice president, senior vice president or executive vice president or other senior executive employee of the Acquired Companies or Parent (or any affiliate of Parent).  Notwithstanding the foregoing, Justin Terbeeck is specifically excluded from the foregoing restrictive covenant described in this Section 6.20(a)(iv).

(b)The Parties agree that the restrictions set forth in this Section 6.20 are reasonable and completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area or any one restriction in this Section 6.20 shall not render this Agreement unenforceable as applied to any one or more of the other areas or other restrictions herein.

(c)The Parties acknowledge that the restrictions set forth in this Section 6.20 are necessary for the protection of Purchaser and its Affiliates and that any breach thereof will cause such Persons irreparable damage, that such Person’s remedies at law in the event of such breach would be inadequate, and that, accordingly, Purchaser shall be entitled to the issuance by a court of competent jurisdiction of a temporary, preliminary, or permanent injunction in favor of such Person enjoining the breach or threatened breach of such restrictions.  The foregoing provision shall not constitute a waiver of any other remedies that Purchaser may have in law or in equity.

6.21Cash Sweep. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Closing, the Seller Parties and their Affiliates shall be permitted to engage in cash management activities commonly referred to as a “cash sweep”, pursuant to which the Seller Parties or any of their Affiliates may transfer or cause to be transferred any or all of the funds from the bank accounts of any or all members of the Acquired Companies, to any bank account or accounts controlled by the Seller Parties or any of their Affiliates outside of the Acquired Companies; provided such transactions shall not cause the Acquired Companies, as of the Closing, to be in material violation of or material default under any regulations or debt covenants applicable to the Acquired Companies. For the avoidance of doubt, any funds transferred from any such Acquired Company bank account pursuant to this Section 6.21 outside of the Acquired Companies shall not be included in Closing Net Working Capital.

6.22PPP Escrow Amount.

(a)At any time prior to Closing:

(i)If Alliant Asset Management or a Seller Party receives written evidence of the denial of forgiveness under the CARES Act by the PPP Lender or the Small Business Administration of any or all of the Outstanding PPP Loan Amount (such unforgiven amount, including any interest and or penalties, the “PPP Denied Amount”), then the Seller Parties shall immediately notify the Purchaser in writing of such event, and Alliant Asset Management or the Seller Parties shall cause the PPP Denied Amount to be paid by Alliant Asset Management or the Seller Parties to the PPP Lender on such terms as required by the PPP Lender.

(ii)If Alliant Asset Management or a Seller Party receives written evidence of forgiveness under the CARES Act by the PPP Lender or the Small Business Administration of any or all of the PPP Loan Amount (such forgiven amount, the “PPP Forgiven Amount”), then the Seller Parties shall immediately notify the Purchaser in writing of such event.

(b)If the Outstanding PPP Loan has not been forgiven prior to Closing, the Seller Parties agree that the Seller Parties shall, or shall cause Alliant Asset Management to, enter into a customary PPP Escrow Agreement, in such form and substance reasonably acceptable to the Purchaser, with the PPP Lender for the PPP Escrow Amount.

(c)On or after Closing:

(i)At such time(s), if any, as Purchaser, Alliant Asset Management or a Seller Party receives written evidence of the denial of forgiveness under the CARES Act by the PPP Lender or the Small Business Administration of any or all of the Outstanding PPP Loan Amount, then Purchaser, Alliant Asset Management and/or the Seller Parties shall cause the PPP Denied Amount to be disbursed from the PPP Escrow Account to the PPP Lender on such terms as required by the PPP Lender.

(ii)At such time(s), if any, as Purchaser, Alliant Asset Management or a Seller Party receives written evidence of forgiveness under the CARES Act by the PPP Lender or the Small Business Administration of any or all of the PPP Loan Amount, then Purchaser, Alliant Asset Management and/or the Seller Parties shall cause the PPP Forgiven Amount to be disbursed from the PPP Escrow Account to the Seller Parties, in accordance with the wire instructions provided in a written instruction by the Seller Parties to Purchaser, provided and none of Purchaser nor its Affiliates shall have any liability to the Seller Parties or their respective Affiliates with respect to the payments made in accordance with such instructions.

(iii) Purchaser shall use commercially reasonable efforts to cooperate with the Seller Parties (if and to the extent reasonably and specifically requested by the Seller Parties, and subject to the reasonable discretion of Purchaser, acting in good faith) in order to obtain forgiveness under the CARES Act with respect to the Outstanding PPP Loan at the Seller Parties’ sole cost and expense, it being agreed that under no circumstances shall

Purchaser be required to incur any out of pocket costs, expenses or liabilities with respect to this Section 6.22, and any such amount incurred shall be repaid by the Seller Parties to Purchaser, and notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to collect such repayment by set-off against any amounts payable to the Seller Parties under Section 2.3(f), Section 2.5(g) or from the Indemnity Escrow Account.

(d)Each of the Parties agrees to make commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things reasonably required and appropriate, and execute and deliver such documents and other papers (such as written instructions to the PPP Lender as escrow agent for the PPP Escrow Account), as may be reasonably required or appropriate to carry out the provisions of this Section 6.22.

ARTICLE 7

CONDITIONS PRECEDENT TO THE CLOSING

7.1Mutual Conditions Precedent to Obligations of the Parties.  The mutual obligations of Parent and Purchaser, on the one hand, and the Seller Parties and the Acquired Companies, on the other hand, under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions:

(a)No Legal Obstruction.  No suit, action or proceeding by any Governmental Authority with respect to the transactions contemplated hereby shall be pending or threatened in writing and no order shall have been entered in any such suit, action or proceeding or in any suit, action or preceding by a third party with respect to the transactions contemplated hereby, in each case, that would have the effect of (i) making any of the transactions contemplated by this Agreement or the Transaction Documents illegal, (ii) otherwise preventing the consummation of such transactions or (iii) imposing limitations on such transactions and/or the ability of any Party to perform its obligations hereunder or under any Transaction Document.

(b)HSR Act.  Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement and any agreement with any Governmental Authority not to close the transactions contemplated by this Agreement shall have expired or shall have been terminated.

(c)Third Party Consents.  The Seller Parties shall have obtained the Consents listed in Schedule C.

(d)Resolution.  The Acquired Companies and the applicable Seller Parties shall have resolved the matters set forth on Section 7.1(d) of the Company Disclosure Letter to Purchaser’s satisfaction, in its reasonable discretion.

7.2Conditions Precedent to Obligations of Parent and Purchaser.  The obligations of Parent and Purchaser under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in whole or in part in writing in the sole discretion of Purchaser:

(a)Performance.  The Seller Parties and the Acquired Companies shall have complied with and performed all of their respective obligations, covenants and agreements under this Agreement or any Transaction Document to be complied with or performed thereby in whole or in part prior to the Closing in all material respects.

(b)Representations and Warranties.  The representations and warranties of the Seller Parties and the representations and warranties of the Acquired Companies contained in this Agreement (other than the representations and warranties contained in Section 4.3(a)), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except that the accuracy of representations and warranties that expressly speak only as of a specified date will be determined as of such date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Acquired Companies or have a material adverse effect on the Seller Parties’ or the Acquired Companies’ ability to perform its obligations under this Agreement.  The representations and warranties contained in Section 4.3(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date.

(c)No Material Adverse Effect.  No Material Adverse Effect on the Acquired Companies, taken as a whole, shall have occurred since the date of this Agreement and be continuing on the Closing Date.

(d)Closing Deliveries.  Purchaser shall have received correct and complete copies of all documents and other items to be delivered thereto under Section 3.2 of this Agreement.

(e)Consents and Approvals.  All approvals, authorizations and actions of, filings with and notices to any Governmental Authority (whether or not scheduled and including any Governmental Approvals) necessary to permit the Seller Parties and the Acquired Companies to perform their respective obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby, other than those Consents set forth on Schedule C, shall have been duly obtained, made or given, in form and substance reasonably satisfactory to Purchaser except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Acquired Companies or have a material adverse effect on the Seller Parties or the Acquired Companies’ ability to perform its obligations under this Agreement.

(f)Excluded Entities.  Each Excluded Entity shall be dissolved or, in the alternative, the equity interests of each Excluded Entity shall have been distributed to a Seller Party, with no liability to the Acquired Companies.

(g)Termination of Plans.  The Acquired Companies shall have (i) terminated any Acquired Company 401(k) plans effective as of the Business Day preceding the Closing Date; (ii) terminated all other Employee Benefit Plans so requested in writing by Purchaser more than ten (10) days prior to the Closing Date, effective as of the Closing Date, and (iii) in each case, provided timely notice of the termination to the relevant service providers or insurance carriers.

7.3Conditions Precedent to Obligations of the Seller Parties and the Acquired Companies.  The obligations of the Seller Parties and the Acquired Companies under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in whole or in part in writing in the sole discretion of the Seller Parties and the Acquired Companies:

(a)Performance.  Parent and Purchaser shall have complied with and performed all of its obligations, covenants and agreements under this Agreement or any Transaction Document to be complied with or performed thereby in whole or in part prior to the Closing in all material respects.

(b)Representations and Warranties.  The representations and warranties of Parent and Purchaser contained in this Agreement (other than the representations and warranties set forth in Section 5.2), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except that the accuracy of representations and warranties that expressly speak only as of a specified date will be determined as of such date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or have a material adverse effect on each of Parent’s and Purchaser’s ability to perform its obligations under this Agreement.   The representations and warranties set forth in Section 5.2 shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date.

(c)No Material Adverse Effect.  No Material Adverse Effect on Parent and Purchaser, taken as a whole, shall have occurred since the date of this Agreement and be continuing on the Closing Date.

(d)Closing Deliveries.  The Seller Parties shall have received correct and complete copies of all documents and other items to be delivered thereto under Section 3.3 of this Agreement.

(e)Consents and Approvals.  All approvals, authorizations and actions of, filings with and notices to any Governmental Authority (whether or not scheduled and including any Governmental Approvals) necessary to permit Parent and Purchaser to perform its obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby, other than those Consents set forth on Schedule C, shall have been duly obtained, made or given, in form and substance reasonably satisfactory to the Seller Parties, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or have a material adverse effect on Parent’s or Purchaser’s ability to perform its obligations under this Agreement.

(f)Stock Consideration.  The Stock Consideration will be fully paid and validly issued and Parent’s counsel shall have delivered an opinion, in form and substance reasonably acceptable to the Seller Parties and customary for transactions of this nature, with respect to the issuance of the Stock Consideration.  The Parent Common Stock shall be publicly listed on the NYSE effective as of the Closing Date and there shall have been no suspension of trading of Parent Common Stock between the date of this Agreement and the Closing Date.

ARTICLE 8

TERMINATION

8.1Termination.

(a)Termination of Agreement.  This Agreement may be terminated and abandoned at any time prior to the consummation of the Closing under the following circumstances:

(i)upon the written consent of Purchaser and the Seller Parties;

(ii)by Purchaser, if any of the conditions set forth in Sections 7.1 and 7.2 shall not be fully satisfied, or if the Closing shall not have occurred, on or before the Outside Date (unless such failure results primarily from Purchaser breaching any representation, warranty, covenant or agreement contained in this Agreement);

(iii)by Purchaser, if a Seller Party or Acquired Company shall have breached any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice thereof by Purchaser to the Seller Parties and/or the Acquired Companies, as applicable, and which breach would give rise to the failure of a condition set forth in Sections 7.1 or 7.2;

(iv)by Purchaser, for any reason other than pursuant Section 8.1(a)(ii) or Section 8.1(a)(iii), provided that the Purchaser Termination Fee set forth in Section 8.1(b) is paid by Purchaser in advance of such termination in accordance with Section 8.1(b);

(v)by the Seller Parties, if any of the conditions set forth in Sections 7.1 and 7.3 shall not be fully satisfied, or if the Closing shall not have occurred, on or before the Outside Date (unless such failure results primarily from a Seller Party or Acquired Company breaching any representation, warranty, covenant or agreement contained in this Agreement);

(vi)by the Seller Parties, if Purchaser shall have breached any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice thereof by the Seller Parties to Purchaser, and which breach would give rise to the failure of a condition set forth in Sections 7.1 or 7.3; or

(vii)by the Seller Parties or Purchaser, if any Law or Governmental Authority prohibits the consummation of the purchase of the Transferred Equity contemplated hereby or if any order of a Governmental Authority restrains, enjoins or otherwise prohibits consummation of the purchase of the Transferred Equity contemplated hereby, and such order has become final and non-appealable.

(b)Purchaser Termination Fee.

(i)In the event that the Agreement is terminated by Purchaser pursuant to Section 8.1(a)(iv), then Purchaser shall pay to Seller Parties a fee of $20,000,000 (the “Purchaser Termination Fee”) no later than immediately before the effective date of such termination by wire transfer of immediately available funds to an account specified by Seller Parties in writing to Purchaser.  In the event that the Purchaser Termination Fee becomes payable and is paid by the Purchaser pursuant to this Section 8.1(b)(i), the Purchaser Termination Fee shall be the sole and exclusive remedy of Seller Parties and their Affiliates with respect to such termination, including any Losses arising out of or related to the breach or breaches giving rise to such termination or Purchaser’s such termination and failure to consummate the Transactions.  In no event shall any Seller Party seek any (x) equitable relief or equitable remedies of any kind whatsoever or (y) money damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, other than damages in an amount not in excess of the Purchaser Termination Fee, arising out of or related to the breach or breaches giving rise to any such termination or Purchaser’s such termination and failure to consummate the Transactions.  Notwithstanding the foregoing, in no event shall any Purchaser Termination Fee be due to any Seller Party in the event of a Purchaser termination pursuant to Section 8.1(a)(iv) that resulted from a Seller Party’s material breach of its obligations under Section 6.15; any such termination by Purchaser shall be treated as a termination by Purchaser pursuant to Section 8.1(a)(iii).

(ii)The Seller Parties understand and agree that in no event shall the Purchaser be required to pay the Purchaser Termination Fee on more than one occasion.  The Seller Parties agree that (x) the Purchaser Termination Fee constitutes compensation and is not a penalty, (y) the liabilities and damages that may be incurred or suffered by the Seller Parties in circumstances where the Purchaser Termination Fee is payable to the Seller Parties are impossible or very difficult to accurately estimate, and (z) the Purchaser Termination Fee is a reasonable estimate of the anticipated or actual harm that might be suffered by the Seller Parties in the circumstances where the Purchaser Termination Fee is payable to the Seller Parties.

(c)Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1(a), this Agreement shall forthwith become void and there shall be no liability on the part of any Party or its Affiliates or their respective equityholders, partners, directors, managers and officers under this Agreement, other than this Section 8.1(c), Section 6.2, and Article 10, which shall survive any such termination, except that nothing herein shall relieve any Party from liability arising from or resulting from any intentional breach of this Agreement by such Party prior to such termination (which shall include a breach of such Party’s obligation to consummate the transactions contemplated by this Agreement in the event that all conditions in Article 7 to such Party’s obligations have been satisfied) or Fraud by such Party.

ARTICLE 9

INDEMNIFICATION

9.1Indemnification of Purchaser.

(a)After the Closing, the Seller Parties shall jointly and severally indemnify each of Parent, Purchaser and their Affiliates (including the Acquired Companies), and their respective directors, members, officers, equity holders, partners, employees, agents, subsidiaries, representatives and successors and assigns (collectively, the “Purchaser Indemnified Parties”), and save and hold each of the Purchaser Indemnified Parties harmless from and against and pay or reimburse the Purchaser Indemnified Parties as and when incurred for:

(i)any and all Losses which any Purchaser Indemnified Party may suffer, sustain or become subject to, to the extent resulting from or arising out of any inaccuracy in or breach of any representation or warranty of the Seller Parties or the Acquired Companies contained in this Agreement as of the date hereof or as of the Closing Date;

(ii)any and all Losses which any Purchaser Indemnified Party may suffer, sustain or become subject to, to the extent resulting from or arising out of, any nonfulfillment or breach of any covenant or agreement on the part of the Acquired Companies prior to the Closing or on the part of the Seller Parties;

(iii)any and all Losses resulting from or arising out of any (A) Taxes of or with respect to the Acquired Companies for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (as allocated, in the case of a Straddle Period, pursuant to Section 6.7(d) hereof) (“Pre-Closing Tax Period”), (B) Taxes of the Seller Parties with respect to any taxable period attributable to an Acquired Company, (C) Taxes imposed on or with respect to an Acquired Company under Section 965 of the Code, (D) Taxes arising or resulting from the breach of any covenants or agreements of the Seller Parties or, for covenants or agreements arising in, attributable or relating to a Pre-Closing Tax Period, Acquired Companies under this Agreement, (E) Transfer Taxes for which the Seller Parties are responsible pursuant to Section 6.7(d), (F) Taxes of any member of an affiliated, consolidated, combined or unitary group for which an Acquired Company (or any predecessor thereof) is or was liable as a result of being a member of such affiliated, consolidated, combined or unitary group on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar U.S. state, local, or non-U.S. Law, and (G) Taxes of any Person imposed on an Acquired Company under any Tax Sharing Agreement, as a transferee or successor, by contract, agreement or arrangement or otherwise, which Taxes relate to an event or transaction occurring before the Closing, (collectively, “Covered Taxes”); provided, however, that Covered Taxes shall not include any amounts that have already been taken into account in final determination of Closing Indebtedness or Closing Net Working Capital;

(iv)any Closing Indebtedness and Transaction Costs that were not taken into account in the calculation of Cash Consideration pursuant to Section 2.2; and

(v)those items set forth on Section 9.1(a)(v) of the Company Disclosure Letter.

(b)The representations and warranties of the Seller Parties and the Acquired Companies contained in this Agreement and in any certificate delivered pursuant to Section 3.2 of this Agreement shall survive the Closing and continue in full force and effect (i) in the case of the representations and warranties set forth in Section 4.1(a), Section 4.1(b), Section 4.1(c), Section 4.1(d)(i), Section 4.2, Section 4.3, Section 4.4(a), Section 4.4(b), Section 4.4(c), Section 4.4(d)(i) and Section 4.21, until the date that is forty-eight (48) months following the Closing Date; (ii) in the case of the representations and warranties set forth in Section 4.8 until sixty (60) days following the expiration of the applicable statute of limitations (including any extension thereof) with respect to the subject matter of such representations and warranties; and (iii) in the case of all other representations and warranties, until the date that is twelve (12) months following the Closing Date.  The representations and warranties identified in clauses (i) and (ii) of the immediately preceding sentence are referred to herein as the “Seller Fundamental Representations.”  Notwithstanding anything herein to the contrary, if written notice of any claim for indemnification hereunder has been delivered in accordance herewith prior to the expiration of the representation or warranty upon which such claim is based, the relevant representations and warranties shall not expire but solely as to such claim, and such claim may be pursued until the final resolution of such claim in accordance with the provisions of this Article 9.

(c)The indemnification provided for in Section 9.1(a) is subject to the following limitations:

(i)Any Losses claimed by a Purchaser Indemnified Party under Section 9.1(a)(i) (other than Losses in connection with, resulting from or arising out of directly or indirectly, any inaccuracy in or breach of a Seller Fundamental Representation or Fraud with respect to the Seller Parties’ or the Acquired Companies’ representations and warranties set forth in this Agreement) shall (A) first, be applied against the Deductible (and therefore not recoverable from the Seller Parties) until the aggregate amount of Losses exceeds the Deductible, (B) second, be recoverable from the Indemnity Escrow Account up to an amount equal to Indemnity Escrow Amount, (C) be recoverable through the set-off provided in Section 9.1(d), and (D) thereafter, be solely and exclusively recoverable from the Seller Parties, jointly and severally, in each case up to an aggregate maximum amount equal to $30,000,000.

(ii)Any Losses claimed by a Purchaser Indemnified Party under Section 9.1(a)(i) resulting from or arising out of directly or indirectly, any inaccuracy in or breach of a Seller Fundamental Representation or Losses under Sections 9.1(a)(ii), 9.1(a)(iii), 9.1(a)(iv) or 9.1(a)(v) shall (A) first, be recoverable from the Indemnity Escrow Account up to an amount equal to the Indemnity Escrow Account, (B) second, be recoverable through the set-off provided in Section 9.1(e), and (C) thereafter, be solely and exclusively recoverable from the Seller Parties, jointly and severally, in each case up to an aggregate maximum amount equal to $275,000,000, provided that Losses under Section 9.1(a)(iii)

are recoverable from the Seller Parties, jointly and severally, up to an aggregate maximum amount equal to the Consideration (including any Earnout Payments).

(d)In the event the Seller Parties are obligated to indemnify any Purchaser Indemnified Party for any Losses pursuant to this Article 9 in excess of the Indemnity Escrow Amount, then subject to applicable Law, the Purchaser in its sole discretion can require the Seller Parties to satisfy all or part of the obligation to pay such Losses to such Purchaser Indemnified Party by forfeiting and canceling the number of shares of Parent Common Stock having an Indemnity Share Value equal to the amount of such Losses (the “Indemnity Share Sale Proceeds”).

(e)In the event the Seller Parties are obligated to indemnify any Purchaser Indemnified Party for any Losses in excess of the Indemnity Escrow Amount, Purchaser shall have the set-off rights set forth in Section 2.5(g) and Purchaser may set-off any amounts due to it on account of such indemnification against amounts it owes to the Seller Parties with respect to the Earnout Payments.   Except as provided below in this Section 9.1(e), no set-off may take place until such time as a Claim has been properly and timely made and such Claim for indemnification has been agreed upon or been determined to be in favor of the Purchaser Indemnified Parties as set forth in this Agreement.  Notwithstanding the foregoing, to the extent Purchaser has properly and timely asserted a claim for indemnification pursuant to this Article 9 that has not yet been resolved (each, a “Pending Indemnification Claim”) but that was asserted prior to the date on which an Earnout Payment is deemed to be due and payable pursuant to the terms of this Agreement, the amount of Losses that is the subject of any such Pending Indemnification Claim, as reasonably determined by Purchaser acting in good faith, shall be held back from any such Earnout Payment that may be payable by Purchaser pursuant to the terms of this Agreement until such Pending Indemnification Claim has been agreed upon or otherwise resolved pursuant to the terms and conditions of this Agreement, following which time the applicable portion of the amount held back, if any, shall be distributed to the Seller Parties if, and only to the extent that, such Pending Indemnification Claim was resolved in favor of the Seller Parties.

(f)Any claim under the Indemnity Escrow Agreement shall not constitute an election of remedies or limit any Purchaser Indemnified Party in any manner in the enforcement of any other remedies that might be available to it under this Article 9.

(g)Notwithstanding anything herein to the contrary, no Seller Party shall be liable to any Purchaser Indemnified Party for Losses and indemnification obligations pursuant to this Article 9 to the extent that any Purchaser Indemnified Party shall have otherwise been compensated for such matter pursuant to, or the Loss was taken into account under, any other provision of this Agreement, so as to avoid duplication or “double counting” of the same Loss.

9.2Indemnification of the Seller Parties.

(a)After the Closing, Purchaser shall indemnify each Seller Party and such Seller Party’s Affiliates and their respective directors, members, officers, equity holders, partners, employees, agents, subsidiaries, Representatives and successors and assigns (collectively, the “Seller Indemnified Parties,” and together with the Purchaser Indemnified Parties, the

“Indemnified Parties”), and save and hold each of the Seller Indemnified Parties harmless from and against and pay or reimburse the Seller Indemnified Parties as and when incurred for:

(i)any and all Losses which any Seller Indemnified Party may suffer, sustain or become subject to, to the extent resulting from or arising out of any inaccuracy in or breach of any representation or warranty of Parent or Purchaser contained in this Agreement as of the date hereof or as of the Closing Date;

(ii)any and all Losses which any Seller Indemnified Party may suffer, sustain or become subject to, to the extent resulting from or arising out of any nonfulfillment or breach of any covenant or agreement on the part of the Acquired Companies after the Closing or on the part of Parent or Purchaser.

(b)The representations and warranties of Parent and Purchaser contained in this Agreement and in any certificate delivered pursuant to Section 3.3 of this Agreement shall survive the Closing and continue in full force and effect (i) in the case of the representations and warranties set forth in Section 5.1(a), Section 5.2, Section 5.3(b)(i), Section 5.4, and Section 5.13, until the date that is forty-eight (48) months following the Closing Date; and (ii) in the case of all other representations and warranties, until the date that is twelve (12) months following the Closing Date.  The representations and warranties identified in clause (i) of the immediately preceding sentence are referred to herein as the “Purchaser Fundamental Representations.”  Notwithstanding anything herein to the contrary, if written notice of any claim for indemnification hereunder has been delivered in accordance herewith prior to the expiration of the representation or warranty upon which such claim is based, the relevant representations and warranties shall not expire but solely as to such claim, and such claim may be pursued until the final resolution of such claim in accordance with the provisions of this Article 9.

(c)Purchaser shall not be liable to Seller Indemnified Parties under Section 9.2(a)(i) and unless and until the Losses incurred by all Seller Indemnified Parties pursuant thereto exceed, in the aggregate, the Deductible, in which case Purchaser shall be liable, subject to Section 9.2(d), Section 9.2(e) and Section 9.2(f), to the applicable Seller Indemnified Party for the full amount of the Losses in excess of the Deductible.

(d)The aggregate amount required to be paid by Purchaser for claims for indemnification made under Section 9.2(a)(i) shall not exceed $90,000,000.

(e)Notwithstanding anything to the contrary contained herein, (i) Section 9.2(c) and Section 9.2(d) shall not apply to Losses in connection with, resulting from or arising out of directly or indirectly, any inaccuracy in or breach of a Purchaser Fundamental Representation or Fraud with respect to Parent’s or Purchaser’s representations and warranties set forth in this Agreement, and (ii) no indemnification payment made by the Seller Parties with respect to any matter described in Section 9.2(e)(i) shall be included in calculating whether the cap in Section 9.2(d) has been met.

(f)Notwithstanding anything to the contrary contained in this Agreement, in no event shall Purchaser be required to pay any amounts in satisfaction of claims for indemnification under the provisions of this Agreement in excess of an amount equal to the Consideration actually received by the Seller Parties in the aggregate.

9.3Fraud.  Nothing herein shall limit or restrain (whether a temporal limitation, a dollar limitation or otherwise) the ability of an Indemnified Party to seek remedies against any Indemnifying Party for Fraud.

9.4Indemnification Procedure.

(a)No Indemnified Party may seek indemnification under this Article 9, unless such Indemnified Party shall have first delivered written notice to the Seller Parties or Purchaser, as the case may be (for purposes of this Article 9, the “Indemnifying Party”) of the facts and circumstances (set forth in reasonable detail) giving rise to the claim within the applicable survival period for such claim as set forth in Section 9.1 or Section 9.2, as applicable.

(b)If any Claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article 9 (a “Third-Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim in writing, specifying the basis of such Third-Party Claim and the facts pertaining thereto; provided that the failure to provide such notice shall not affect an Indemnifying Party’s obligations under this Article 9 except and only to the extent that an Indemnifying Party is materially prejudiced by such failure.

(c)The Indemnifying Party shall have the right, in its discretion and at its expense, to participate in and control the defense or settlement of such Third-Party Claim using legal counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party may control the defense or settlement of such Third-Party Claim only if (i) the claim does not seek an injunction or other equitable relief; (ii) the Indemnifying Party admits that such Third-Party Claim is indemnifiable pursuant to this Article 9 and that the Indemnifying Party will pay any Losses arising therefrom (subject to the limitations in this Article 9) (iii) the claim does not involve criminal allegations, a Governmental Authority, or any material supplier, customer or other partner to the Business; (iv) such Indemnifying Party assumes the defense of such Third-Party Claim within thirty (30) days of receipt by the Indemnifying Party of notice of such Third-Party Claim and a reasonable description of such Third-Party Claim; and (v) such Indemnifying Party conducts the defense of the Third-Party Claim diligently. If the Indemnifying Party assumes the defense of such Third-Party Claim, (A) the Indemnified Party shall be entitled, at its own cost and expense, to participate in the defense of such Third-Party Claim and to employ separate counsel of its choice for such purpose and (B) the Indemnifying Party shall keep the Indemnified Party reasonably apprised of all developments, including settlement offers, with respect to the Third-Party Claim.  If the Indemnifying Party is permitted to assume and control the defense of a Third-Party Claim and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (A) the Indemnifying Party has specifically agreed in writing otherwise, (B) the Indemnified Party has been advised by outside counsel that a reasonable likelihood exists of a material conflict of interest between the

Indemnifying Party and the Indemnified Party, or (C) the Indemnifying Party has failed to assume the defense and employ counsel; in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party.

(d)The Indemnifying Party may not enter into a settlement or consent to any judgment of any Third-Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned) unless (i) such settlement or judgment involves monetary damages only, all of which will be paid (subject to the limitations of this Article 9) by the Indemnifying Party and there is no admission of fault or culpability on behalf of any Indemnified Party, and (ii) a term of the settlement or judgment is that the Person or Persons asserting such Third-Party Claim unconditionally and irrevocably release all Indemnified Parties from all liability with respect to such Third-Party Claim.

(e)If any condition in Section 9.4(b) or Section 9.4(c) is or becomes unsatisfied, (i) the Indemnified Party may defend against the Third-Party Claim in any manner it may deem appropriate; provided that the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to any Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed, (ii) to the extent the Indemnifying Party is liable for such Losses under this Article 9, the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third-Party Claim, including reasonable fees and expenses of counsel engaged by the Indemnified Party, and (iii) to the extent the Indemnifying Party is liable for such Losses under this Article 9, the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer, sustain or become subject to, as result of, arising out of, relating to or in connection with the Third-Party Claim to the fullest extent provided in this Article 9. This Section 9.4 shall not apply to Taxes which shall be governed by Section 6.7(c).

(f)Any claim by an Indemnified Party for indemnification other than indemnification against a Third-Party Claim will be asserted by giving the Indemnifying Party written notice thereof, and the Indemnifying Party will have a period of sixty (60) calendar days within which to respond to such claims.  If the Indemnifying Party does not so respond within such sixty (60) calendar day period, the Indemnifying Party will be deemed to have accepted such claim.

9.5Materiality Qualifiers.  All qualifications contained in the representations and warranties contained in this Agreement that are based on materiality (including all usages of “material,” “Material Adverse Effect” or similar qualifiers) will be disregarded for purposes of determining whether there is an inaccuracy or breach and for purposes of calculating of the amount of Losses incurred by an Indemnified Party under this Article 9; provided, however that this Section 9.5 shall not apply to the use of the term “Material Adverse Effect” in Section 4.7 or as used in any defined term.

9.6Investigation.  An Indemnified Party shall not be entitled to indemnification, payment of Losses or other remedies under Section 9.1(a)(i), Section 9.1(a)(ii), Section 9.2(a)(i) or Section 9.2(a)(ii) based on any inaccuracy or breach of any representation, warranty, covenant or obligation of another Party contained in or made pursuant to this Agreement to the extent such

Indemnified Party had actual knowledge of such inaccuracy or breach prior to the execution and delivery of this Agreement. For purposes of this Section 9.6, “actual knowledge” shall be limited to Knowledge of the Company or the Parent’s Knowledge, as the context requires.

9.7No Right of Contribution.  Effective upon the Closing, the Seller Parties waive, and acknowledge and agree that they shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against an Acquired Company in connection with any actual or alleged breach of any representation, warranty, covenant or obligation of an Acquired Company or a Seller Party set forth in this Agreement.

9.8Payment.

(a)Each Indemnified Party agrees to take all commercially reasonable actions to mitigate all Losses and to timely make and diligently pursue any claims for insurance with respect to Losses for which it will seek indemnification hereunder.  Any indemnification obligation under this Agreement for any Losses shall be reduced by the amount of any insurance proceeds or any indemnity, contribution or other similar payment actually received by the Indemnified Party from any third party with respect thereto, reduced by the amount of any reasonable expenses and increase in applicable premiums/retro-premiums related to the recovery of such proceeds.  In the event that any insurance or other recovery is actually recognized or received by any Indemnified Party with respect to any indemnification obligation for which any such Indemnified Party has been indemnified under this Agreement, then a refund equal to the aggregate amount of the recovery (up to the aggregate amount previously paid by the Indemnifying Party in respect of such indemnification obligation) shall be made promptly to the Indemnifying Party, net of any expenses and increase in applicable premiums/retro-premiums related to the recovery of such proceeds.

(b)Payments of all amounts owing by an Indemnifying Party under this Article 9 shall be made within five (5) Business Days upon a final settlement among the Indemnifying Party and the Indemnified Parties or upon a final adjudication determined by a court of competent jurisdiction that an indemnification obligation is owed by the Indemnifying Party to the Indemnified Party under this Article 9.

9.9Adjustment to Consideration.  Any indemnification received under this Article 9 shall be treated by Purchaser and the Seller Parties and their respective Affiliates, to the extent permitted by applicable Law, as an adjustment to the consideration received by the Seller Parties.

9.10Exclusive Remedy.  Other than the rights of the Parties to seek specific performance, injunctive or other equitable relief, or in the case of Fraud with respect to the Parties’ respective representations and warranties set forth in this Agreement, the provisions of this Agreement set forth the exclusive rights and remedies of the Parties to seek or obtain damages or any other remedy or relief from any Party with respect to matters arising under this Agreement after the Closing.

ARTICLE 10

MISCELLANEOUS

10.1Successors and Assigns; Assignment.  This Agreement, the other Transaction Documents and any other agreement, document or instrument executed and delivered in connection herewith shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign its rights under this Agreement except with the prior written consent of the other Parties, which consent may be given or withheld in such Parties’ sole discretion; provided, however, that (i) Parent or Purchaser may, without the prior consent of the other Parties, (x) assign all or any portion of its rights under this Agreement to any Affiliate and (y) assign its rights and remedies hereunder as collateral security to any bank or financial institution that has loaned funds or otherwise extended credit to it or any of its Affiliates and (ii) the Seller Parties may, without the prior consent of the other Parties, assign all or a portion of its rights to the Earnout Payments to an Affiliate controlled by Seller; provided that, in each case, no such assignment shall relieve the assignor of its liabilities and obligations hereunder.

10.2Notices.  Any notice to be given by any Party to this Agreement shall be given in writing and may be effected by personal delivery, overnight courier or e-mail (provided receipt of such email is evidenced by a reply email, excluding automated return receipts), addressed as follows (or by another means approved in writing by a Party pursuant to a notice given in accordance with this Section 10.2):

If to Parent or Purchaser:

Until January 1, 2022:	Walker & Dunlop, Inc.
7501 Wisconsin Avenue, Suite 1200E
Bethesda, Maryland 20814
	Attention:	General Counsel
	E-mail:	RLucas@walkerdunlop.com

From and after January 1, 2022:	Walker & Dunlop, Inc.
7272 Wisconsin Avenue, Suite 1300
Bethesda, Maryland 20814
	Attention:	General Counsel
	E-mail:	RLucas@walkerdunlop.com

with a copy to (which shall not constitute notice):	Arnold & Porter Kaye Scholer LLP
601 Massachusetts Ave., NW
Washington, DC 20001
	Attention:	Kevin Lavin, Esq.
	E-mail:	Kevin.Lavin@arnoldporter.com

If to the Acquired Companies
(prior to the Closing):	Attention:	Shawn Horwitz
21600 Oxnard Street
Suite 1200
Woodland Hills, CA 91367

	E-mail:	shawn.horwitz@alliantcapital.com

with a copy to (which shall not constitute notice):	DLA Piper LLP (US)
444 W. Lake Street, Suite 900
Chicago, IL 60606
	Attention:	Robert C. Davis, P.C.
	E-mail:	robert.davis@us.dlapiper.com

If to the Acquired Companies (after the Closing):

Until January 1, 2022:	WDAAC, LLC
c/o Walker & Dunlop, Inc.
7501 Wisconsin Avenue, Suite 1200E
Bethesda, Maryland 20814
	Attention:	General Counsel
	E-mail:	RLucas@walkerdunlop.com

From and after January 1, 2022:	WDAAC, LLC
c/o Walker & Dunlop, Inc.
7272 Wisconsin Avenue, Suite 1300
Bethesda, Maryland 20814
	Attention:	General Counsel
	E-mail:	RLucas@walkerdunlop.com

with a copy to (which shall not constitute notice):	Arnold & Porter Kaye Scholer LLP
601 Massachusetts Ave., NW
Washington, DC 20001
	Attention:	Kevin Lavin, Esq.
	E-mail:	Kevin.Lavin@arnoldporter.com

If to the Seller Parties:	Attention:	Shawn Horwitz
21600 Oxnard Street
Suite 1200
Woodland Hills, CA 91367
	E-mail:	shawn.horwitz@alliantcapital.com:

with a copy to (which shall not constitute notice):	DLA Piper LLP (US)
444 W. Lake Street, Suite 900
Chicago, IL 60606
	Attention:	Robert C. Davis, P.C.
	E-mail:	robert.davis@us.dlapiper.com

The date of service for any notice sent in compliance with the requirements of this Section 10.2 shall be (i) the date such notice is personally delivered or (ii) the next succeeding Business Day after the date of delivery to the overnight courier if sent by overnight courier or (iii) the next succeeding Business Day after transmission by e-mail (if electronic confirmation of such transmission is received, excluding automated return receipts).

10.3Modification.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment by each Party hereto, or in the case of a waiver by the Party against whom the waiver is to be effective.

10.4Time is of the Essence.  Time is of the essence with regard to this Agreement.

10.5Exhibits and Schedules.  The Company Disclosure Letter, Parent Disclosure Letter, schedules and exhibits attached shall be deemed to be an integral part hereof.

10.6Entire Agreement.  This Agreement, including the Company Disclosure Letter, Parent Disclosure Letter, exhibits and schedules attached hereto and all other Transaction Documents, contains the entire agreement among the Parties pertaining to the transactions contemplated hereby, and fully supersedes all prior agreements and understandings, if any, among the Parties pertaining to such transactions; provided that the Confidentiality Agreement, dated as of November 9, 2020, by and between Purchaser the Alliant Company shall remain in full force and effect until the Closing.

10.7Severability.  If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

10.8Rules of Construction.  Interpretation of this Agreement and the other Transaction Documents (except as specifically provided in any such agreement, in which case such specified rules of construction shall govern with respect to such agreement) shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms article, section, paragraph, exhibit and schedule are references to the articles, sections, paragraphs, exhibits and schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) provisions shall apply, when appropriate, to successive events and transactions; (g) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of the applicable agreement; (h) a reference to any Person includes such Person’s successors and permitted assigns; (i) any reference to “days” means calendar days unless Business Days are expressly specified; (j) this Agreement and the other Transaction Documents shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (k) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP and (l) the phrase “made available” or any similar phrase refers to the documentation and other information made available to the Purchaser in either the Acquired

Companies’ iManage share for Easter Users or the data room hosted by Beekman Advisors on or prior to 5:00 p.m. Pacific Time on the Business Day prior to the date of the Agreement.

10.9Binding Effect.  This Agreement shall not be binding upon any Party unless and until all Parties have executed this Agreement.

10.10Choice of Law.  As part of the consideration and mutual promises being exchanged and given in connection with this Agreement, the Parties agree that all claims, controversies and disputes of any kind or nature arising under or relating in any way to the enforcement or interpretation of this Agreement or to the Parties’ dealings, rights or obligations in connection herewith, including disputes relating to the negotiations for, inducements to enter into, or execution of, this Agreement, and disputes concerning the interpretation, enforceability, performance, breach, termination or validity of all or any portion of this Agreement shall be governed by the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.11Consent to Jurisdiction.  Each of the Parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery for the purposes of any Litigation arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such Litigation relating to this Agreement shall be brought by it or any of its Affiliates except in such courts).  Each of the Parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 10.2 shall be effective service of process for any Litigation in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.  Each of the Parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the Delaware Court of Chancery, or that any such Litigation brought in any such court has been brought in an inconvenient forum.

10.12WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.12.

10.13Survival of Covenants.  The covenants of the Parties to be performed subsequent to Closing shall survive Closing for the periods stated therein or, if no period is stated, until they have been fully performed.

10.14No Third Party Beneficiaries.  This Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except as otherwise expressly provided in Section 6.19 and Article 9.  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.3 without notice or liability to any other Person.  The representations and warranties in this Agreement represent an allocation among the Parties of risks associated with particular matters, regardless of the knowledge of any of the Parties.  Except as otherwise expressly provided in Article 9, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.15Counterparts.  This Agreement may be executed in one or multiple counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving the existence of terms of this Agreement.

10.16Electronic Execution and Delivery.  A facsimile, PDF or other reproduction of this Agreement may be executed by one or more Parties, and an executed copy of this Agreement may be delivered by one or more Parties by facsimile, e-mail or other electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.  At the request of any Party, all Parties agree to execute an original of this Agreement as well as any facsimile or reproduction thereof.  The Parties hereby agree that neither shall raise the execution of facsimile, PDF or other reproduction of this Agreement, or the fact that any signature or document was transmitted or communicated by facsimile, e-mail or other electronic transmission device, as a defense to the formation of this Agreement.

10.17Specific Performance.  The Parties acknowledge that their obligations hereunder are unique and that remedies at law, including monetary damages, will be inadequate in the event any Party should default in or breach the performance of its obligations under this Agreement.  Accordingly, in the event of any such breach, the non-defaulting, non-breaching Parties shall be entitled to equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance to prevent defaults and breaches of this Agreement and to order the defaulting or breaching party to affirmatively carry out its obligations under this Agreement, and such defaulting or breaching Party hereby waives any defense to the effect that a remedy at law would be an adequate remedy for such breach or that an award of specific performance is not an appropriate remedy for any reason of law or equity.  Such equitable relief shall be in addition to any other remedy to which the Parties are entitled to at law or in equity as a remedy for such default, breach or threatened breach.  Each Party hereby waives any requirements for the securing or posting of any bond or other security or showing actual damages in connection with such equitable remedy.  The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any Party, each of which expressly reserve any and all rights and remedies available to it at law or in equity in the event of any breach or default by the other Parties under this Agreement.

10.18Expenses.  Except for those expenses specifically allocated to a Party pursuant to the terms of this Agreement, (a) the Seller Parties hereby agree that all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby on behalf of the Seller Parties and/or the Acquired Companies prior to the Closing shall be paid by the Seller Parties, whether or not the Closing shall have occurred or this Agreement is terminated and (b) Purchaser hereby agrees that all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated by hereby and thereby on behalf of Purchaser shall be paid by Purchaser, whether or not the Closing shall have occurred or this Agreement is terminated.

10.19Adjustments.  Without limiting the other provisions of this Agreement, references to numbers of shares and prices per share of Parent Common Stock contained in this Agreement shall be appropriately adjusted, without duplication, to reflect the effect of any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Parent Common Stock), reorganizations, recapitalizations, reclassifications, stock combinations, exchange of shares or other similar transactions with respect to the number of shares of Parent Common Stock outstanding that occur after the date of this Agreement.

[Signatures follow]

IN WITNESS WHEREOF, the Parties have executed this Purchase Agreement as of the date first above written.

PARENT:

WALKER & DUNLOP, INC.

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	Chairman & Chief Executive Officer

PURCHASER:

WDAAC, LLC

by its sole member, Walker & Dunlop, Inc.

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	Chairman & Chief Executive Officer

[Signature page to Purchase Agreement]

SELLER PARTIES:

ALLIANT, INC.,
a Florida corporation

By:	/s/ Shawn Horwitz
Name:	Shawn Horwitz
Title:	Chief Executive Officer

ALLIANT ADC, INC.,
a California corporation

By:	/s/ Shawn Horwitz
Name:	Shawn Horwitz
Title:	Chief Executive Officer

PALM DRIVE ASSOCIATES, LLC,
a Delaware limited liability company

By:	/s/ Shawn Horwitz
Name:	Shawn Horwitz
Title:	Manager

SHAWN HORWITZ

/s/ Shawn Horwitz

[Signature page to Purchase Agreement]

FIRST TIER ACQUIRED COMPANIES:

THE ALLIANT COMPANY, LLC,
a Florida limited liability company

By:	ALLIANT, INC., a Florida corporation
its manager

By:	/s/ Shawn Horwitz
Name:	Shawn Horwitz,
Chief Executive Officer

ALLIANT CAPITAL, LTD.,
a Florida limited partnership

By:	ALLIANT, INC., a Florida corporation,
its general partner

By:	/s/ Shawn Horwitz
Name:	Shawn Horwitz,
Chief Executive Officer

ALLIANT FUND ASSET HOLDINGS, LLC,
a Delaware limited liability company

By:	ALLIANT, INC., a Florida corporation,
its manager

By:	/s/ Shawn Horwitz
Name:	Shawn Horwitz,
Chief Executive Officer

[Signature page to Purchase Agreement]

ALLIANT ASSET MANAGEMENT COMPANY, LLC,
a California limited liability company

By:		ALLIANT CAPITAL, LTD., a Florida
limited partnership
its member

By:		ALLIANT, INC., a Florida corporation
its general partner

By:		/s/ Shawn Horwitz
Name:		Shawn Horwitz,
Chief Executive Officer

ALLIANT STRATEGIC INVESTMENTS II, LLC,
a Delaware limited liability company

By:		PALM DRIVE ASSOCIATES, LLC,
a Delaware limited liability company
its manager

	By:	ALLIANT, INC., a Florida
corporation
its general partner

	By:	/s/ Shawn Horwitz
	Name:	Shawn Horwitz,
Chief Executive Officer

ADC COMMUNITIES, LLC,
a Florida limited liability company,

By:		ALLIANT II, INC.
a Florida corporation, its manager

By:		/s/ Shawn Horwitz
Name:		Shawn Horwitz,
Chief Executive Officer

[Signature page to Purchase Agreement]

ADC COMMUNITIES II, LLC,
a California limited liability company

By:	ALLIANT ADC, INC., a California
corporation
its manager

By:	/s/ Shawn Horwitz
Name:	Shawn Horwitz,
Chief Executive Officer

AFAH FINANCE, LLC,
a Delaware series limited liability company

By:	/s/ Shawn Horwitz
Name:	Shawn Horwitz, Chief Executive Officer

ALLIANT FUND ACQUISITIONS, LLC,
a Florida limited liability company

By:	/s/ Shawn Horwitz
Name:	Shawn Horwitz, Chief Executive Officer

VISTA RIDGE 1, LLC,
a California limited liability company

By:	/s/ Shawn Horwitz
Name:	Shawn Horwitz, Chief Executive Officer

[Signature page to Purchase Agreement]

SCHEDULE A

Company Net Working Capital

SCHEDULE B

Calculation of Cash Flow – 2019 and 2020 Exhibits

SCHEDULE C

Third Party Consents

SCHEDULE D

Permitted Mortgages and Guarantees